SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
Filed by Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12
GARDNER DENVER, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)	Amount previously paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

March 14, 2007

TO OUR STOCKHOLDERS:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders on Tuesday, May 1, 2007 at 1:30 p.m., at the Quincy Country Club, 2410 State Street, Quincy, Illinois.

The attached Notice and Proxy Statement describe the business of the meeting. After the transaction of formal business, a question and answer period will follow.

We look forward to a significant vote of the Common Stock, either in person or by proxy. We are again offering three convenient ways to vote your proxy. If you are a stockholder of record, you may use the toll-free telephone number on the proxy card to vote your shares or you may vote your shares via the Internet by following the simple instructions on the proxy card. If you prefer to vote your shares by mail, simply complete, date, sign and return your proxy card in the enclosed stamped and addressed envelope. Regardless of your method of voting, you may revoke your proxy and vote in person if you decide to attend the Annual Meeting.

We are again offering you the opportunity to access future stockholder communications (e.g., annual reports, proxy statements, related proxy materials) over the Internet instead of receiving such communications in print. Participation is completely voluntary. If you give your consent, in the future, when our material is available over the Internet, the package you receive containing your proxy voting card will contain the Internet location where the material is available (www.gardnerdenver.com). There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until revoked, which you may do at any time by writing to us or our transfer agent, National City Bank. In addition, you may also request paper copies of any such communications at any time by writing to us or our transfer agent.

Your support is appreciated, and we hope that you will be able to join us at the May 1st meeting.

Cordially,

Ross J. Centanni
Chairman, President and
Chief Executive Officer

GARDNER DENVER, INC.
1800 Gardner Expressway
Quincy, Illinois 62305

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

The 2007 Annual Meeting of Stockholders of Gardner Denver, Inc. (the “Company”) will be held at the Quincy Country Club, 2410 State Street, Quincy, Illinois on Tuesday, May 1, 2007 at 1:30 p.m., for the following purposes:

1. To elect four directors to serve for a three-year term each;

2. To amend and restate the Long-Term Incentive Plan; and

3. To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 2, 2007 are entitled to notice of, and to vote at, the meeting and any adjournments thereof. Stockholders of record may vote their proxy by completing the enclosed proxy card, calling the toll-free number indicated on the proxy card, or accessing the Internet website specified in the instructions included on the proxy card. A stockholder may revoke a proxy at any time before it is voted at the meeting by following the procedures described in the attached Proxy Statement.

FOR THE BOARD OF DIRECTORS

Tracy D. Pagliara
Vice President, Administration,
General Counsel and Secretary

Quincy, Illinois
March 14, 2007

RETURN OF PROXIES REQUESTED

To assure your representation at the meeting, please (1) sign, date and promptly mail the enclosed proxy card, for which a return envelope is provided; (2) call the toll-free number indicated on the enclosed proxy card; or (3) access the Internet website specified in the instructions on the proxy card.

GARDNER DENVER, INC.
1800 Gardner Expressway
Quincy, Illinois 62305

PROXY STATEMENT

GENERAL INFORMATION

The accompanying proxy is solicited by the Board of Directors of Gardner Denver, Inc. (the “Company” or “Gardner Denver”) and will be voted in accordance with the instructions given (either in a signed proxy card or voted through the toll-free telephone or Internet procedures described below) and not revoked. A stockholder may revoke a proxy at any time before it is voted by (1) giving notice to the Company in writing, (2) submitting another proxy that is properly signed and later dated, or (3) voting in person at the meeting. Attendance at the meeting will not in and of itself revoke a proxy.

This Proxy Statement and the enclosed proxy card are first being mailed to stockholders on or about March 21, 2007. The record date for determining the stockholders entitled to vote at the meeting was the close of business on March 2, 2007 (the “Record Date”). On that date, the outstanding voting securities of the Company were 52,841,387 shares of Common Stock, par value $0.01 (“Common Stock”). All share figures and prices referenced in this proxy statement have been adjusted to reflect the 2-for-1 stock split (in the form of a 100% stock dividend) that occurred on June 1, 2006. Each share of Common Stock is entitled to one vote. A majority of the outstanding shares of Common Stock is required to establish a quorum. Abstentions and “broker non-votes” (as described below) will be considered present at the meeting for purposes of determining a quorum with respect to items brought before the meeting.

Brokers holding shares for beneficial owners must vote these shares according to specific instructions received from the owner. If specific instructions are not received, brokers may vote these shares in their discretion on certain routine matters, such as the election of directors. However, the New York Stock Exchange rules preclude brokers from exercising their voting discretion on certain proposals. In these cases, if they have not received specific instructions from the beneficial owner, brokers may not vote on the proposals, resulting in what is known as a “broker non-vote.”

The affirmative vote of a majority of the outstanding shares of Common Stock having voting power present at the meeting, in person or by proxy and voting thereon, is required to elect each of the nominees as a director of the Company (Item 1 on the proxy card). For these purposes, abstentions and “broker non-votes” will not be counted as voting for or against the proposal to which it relates.

The affirmative vote of a majority of the outstanding shares of Common Stock having voting power present at the meeting, in person or by proxy and voting thereon, is required to approve the amended and restated Long-Term Incentive Plan (Item 2 on the proxy card). In addition, pursuant to New York Stock Exchange rules, the total votes cast on each such proposal must equal or exceed 50% of all shares entitled to vote on the proposals. Shares represented by proxies that are marked “abstain” with respect to these matters will be treated as votes and will have the same effect as a vote “against” the matters. Broker non-votes will not be considered as votes cast with respect to these matters and so will have no effect on the outcome, unless they result in a failure to obtain total votes cast of more than 50% of the shares entitled to vote.

The Company is not aware of any matter that will be presented to the meeting for action on the part of the stockholders other than that stated in the notice. If any other matter is properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares to which the proxy relates in accordance with their best judgment.

Stockholders of record may vote using the toll-free number listed on the proxy card or via the Internet or they may complete, sign, date and mail the enclosed proxy card in the postage-paid envelope provided. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities. The procedures allow stockholders to give their voting instructions and confirm that their instructions have been properly recorded. Specific instructions to be followed by any stockholder of record interested in voting by telephone or the Internet are set forth on the enclosed proxy card.

Stockholders may vote by telephone or through the Internet 24 hours a day, 7 days a week. Telephone or Internet votes must be received by 11:59 p.m. Eastern Time on April 30, 2007 for all shares of Common Stock other than shares held in the Gardner Denver, Inc. Retirement Savings Plan (the “Savings Plan”) and the related Gardner Denver, Inc. Supplemental Excess Defined Contribution Plan (the “Excess Contribution Plan”).

Shares of Common Stock held in the Savings Plan and Excess Contribution Plan will be voted by JPMorgan Chase Bank, N. A. (“JPMorgan”), as trustee of these plans. In the case of participants in these plans, the enclosed proxy card reflects the number of equivalent shares credited to your account. Voting instructions to JPMorgan regarding your shares in the Savings Plan and Excess Contribution Plan must be received by 11:59 a.m. Eastern Time on April 26, 2007. Such voting instructions can be made in the same manner as other shares of Common Stock are voted by proxy (i.e., by returning the proxy card by mail or voting by telephone or through the Internet as described above). A vote by telephone or through the Internet authorizes JPMorgan and the proxies named on the enclosed proxy card to vote your shares in the same manner as if you marked, signed and returned your proxy card. Therefore, if you vote by telephone or Internet, there is no need to return the proxy card.

After April 26, 2007, all shares of Common Stock held in the Savings Plan and Excess Contribution Plan for which voting instructions have not been received, and all shares not yet allocated to participants’ accounts, will be voted by JPMorgan, as trustee, as directed by the Company, in the same proportion (for or against) as the shares for which instructions are received from participants in these plans. If you fail to return a proxy properly signed or fail to cast your votes by telephone or via the Internet by April 26, 2007, the equivalent shares of Common Stock credited to your Savings Plan and Excess Contribution Plan accounts will be voted by JPMorgan, as trustee, as directed by the Company, in the same proportion as the shares for which instructions were received from other participants in these plans.

The cost of soliciting proxies will be paid by the Company. The Company will, upon request, reimburse brokerage houses, custodians, nominees and others for their out-of-pocket and reasonable clerical expenses incurred in connection with such solicitation. For the purpose of obtaining broad representation at the meeting, Georgeson Inc. has been retained by the Company to assist in the solicitation of proxies at an anticipated cost of approximately $10,000 plus reimbursement of reasonable expenses. Officers and employees of the Company, without being additionally compensated, may also make requests for the return of proxies by letter, telephone or other means or in person.

If you are a registered holder of shares, you have the option to access future stockholder communications (e.g., annual reports, proxy statements and related proxy materials) over the Internet instead of receiving those documents in print. Participation is completely voluntary. If you give your consent to receive such material electronically, in the future, when our material is available over the Internet, the package you receive containing your proxy voting card will contain the Internet location where such stockholder communications are available (www.gardnerdenver.com). The material will be presented in PDF format. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform the Company otherwise. You may revoke your consent at any time and/or request paper copies of any of these stockholder communications by writing the Company’s transfer agent, National City Bank, Shareholder Services Operations, Locator 5352, P.O. Box 92301, Cleveland, Ohio 44101-4301, or by writing the Company. Information on our website does not constitute a part of this proxy statement.

To give your consent to receive such material electronically, follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of your proxy card when you vote by mail.

PROPOSAL I — ELECTION OF DIRECTORS

The authorized number of directors of the Company is presently fixed at nine. The directors are divided into three classes, with one class having four members due to the interim appointment of one director and the anticipated retirement of one director during the term, one class having three members and one class having two members. Directors in each class are elected for three-year terms so that the term of office of one class of directors expires at each annual meeting.

For election as directors at the Annual Meeting of Stockholders to be held on May 1, 2007, the Board of Directors has approved the nominations of Frank J. Hansen, Thomas M. McKenna, Diane K. Schumacher and Charles L. Szews, who are currently directors, to serve for three-year terms expiring in 2010. The Board of Directors believes that the election of these nominees will be in the best interests of the stockholders and, accordingly, recommends a vote FOR election of these nominees, which is Item 1 on the proxy card.  Proxies received in response to the Board’s solicitation will be voted FOR election of these nominees for director if no specific instructions are included for Item 1, except for shares held in the Savings Plan and Excess Contribution Plan which shall be voted as set forth in the accompanying proxy. See also “General Information”.

If any one of the nominees becomes unavailable or unwilling for good reason to stand for election, the accompanying proxy will be voted for the election of such person, if any, as shall be recommended by the Board of Directors, or will be voted in favor of holding a vacancy to be filled by the directors. The Company has no reason to believe that any nominee will be unavailable or unwilling to stand for election.

The following information is provided regarding the nominees for election as a director and each of the other directors who will continue in office after the meeting.

NOMINEES FOR ELECTION

For Terms Expiring at the 2010 Annual Meeting of Stockholders

Frank J. Hansen, age 65, has been a director of Gardner Denver since June 1997. Mr. Hansen was the President and Chief Executive Officer of IDEX Corporation, a publicly held manufacturer of proprietary fluid handling and industrial products, from April 1999 until his retirement in April 2000. He was President and Chief Operating Officer from January 1998 to April 1999 and Senior Vice President and Chief Operating Officer from July 1994 until January 1998. Mr. Hansen has a B.S. degree in business administration from Portland State University.

Thomas M. McKenna, age 69, has been a director of Gardner Denver since its spin-off from Cooper Industries, Inc. (“Cooper”), an electrical products manufacturer, in April 1994. Mr. McKenna served as the President of United Sugars Corporation, a marketing cooperative which is one of the nation’s largest sugar marketers to both the industrial and retail markets, from December 1998 until his retirement in December 2002. He was President and Chief Executive Officer of Moorman Manufacturing Company, a privately held manufacturer of agricultural supplies, from August 1993 until January 1998. Mr. McKenna has a B.A. degree from St. Mary’s College and an M.B.A. from Loyola University.

Diane K. Schumacher, age 53, has been a director of Gardner Denver since August 2000. Ms. Schumacher served as Senior Vice President, General Counsel and Secretary of Cooper Industries, Ltd. from 1995 to 2003, as Senior Vice President, General Counsel and Chief Compliance Officer from 2003 to August 2006, and presently serves as Special Counsel and Chief Compliance Officer. Ms. Schumacher holds a B.A. degree in economics from Southern Illinois University and a J.D. degree from DePaul University College of Law. She also completed the Harvard Advanced Management Program.

Charles L. Szews, age 50, has been a director of Gardner Denver since his appointment by the Board of Directors in November 2006. Mr. Szews is the Executive Vice President and Chief Financial Officer of Oshkosh Truck Corporation, a specialty vehicle manufacturer. Prior to joining Oshkosh Truck Corporation in 1996, Mr. Szews spent eight years with Fort Howard Corporation, a paper manufacturing company, holding a series of positions with increasing responsibility, most recently as Vice President and Controller. Mr. Szews also has ten years of audit experience at Ernst & Young. Mr. Szews holds a B.B.A. degree in comprehensive public accounting from the University of Wisconsin-Eau Claire and is a Certified Public Accountant.

DIRECTORS WHOSE TERMS OF OFFICE WILL CONTINUE AFTER THE MEETING

Terms Expiring at the 2008 Annual Meeting of Stockholders

Donald G. Barger, Jr., age 64, has been a director of Gardner Denver since its spin-off from Cooper in April 1994. Mr. Barger is the Senior Vice President and Chief Financial Officer of YRC Worldwide Inc. (“YRCW”), a publicly held company specializing in the transportation of goods and materials. He joined YRCW’s predecessor company, Yellow Corporation (“Yellow”), in December 2000 in the same capacity. Prior to joining Yellow, he served as Vice President and Chief Financial Officer of Hillenbrand Industries Inc. (“Hillenbrand”), a publicly held company serving healthcare and funeral services, from March 1998 until December 2000. Mr. Barger was also Vice President, Chief Financial Officer of Worthington Industries, Inc., a publicly held manufacturer of metal and plastic products and processed steel products, from September 1993 until joining Hillenbrand. Mr. Barger has a B.S. degree from the United States Naval Academy and an M.B.A. from the University of Pennsylvania, Wharton School of Business. Mr. Barger is a director of the Quanex Corporation, a publicly held manufacturer of engineered materials and components for the vehicular products and building products markets.

Raymond R. Hipp, age 64, has been a director of Gardner Denver since November 1998. Since July 2002, Mr. Hipp has served as a strategic alternative and merger and acquisition consultant. Mr. Hipp served as Chairman, President and CEO and a Director of Alternative Resources Corporation, a provider of information technology staffing and component outsourcing, a position he held from July 1998 until his retirement in June 2002. From August 1996 until May 1998, Mr. Hipp was the Chief Executive Officer of ITI Marketing Services, a provider of telemarketing services. Mr. Hipp has a B.S. degree from Southeast Missouri State University.

David D. Petratis, age 49, was appointed a director of Gardner Denver in July 2004 and subsequently elected a director in May 2005. Mr. Petratis has been the President and Chief Executive Officer of the North American Operating Division of Schneider Electric, located in Palatine, Illinois, since January 2004. Schneider Electric is headquartered in Paris, France and provides a market-leading brand of electrical distribution and industrial control products, systems and services. Mr. Petratis previously served as the President and Chief Operating Officer of the North American Division of Schneider Electric from December 2002 until his promotion. He was President of MGE Americas, a privately held manufacturer of power supplies, from 1996 through 2002. Mr. Petratis earned a B.A. degree in industrial management from the University of Northern Iowa and an M.B.A. from Pepperdine University. He has held positions on the Board of Directors of the University of California, Irvine Graduate School of Management, the California State (Fullerton) Quality Advisory Board and Project Independence, a community agency in Costa Mesa, California for the developmentally disabled. Mr. Petratis also serves on the Board of Governors of National Electrical Manufacturers Association (NEMA) and the International Electrical Safety Foundation.

Terms Expiring at the 2009 Annual Meeting of Stockholders

Ross J. Centanni, age 61, has been President and Chief Executive Officer and a director of Gardner Denver since its incorporation in November 1993. He has been Chairman of Gardner Denver’s Board of Directors since November 1998. Prior to Gardner Denver’s spin-off from Cooper in April 1994, he was Vice President and General Manager of Gardner Denver’s predecessor, the Gardner-Denver Industrial Machinery Division, where he also served as Director of Marketing from August 1985 to June 1990. He has a B.S. degree in industrial technology and an M.B.A. degree from Louisiana State University. Mr. Centanni is a director of Denman Services, Inc., a privately held supplier of medical products. He is also a member of the Petroleum Equipment Suppliers Association Board of Directors and a member of the Executive Committee of the International Compressed Air and Allied Machinery Committee.

Richard L. Thompson, age 67, has been a director of Gardner Denver since November 1998. Mr. Thompson served as a Group President and Executive Office Member of Caterpillar Inc. (‘‘Caterpillar”), a publicly held manufacturer of construction machinery and equipment, from 1995 until his retirement in June 2004. He earned a B.S. in electrical engineering and an M.B.A. from Stanford University and completed the Caterpillar Advanced Management Program. Mr. Thompson serves as Chairman of the Board of Directors of Lennox International, Inc., a publicly held manufacturer of HVAC and refrigeration equipment, and as a director of NiSource Inc., a publicly held electric and gas utility.

BOARD OF DIRECTOR RESPONSIBILITIES, COMPENSATION AND RELATIONSHIPS

The Company’s Board of Directors (the “Board”) held five meetings during 2006. Pursuant to our Corporate Governance Policy, each director is expected to attend the Company’s annual meeting. Each director attended the Company’s annual stockholder meeting and at least 75% of the Board meetings and meetings of Committees of which he or she was a member, with the following exception: Mr. Szews, who was not appointed until November 2006, did not attend any meetings in 2006 as no meetings were held after his appointment.

Director Independence

The Board has adopted categorical standards of independence for its members, a copy of which is attached hereto as Appendix A (“Director Independence Standards”). In accordance with New York Stock Exchange (or

“NYSE”) and Securities and Exchange Commission (or “SEC”) rules and guidelines, the Board assesses the independence of its members from time to time. As part of this assessment, the following steps are taken:

•	The Board reviews the standards of independence in relation to each director’s response to a detailed questionnaire that addressed the director’s background, activities and relationships.

•	The Board reviews the commercial and other relationships, if any, between the Company and each director.

•	The Board determines whether or not any director has a material relationship with the Company, either directly or indirectly as a partner, stockholder or officer of an organization that has a relationship with the Company. In making this determination, the Board broadly considers all relevant facts and circumstances, including:

•	the nature of the relationship,

•	the significance of the relationship to the Company, the other organization and the individual director,

•	whether or not the relationship is solely a business relationship in the ordinary course of the Company’s and the other organization’s businesses and does not afford the director any special benefits,

•	any commercial, banking, consulting, legal, accounting, charitable and familial relationships, and

•	whether a director’s affiliated company and the Company engaged in transactions which involved an aggregate amount of payments for products or services greater than $1 million or two percent of the annual consolidated gross revenues of the affiliated company.

The Board has reviewed the commercial and other relationships between the Company and its present directors (including all of the nominees presently standing for election) and members of the directors’ immediate family. The Board has also reviewed the commercial and other relationships between the Company and any entity of which a director or an immediate family member of a director serves as an executive officer, general partner or significant equity holder. After taking into account all relevant facts and circumstances, the Board determined that there were no material relationships, whether industrial, banking, consulting, legal, accounting, charitable or familial, which would impair the independence of any of the directors or nominees, other than Mr. Centanni, as noted below. In making this determination, the Board considered that in the ordinary course of business, transactions may occur between the Company and companies at which one of the directors or his or her family members are or have been an officer. In each case, the amount of transactions with these companies in each of the last three years was determined to be immaterial and did not approach the thresholds set forth in the Director Independence Standards. In particular, the Board considered a business relationship in the ordinary course of business for freight management services between the Company and Meridian, IQ, an affiliate of YRC Worldwide, Inc., or Meridian. The Board determined that the Company’s relationship with Meridian was a customary relationship that was carried on in the ordinary course of business on an arms-length basis and that such relationship did not impact Mr. Barger’s independent status under the NYSE corporate governance standards or otherwise interfere with his ability to exercise independence as a director or Audit Committee member. The Board also considered charitable contributions to not-for-profit organizations of which one of the directors or his or her family members are or have been affiliated, none of which approached the levels set forth in the Director Independence Standards.

On the basis of this assessment and the standards for independence adopted by the NYSE and SEC, the Board determined that all of its members (including all of the nominees presently standing for election), other than Mr. Centanni, the Company’s Chairman, President and Chief Executive Officer, are independent. Mr. Centanni is not independent because he is an employee of the Company.

Board of Directors Committees

The Board has three standing committees composed exclusively of independent nonemployee directors: a standing Audit and Finance Committee, a standing Management Development and Compensation Committee and a standing Nominating and Corporate Governance Committee. The Board has adopted written charters for each of the Audit and Finance Committee, the Management Development and Compensation Committee and the Nominating and Corporate Governance Committee, copies of which are available on the Company’s website at www.gardnerdenver.com. Copies of each such charter are also available in print to any stockholder upon request in writing to our Corporate Secretary at 1800 Gardner Expressway, Quincy, Illinois 62305 or by telephone to 217-222-5400. Information on our website does not constitute a part of this proxy statement.

The Audit and Finance Committee. The Audit and Finance Committee (the “Audit Committee”), currently composed of Donald G. Barger, Jr., Chairperson, Raymond R. Hipp, Thomas M. McKenna, David D. Petratis and Charles L. Szews, held nine meetings during 2006, including five telephonic meetings prior to the release of earnings and regulatory filings. The Board has determined that all members of the Audit Committee are independent, pursuant to NYSE listing standards and SEC guidelines. The Board has also determined that Donald G. Barger, Jr. and Charles L. Szews are both Audit Committee Financial Experts, as that term is defined in SEC rules. The Board adopted an amended written charter for the Audit Committee, effective July 24, 2006, a copy of which is attached to this Proxy Statement as Appendix B and is available on our website at www.gardnerdenver.com. Information on our website does not constitute a part of this proxy statement.

The purpose of the Audit Committee is to assist the Board (with particular emphasis on the tone at the top of the Company) in fulfilling its oversight responsibilities with respect to:

•	The integrity of our financial statements and financial information provided to stockholders and others;

•	The adequacy and effectiveness of our disclosure controls and procedures and our internal control over financial reporting;

•	The adequacy and effectiveness of our financial reporting principles and policies;

•	The adequacy and effectiveness of our internal and external audit processes;

•	The adherence to our regulatory compliance policies and procedures;

•	Our compliance with legal and regulatory requirements; and

•	Our independent registered public accounting firm’s (independent auditors’) qualifications and independence.

The specific functions of the Audit Committee include, among other things:

•	Appointment, retention, discharge, oversight and compensation of our independent auditors, including resolution of any disagreements between management and our independent auditors regarding financial reporting;

•	Review of the planned scope and results of the internal auditors’ and independent auditors’ respective annual audits and examinations of our financial results;

•	Approve in advance all non-audit services to be provided by, and estimated fees of, our independent auditors, subject to certain exceptions;

•	Receive and review, at least annually, reports from our independent auditors with respect to: (i) critical accounting policies and practices used by the Company in the preparation of its financial statements, (ii) alternative treatments of financial information within generally accepted accounting principles, including the ramifications of the use of any alternative disclosures and treatments, and (iii) any other material written communications between the independent auditors and management;

•	Review with the independent auditors any problems or difficulties with the audit, including, among other things, significant disagreements with management, any “management” or “internal control” letter issued or proposed to be issued, responsibilities, budget and staff issues and management’s response;

•	At least annually, obtain and review a report by the independent auditors describing the independent auditors’ independence and internal quality control procedures, and make a determination regarding the independent auditors’ independence;

•	Obtain and review copies of any peer reviews of the Company’s accounting firm and take any necessary steps in connection therewith;

•	Receive the annual report from the independent auditors regarding our internal control over financial reporting and review such report with our management;

•	Review and discuss with management, the internal audit department and the independent auditors our financial statements, including, among other things, (i) our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations;” (ii) any significant changes in our selection or application of accounting principles, and major issues as to the adequacy of our internal controls and any special audit steps adopted in light of significant deficiencies and material weaknesses; and (iii) the effect of regulatory and accounting initiatives on the financial statements;

•	Establish procedures for the receipt, retention, treatment and handling of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns and complaints regarding questionable accounting, internal controls and procedures for financial reporting or auditing matters;

•	Oversight of our benefits committee in its establishment of investment objectives, policies and performance criteria for the management of our retirement and benefit plan assets;

•	Monitor compliance with our Code of Ethics and Business Conduct Policy;

•	Review information concerning environmental, legal and other matters which may represent material financial exposure or risk to the Company;

•	Establish clear hiring policies for employees or former employees of our independent auditor; and

•	Report regularly to the Board and review with the Board any issues that arise with respect to the quality or integrity of our financial statements, our compliance with legal and regulatory requirements, the performance and independence of our independent auditors, or the performance of the internal audit function.

The Audit Committee has authority to retain outside financial and legal advisors to assist it in meeting any of the above obligations, as necessary and appropriate, and to ensure that we provide appropriate funding to pay the fees and expenses of our independent auditors and the Audit Committee’s other outside advisors.

The Management Development and Compensation Committee. The Management Development and Compensation Committee (the “Compensation Committee”), currently composed of Richard L. Thompson, Chairperson, Frank J. Hansen, Thomas M. McKenna and Diane K. Schumacher, held three meetings during 2006. The Board has determined that all members of the Compensation Committee are independent, pursuant to NYSE listing standards and SEC guidelines. The Board adopted a written charter for the Compensation Committee, which is available on our website at www.gardnerdenver.com. Information on our website does not constitute a part of this proxy statement.

The purpose of the Compensation Committee is to assist the Board in discharging its responsibilities relating to executive selection, retention and compensation and succession planning. The specific functions of the Compensation Committee include, among other things:

•	Review and consult with our Chief Executive Officer concerning selection of officers, management succession planning, executive performance, organizational structure and matters related thereto and assist the Chief Executive Officer in developing recommendations concerning the same from time to time for Board consideration;

•	Recommend to the Board one or more candidates for Chief Executive Officer in the event the position becomes vacant;

•	Establish from time to time reasonable short-term and long-term compensation for services to the Company by our executive officers which shall include the following tasks:

•	to establish compensation, incentive compensation and bonuses, deferred compensation, pensions, insurance, death benefits and other benefits;

•	to administer stock and compensation plans of the Company as adopted by the Board, and to amend or restate any such plan to the extent deemed appropriate for incorporating therein non-substantive points or substantive matters expressly mandated by law; and

•	to review and approve corporate goals relevant to executive officer compensation, including that of the Chief Executive Officer;

•	Evaluate executive officer performance, including the Chief Executive Officer, and set their compensation in light of the achievement of such goals and such other factors and requirements as the Committee shall deem relevant or appropriate;

•	Report to the Board on the results of reviews and conferences and submit to the Board any recommendations the Committee may have from time to time;

•	Report executive compensation in our annual proxy statement or annual report on Form 10-K; and

•	Review and assess our employee benefit plans and programs from time to time.

The Compensation Committee has authority to retain executive compensation consulting firms and other consultants, including outside financial and legal advisors, to assist it in meeting any of the above obligations, as necessary and appropriate, and to ensure that we provide appropriate funding to pay the fees and expenses of such advisors.

The Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee (the “Nominating Committee”), currently composed of Diane K. Schumacher, Chairperson, Frank J. Hansen and Richard L. Thompson, held two meetings during 2006. The Board has determined that all members of the Nominating Committee are independent, pursuant to New York Stock Exchange listing standards and SEC guidelines. The Board adopted a written charter for the Nominating Committee, which is available on our website at www.gardnerdenver.com. Information on our website does not constitute a part of this proxy statement.

The purpose of the Nominating Committee is to make recommendations to the Board on director nominees, Board practices and corporate governance practices and principles. The specific functions of the Nominating Committee include, among other things:

•	Review with management and evaluate the overall effectiveness of the organization of the Board, including its incumbent members, lead independent nonemployee director, size and composition, and the conduct of its business, and make appropriate recommendations to the Board with regard thereto;

•	At least annually, review the Chairpersons and membership of the various Board committees and make recommendations with regard thereto;

•	Develop, maintain and review on an annual basis criteria and procedures for the identification and recruitment of candidates for election to serve as directors, and make appropriate recommendations with regard thereto to the Board and, as appropriate, to our stockholders;

•	Identify individuals qualified to become Board members, consistent with the criteria approved by the Board;

•	Recommend to the Board new candidates for election to the Board and the director nominees for the next annual meeting of stockholders;

•	Review the appropriateness and adequacy of information supplied to directors prior to and during Board meetings;

•	Consider from time to time the overall relationship of, and oversee the evaluation of, directors and management;

•	Review from time to time compensation (including benefits) for services to us by our directors, and make recommendations with regard thereto to the Board;

•	Develop and recommend to the Board a set of corporate governance principles applicable to our company;

•	Review and assess changes, if any, in any of the director’s relationships, affiliations, employment or other board or public service and the corresponding impact on the independence of such director; and

•	Develop an orientation program for new directors and a continuing education program for all Board members.

The Nominating Committee has authority to retain independent third-party search firms and outside financial and legal advisors to assist it in meeting any of the above obligations, as necessary and appropriate, and to ensure that we provide appropriate funding to pay the fees and expenses of such advisors. At the Nominating Committee’s direction, we retained Crist Associates (“Crist”), an independent third-party search firm, to assist us in the search process for a new Board member with financial expertise. Crist specializes in the placement of board and executive level employees for financial positions. From the search conducted by Crist, Mr. Szews was presented as a candidate to the Nominating Committee and after reviewing his qualifications, the Nominating Committee decided to pursue Mr. Szews as a candidate. Mr. Szews was then interviewed by each member of the Nominating Committee and at the November meeting, the Nominating Committee recommended that Mr. Szews be appointed to the Board. The Board subsequently appointed Mr. Szews to the Board.

The Nominating Committee must review with the Board, on at least an annual basis, the requisite qualifications, independence, skills and characteristics of Board candidates, members and the Board as a whole. When assessing potential new directors, the Nominating Committee considers individuals from various and diverse backgrounds. While the selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, the Nominating Committee believes that candidates generally should, at a minimum, meet the following criteria:

•	Candidates should possess broad training, experience and a successful track record at senior policy-making levels in business, government, education, technology, accounting, law and/or administration;

•	Candidates should also possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of all stockholders;

•	Candidates should have an inquisitive and objective perspective, strength of character and the mature judgment essential to effective decision-making;

•	Candidates should possess expertise that is useful to our company and complementary to the background and experience of other Board members; and

•	Candidates must be willing and free to commit necessary time to serve effectively as a Board member, including attendance at committee meetings.

The Nominating Committee will consider such candidates if a vacancy arises or if the Board decides to expand its membership, and at such other times as the Nominating Committee deems necessary or appropriate. The Nominating Committee will consider stockholder recommendations for candidates for the Board, provided such candidates meet the minimum criteria stated above. Any stockholder wishing to submit a candidate for consideration should send the following information to the Corporate Secretary, Gardner Denver, Inc., 1800 Gardner Expressway, Quincy, Illinois 62305:

•	Stockholder’s name, number of shares of our common stock owned, length of period held and proof of ownership;

•	Name, age and address of candidate;

•	A detailed resume describing, among other things, the candidate’s educational background, occupation, employment history, and material outside commitments (e.g., memberships on other boards and committees, charitable foundations, etc.);

•	A supporting statement which describes the candidate’s reasons for seeking election to the Board, and which documents his/her ability to satisfy the director qualifications described above;

•	Any information relating to the candidate that is required by the rules and regulations of the SEC and the NYSE to be disclosed in the solicitation of proxies for election of directors;

•	A description of any arrangements or understandings between the stockholder and the director; and

•	A signed statement from the candidate, confirming his/her willingness to serve on the Board.

Our Corporate Secretary will promptly forward such materials to the Chairperson of the Nominating Committee and to our Chairman of the Board. The same criteria applies with respect to the Nominating

Committee’s evaluation of all candidates for membership to the Board, including candidates recommended by stockholders. However, separate procedures will apply, as provided in the Bylaws, if a stockholder wishes to submit at an annual meeting a director candidate who is not approved by the Nominating Committee or the Board.

Compensation of Directors

The Company’s nonemployee directors each received an annual retainer of $28,000. Additionally, nonemployee directors received meeting attendance fees of $1,250 per meeting for Board meetings and $1,000 per meeting for committee meetings. Members of the Audit Committee received a $500 attendance fee for each quarterly earnings teleconference call meeting. Beginning May 2006, the Lead Nonemployee Director and the Chair of the Audit Committee each received an additional annual retainer of $7,500, and the Chairs of the Compensation Committee and the Nominating Committee received an additional annual retainer of $5,000. Directors are also reimbursed for reasonable expenses incurred in connection with attending Board and committee meetings.

Our Phantom Stock Plan for Outside Directors, which is an unfunded plan, has been established to more closely align the interests of the nonemployee directors and our stockholders by increasing each nonemployee director’s proprietary interest in our Company in the form of “phantom stock units.”

Under the Phantom Stock Plan, we credit the equivalent of $7,000 annually, in equal quarterly amounts, to the phantom stock unit account of each nonemployee director. Phantom stock units are credited in equal quarterly amounts divided by the average closing price per share of our common stock during the 30 trading days immediately preceding (but not including) the last business day of such fiscal quarter as reported on the composite tape of the NYSE. Each nonemployee director may also elect to defer all or some portion of his or her annual director’s fees under the Phantom Stock Plan and have such amount credited on a quarterly basis as phantom stock units, based on the average closing price per share of our common stock during the 30 trading days immediately preceding (but not including) the last business day of such fiscal quarter as reported on the composite tape of the NYSE. If we were to pay dividends, dividend equivalents would be credited to each nonemployee director’s account on the dividend record date.

The fair market value of a director’s account will be distributed as a cash payment to the director, or his or her beneficiary, on the first day of the month following the month in which the director ceases to be a director for any reason. Alternatively, a director may elect to have the fair market value of his or her account distributed in twelve or fewer equal monthly installments, or in a single payment on a predetermined date within one year after he or she ceases to be a director, but without interest on the deferred payments. The fair market value of a director’s account is determined by reference to the average closing price per share for our common stock during the 30 trading days immediately preceding the date the director ceases to be a director. The following table summarizes the number of phantom stock units credited to each nonemployee director as of March 2, 2007.

Phantom Stock
Name	Units*

Donald G. Barger, Jr.	11,810
Frank J. Hansen	5,006
Raymond R. Hipp	8,078
Thomas M. McKenna	33,110
David D. Petratis	5,231
Diane K. Schumacher	3,330
Charles L. Szews	0
Richard L. Thompson	14,664

Total	81,229

*	The cumulative number of phantom units held by the director has been adjusted, in accordance with the terms of our Phantom Stock Plan for Outside Directors, to reflect the split in phantom units effected in connection with, and as a consequence of, the June 1, 2006 stock split in the form of a 100% stock dividend of our common stock.

Pursuant to the Gardner Denver, Inc. Long-Term Incentive Plan (the “Incentive Plan”), for 2006, the Board granted each nonemployee director an option to purchase 9,000 shares of our common stock, on the day following the 2006 Annual Stockholders Meeting, which have since been adjusted to reflect the 2-for-1 stock split (in the form of a 100% stock dividend) that occurred on June 1, 2006. The exercise price of these options is the fair market value of our common stock on the date of grant, which is determined by the average of the high and low market prices for our common stock on the date of grant. Nonemployee director stock options become exercisable on the first anniversary of the date of grant and terminate upon the expiration of five years from such date. If a person ceases to be a nonemployee director by virtue of disability or retirement, after having completed at least one three-year term, outstanding options generally remain exercisable for a period of five years but not later than the expiration date of the options. If a person ceases to be a nonemployee director by virtue of death or dies during the five-year exercise period after disability or retirement described above, outstanding options generally remain exercisable for a period of one year but not later than the expiration date of the options. If a nonemployee director’s service terminates for any other reason, options not then exercisable are canceled and options that are exercisable may be exercised at any time within ninety days after such termination but not later than the expiration date of the options. Additionally, upon the occurrence of a change of control, as defined in the plan, these options will be canceled in exchange for a cash payment equal to the appreciation in value of the options over the exercise price as set forth in the plan. For a further description of the change in control provision under the Incentive Plan, please see the “Potential Payments Upon Termination or Change in Control” discussion on page 34.

DIRECTOR COMPENSATION TABLE

The following table presents compensation earned by each nonemployee member of our Board of Directors for 2006.

					Change in
					Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)(1),(2)	($)(3)	($)(4),(5),(6),(7)	($)	($)	($)	($)

Donald G. Barger, Jr.	$46,125	$7,000	$88,271	$0	$0	$0	$141,396
Frank J. Hansen	$44,625	$7,000	$88,271	$0	$0	$0	$139,896
Raymond R. Hipp	$40,500	$7,000	$88,271	$0	$0	$0	$135,771
Thomas M. McKenna	$43,000	$7,000	$88,271	$0	$0	$0	$138,271
David D. Petratis	$40,500	$7,000	$88,271	$0	$0	$0	$135,771
Diane K. Schumacher	$43,750	$7,000	$88,271	$0	$0	$0	$139,021
Charles L. Szews(8)	$0	$0	$0	$0	$0	$0	$0
Richard L. Thompson	$41,750	$7,000	$88,271	$0	$0	$0	$137,021

(1)	Each nonemployee director received an annual retainer of $28,000. Additionally, nonemployee directors received meeting attendance fees of $1,250 per meeting for Board meetings and $1,000 per meeting for committee meetings. Members of the Audit Committee received a $500 attendance fee for each quarterly earnings teleconference call meeting. Beginning May 2006, the Lead Nonemployee Director and the Chair of the Audit Committee each received an additional annual retainer of $7,500, and the Chairs of the Compensation Committee and the Nominating Committee received an additional annual retainer of $5,000. Beginning May 2007, the 2007 nonemployee director compensation plan will become effective and each nonemployee director will receive an annual retainer of $40,000 compared to the 2006 annual retainer of $28,000.

(2)	This amount includes annual director fees that were deferred into our Phantom Stock Plan. Messrs. Barger, Hipp, McKenna, Petratis, and Thompson deferred $25,000, $5,000, $43,000, $40,500, and $13,000, respectively.

(3)	Each director was granted $7,000 annually for our Phantom Stock Plan which was credited to their Phantom Stock Plan account. In addition to the annual grant, the directors referenced in footnote (2) also deferred a portion of their annual fees earned into their Phantom Stock Plan account. As disclosed in Proposal II, subject to stockholder approval of the adoption of the amended and restated Incentive Plan, each nonemployee director will be granted restricted stock valued at approximately $45,970 on May 2, 2007.

(4)	The option award value represents compensation expense recorded by our Company in 2006. Per SEC rules, this amount excludes forfeitures for service based vesting conditions. On May 4, 2005 and May 3, 2006, 9,000 options with a strike price of $19.00 and $38.59, respectively, were granted to each director, as adjusted to reflect the June 1, 2006 stock split, in the form of a 100% stock dividend. Due to the vesting schedule, we recorded compensation expense pertaining to each of these grants during 2006.

(5)	Amounts calculated utilizing the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-based Payments.” We adopted SFAS No. 123(R) using the modified prospective transition method effective January 1, 2006. See Note 13 “Stock-based Compensation Plans” of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2006 regarding assumptions underlying valuation of equity awards.

(6)	The grant date fair market value of the option awards granted to our nonemployee directors on May 3, 2006 was $12.26 per option granted with an aggregate fair market value of $110,304 for each nonemployee director’s total option award.

(7)	As disclosed in footnote (3) to the New Plan Benefits Table in Proposal II, each nonemployee director will be granted option awards valued at approximately $45,970 calculated using the Black-Scholes methodology, with the number of shares rounded to an even number (e.g. 2,500 or 3,000) on May 2, 2007.

(8)	During 2006, Mr. Szews did not receive any fees, Phantom Stock awards or option awards as he was not appointed to the Board until the November meeting and had not attended any meetings.

Stockholder Communication with Directors

The Board has adopted the following procedures for stockholders to send communications to the Board, individual directors and/or Committee chairs.

Stockholders and other interested persons seeking to communicate with the Board or any individual director should submit their written comments to our Corporate Secretary, Gardner Denver, Inc., 1800 Gardner Expressway, Quincy, Illinois 62305. Such persons who prefer to communicate by e-mail should send their comments to CorporateSecretary@gardnerdenver.com. Our Corporate Secretary will then forward all such communications (excluding routine advertisements and business solicitations) to each member of the Board, or the applicable individual director(s) and/or Committee Chair(s). Subject to the following paragraph, our Chairman of the Board will receive copies of all stockholder communications, including those addressed to individual directors and/or Committee Chairs, unless such communications address allegations of misconduct or mismanagement on the part of the Chairman. In such event, our Corporate Secretary will first consult with and receive the approval of the Audit Committee Chair before disclosing or otherwise discussing the communication with our Chairman of the Board.

If a stockholder communication is addressed exclusively to our non-management directors, our Corporate Secretary will first consult with and receive the approval of the Chairperson of the Nominating Committee before disclosing or otherwise discussing the communication with directors who are members of management.

We reserve the right to screen materials sent to our directors for potential security risks and/or harassment purposes.

Stockholders also have an opportunity to communicate with the Board of Directors at our annual meeting of stockholders. Pursuant to our Corporate Governance Policy, each director is expected to attend the Annual Meeting in person and be available to address questions or concerns raised by stockholders, subject to occasional excused absences due to illness or unavoidable conflicts.

CORPORATE GOVERNANCE

Corporate Governance Policy

The Board has adopted a policy regarding Corporate Governance, which is available on our website at www.gardnerdenver.com. Information contained on our website does not constitute a part of this Proxy Statement. A copy of such policy is available in print to any stockholder upon request in writing to the Corporate Secretary at 1800 Gardner Expressway, Quincy, Illinois 62305 or by telephone to 217-222-5400. The objective of this policy is to ensure that the Board maintains its independence, objectivity and effectiveness in fulfilling its responsibilities to our stockholders. The policy establishes the criteria and requirements for:

•	selection and retention of directors;

•	the procedures and practices governing the operation and compensation of the Board; and

•	the principles under which management shall direct and operate the business of our Company and our subsidiaries.

The policy provides that the majority of the Board should be independent based on the independence standards of the NYSE, with varied and complementary backgrounds, and interlocking directorships are prohibited. Directors may serve on the boards of directors of no more than four for-profit organizations, including our Company, and members of the Audit Committee may serve on the audit committees of no more than three for-profit organizations, including our Company. The policy specifies that a nonemployee director will retire at the next regular meeting of the Board following the date he or she attains 70 years of age, and that, at any one time, no less than 50% of the number of nonemployee directors shall be actively employed.

Lead Nonemployee Director

On November 12, 2002, the Board appointed Mr. Frank Hansen to serve as our Lead Nonemployee Director. In this capacity, Mr. Hansen fulfills the duties of the Chairman of the Board at Board meetings as president pro tem when the Chairman is unavailable, and leads the discussion of independent nonemployee directors during executive sessions of the independent nonemployee directors.

Code of Ethics

We have adopted a Code of Ethics and Business Conduct Policy, which is available on our website at www.gardnerdenver.com, that applies to all members of the Board and all executive officers and employees of the Company. Information on our website does not constitute a part of this proxy statement. In addition, under the charter of the Company’s Audit Committee, the Chief Executive Officer and Chief Financial Officer, among others, are required to certify annually their adherence to a Code of Ethics, which is attached to the Audit and Finance Committee Charter available on our website. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding amendments to or waivers of the Code of Ethics and Business Conduct Policy and/or the Code of Ethics mandated by the Audit Committee by posting such information on its website at www.gardnerdenver.com. A copy of the Code of Ethics and Business Conduct Policy and the Audit Committee Charter are available in print to any stockholder upon request in writing to the Corporate Secretary at 1800 Gardner Expressway, Quincy, Illinois 62305 or by telephone to 217-222-5400.

SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information, as of March 2, 2007, with respect to the beneficial ownership of our common stock by (a) each director, (b) our Chief Executive Officer, (c) each of our other “named executive officers” and (d) all directors and named executive officers as a group.

	Amount and Nature of Beneficial Ownership
	Direct			Percent of
Name of Beneficial Owners	Ownership(1),(2),(3)		Employee Plans(8)	Class

Directors
Donald G. Barger, Jr	36,358			*
Ross J. Centanni (Chairman, President and CEO)	1,125,938	(4),(5)	59,190	2.2%
Frank J. Hansen	45,580	(6)		*
Raymond R. Hipp	52,140			*
Thomas M. McKenna	0			*
David D. Petratis	9,000			*
Diane K. Schumacher	46,876			*
Charles L. Szews	0			*
Richard L. Thompson	66,400			*
Other Named Executive Officers
Helen W. Cornell	258,726	(3),(7)	16,952	*
Tracy D. Pagliara	72,861	(3)	7,993	*
J. Dennis Shull	96,566	(3)	22,421	*
Richard C. Steber	42,358	(3)	4,850	*
All directors and executive officers as a group	1,852,803	(3),(5),(7)	111,406	3.7%

*	Less than 1%

(1)	Each beneficial owner has sole voting and investment power with respect to all shares, except as indicated below.

(2)	Includes shares that could be acquired by the exercise of stock options granted under our Incentive Plan that are currently exercisable or exercisable within 60 days after March 2, 2007, as follows: 18,000 shares for Mr. Barger; 833,067 shares for Mr. Centanni; 18,000 shares for Mr. Hansen; 36,000 shares for Mr. Hipp; 0 shares for Mr. McKenna; 9,000 shares for Mr. Petratis; 25,000 shares for Ms. Schumacher; 36,000 shares for Mr. Thompson; 155,834 shares for Ms. Cornell; 19,599 shares for Mr. Pagliara; 71,534 shares for Mr. Shull; 18,074 shares for Mr. Steber; and 1,240,108 shares for the group.

(3)	In addition to the shares reported in this table, all nonemployee directors, except Mr. Szews due to his recent appointment, own phantom stock units as disclosed above. Phantom stock units are included in determining whether individuals meet our stock ownership requirements.

(4)	Includes restricted shares granted in February 2006 and 2007 as to which the beneficial owner has the right to vote and to receive dividends, as follows: 41,600 shares for Mr. Centanni; 9,050 shares for Ms. Cornell; 6,800 shares for Mr. Pagliara; 6,350 shares for Mr. Shull; and 4,250 shares for Mr. Steber. Each beneficial owner must remain employed by us for three years after the grant date as a condition to the vesting of these shares and the removal of their restrictions on transferability.

(5)	Includes 7,265 shares owned by Mr. Centanni’s wife, as to which Mr. Centanni shares voting and investment power pursuant to a trust arrangement.

(6)	All shares owned by Mr. Hansen are held in a trust, as to which Mr. Hansen shares voting and investment power.

(7)	Includes 91,492 shares owned by Ms. Cornell and held in a trust, as to which Ms. Cornell has sole voting and investment power and 1,286 shares held in two irrevocable trusts for the benefit of her two children.

(8)	Each beneficial owner has sole voting power with respect to all shares held in our Savings Plan, which is a 401(k) plan, and the related Supplemental Excess Contribution Plan.

Beneficial Ownership

There is no person or group known by us to be the beneficial owner of more than 5% of our outstanding common stock as of March 2, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities of our Company. Our insiders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5. As a practical matter, we assist our directors and executive officers by monitoring transactions and completing and filing Section 16(a) forms on their behalf. We believe that all reports required to be filed by insiders during the fiscal year ended December 31, 2006 were filed in a timely manner and were accurate in all material respects except that due to administrative errors, Richard C. Steber, while considered a Section 16 insider, did not timely file one Form 4 reporting the disposition of 4,000 shares.

COMPENSATION DISCUSSION & ANALYSIS

An Overview of our Executive Compensation Philosophy and Program

The quality of our senior executives is instrumental to our overall performance and the creation and retention of long-term stockholder value. To attract, retain and motivate high quality executives, we have developed an executive compensation program that strives to provide competitive pay, reward achievement of financial and strategic objectives and align the interests of our executives with those of our stockholders. We compensate our executive officers based on the scope of their responsibilities, the achievement of specific annual objectives and our annual and longer term performance. To achieve these goals, we use a combination of compensation elements, including base salary, annual bonuses, and long-term incentives in the form of stock option grants, restricted stock grants and long-term cash bonuses, all of which are discussed in further detail below.

Annually, our Compensation Committee reviews and establishes the compensation and benefits of our executives, including base salaries, annual bonus opportunities and awards under the Incentive Plan. At the Compensation Committee’s direction, we hired Hewitt Associates LLC or Hewitt, an independent executive compensation consultant, to evaluate and make recommendations to the Compensation Committee regarding our executive and Board of Director compensation philosophy and practices for 2006. Hewitt reviewed our executive officers’ annual compensation and long-term incentives, for competitiveness with other publicly held industrial manufacturing companies with median annual revenues of $1.6 billion, which we refer to as our custom peer group, and a general industry group.

For 2006 compensation analysis, Hewitt used two different general industry groups. For benchmarking purposes (comparing our compensation levels to market), Hewitt used a general industry group comprised of approximately 200 companies in their TCM database, exclusive of retail, financial and utility companies, with median revenues of $1.8 billion. Hewitt recommended this general industry group for benchmarking purposes because there tends to be a strong correlation between size of company and their executive compensation package. The general industry group used for the compensation philosophy analysis consisted of approximately 467 companies in Hewitt’s TCM database, exclusive of retail, financial and utilities, with annual revenues less than $5 billion. Hewitt recommended this broader general industry group because it was a more robust sample for gathering data regarding compensation philosophies.

We believe both the custom peer group and general industry group to be generally comparable to our Company, based on size, revenues and industry. Information from proxy data and national surveys was used to calculate competitive market data, to benchmark the compensation practices our Company and to develop compensation projections and recommendations for each of our executive officers for 2006. The Compensation Committee found the Hewitt review to be instructive in terms of evaluating our current compensation program and making future executive compensation decisions, subject to potential adjustments: (a) to recognize individual performance; and (b) to bring certain executives closer to benchmark levels with respect to certain or all components of their compensation package.

Our executive compensation philosophy serves as a blueprint for the total compensation design and targeted opportunity value to be provided to our executives. The Compensation Committee periodically reviews the compensation philosophy to ensure that it is aligned with our business strategies and objectives. The Compensation Committee had extensive discussions regarding the following matters before making a final evaluation of our existing compensation program philosophy:

•	The appropriate executive compensation philosophy in light of our current size, strategic plan and market developments;

•	Market trends with respect to the different type and mix of long-term incentive vehicles such as stock options, stock appreciation rights, restricted stock, restricted stock units and stock and cash performance plans;

•	The rationale and methodology for the development of our custom peer group for purposes of the report;

•	The use of regression analysis to adjust for differences to determine the line of best fit with respect to the findings of our custom peer group and general industry compensation reviews; and

•	The value of restricted stock as a vehicle to retain key employees and drive performance.

In light of the findings of the Hewitt review and our aggressive growth strategy and historical performance in relation to such strategy, the Compensation Committee elected to retain its existing executive compensation program philosophy for 2006. Our compensation philosophy in 2006 was that (a) the target annual cash compensation (base salary and annual bonus) of our executive officers be based on the 60th percentile of the competitive market; and (b) the total compensation opportunity for such officers be based on the 70th percentile of the competitive market.

In evaluating the performance of our executive officers, the Compensation Committee considered our overall performance and each individual’s performance and contribution to our overall performance. Annually, the Compensation Committee establishes performance goals and maximum bonus opportunities for executive officers. At the first Compensation Committee meeting after the fiscal year end, the Compensation Committee reviews the achievement of each performance goal for the previous year and determines the bonus awards for each executive.

The Compensation Committee also had private discussions with our Chief Executive Officer concerning the other executive officers’ performance and the strengths and weaknesses of executive management and other key members of management. The Compensation Committee takes into account Mr. Centanni’s assessment of the other executive officers’ performance in determining performance goals and the total compensation package offered to each executive officer.

The Compensation Committee also determined our Chief Executive Officer’s base salary, annual bonus and long-term incentive awards for 2006 in the manner described above. In addition, the Compensation Committee also considered Mr. Centanni’s individual performance for purposes of the annual bonus. Individual goals agreed upon between the Compensation Committee and Mr. Centanni included: completing various rationalization projects in accordance with the plans presented to the Board; improve the profitability of under-performing businesses; achieve a 1% reduction in net landed material costs; and achieve a 10% improvement in the corporate safety incident rate. The Compensation Committee exercised its discretion, in light of these factors, and in view of compensation objectives, to determine the overall compensation for Mr. Centanni rather than assign weights or apply any formula to these factors.

The Compensation Committee has reviewed all components of the compensation for our Chief Executive Officer and the other named executive officers, including annual cash compensation and bonuses, long-term cash and equity incentive compensation, perquisites and other compensation, as well as payouts under various severance or change of control scenarios and considered such in making its compensation decisions.

Benchmarking

Using the Hewitt report, the Compensation Committee reviewed the compensation practices at competitive companies to evaluate our executive compensation philosophy and compensation programs and awards. Hewitt conducted an external market study of compensation levels for seven senior executive management employees including our named executive officers. The study covered the value and distribution of the following components of compensation: (i) base salary; (ii) annual bonus or short-term incentives (actual and target); and (iii) long-term incentives.

The Compensation Committee compared the compensation levels for our executive officers against the compensation levels at the companies in our custom peer group and general industry group. Hewitt provided the Compensation Committee with information regarding the compensation levels and programs at the 50th, 60th and 70th percentiles for our custom peer group and general industry group. Hewitt advised the Compensation Committee that it was important in analyzing their results to note that a number of different internal/organizational and external factors determine appropriate levels of compensation. Such adjustment factors include time in position, experience, individual performance, organization ranking/hierarchy, desired pay mix, business impact, internal equity and relative values, affordability, future potential, retention and attraction concerns, and tax, accounting and securities law concerns. In addition, certain of our executive job responsibilities are broader than traditional market reference points. As a result of combining responsibilities, these roles may warrant additional compensation.

The comparator group consisted of a custom peer group and general industry group. The custom peer group consisted of 22 companies with median annual revenues of $1.6 billion. The general industry group was provided as a result of a desire to confirm the appropriateness of the custom peer group and to provide a comparison on a general industry basis. Specifically, the general industry group is comprised of 200 companies in Hewitt’s TCM database, exclusive of retail, financial and utilities, with revenues less than $5 billion. The median revenues of this group were $1.8 billion. The custom peer group is listed below.

• A. O. Smith	• Goodrich Corporation
• Ameron International Corporation	• IDEX Corporation
• Ametek, Inc.	• Ingersoll-Rand Company
• BorgWarner Inc.	• ITT Industries, Inc.
• Briggs & Stratton Corporation	• Joy Global Inc.
• Charter Manufacturing Inc.*	• Kennametal Inc.
• Cameron International Corporation	• Lincoln Electric Holdings, Inc.
• The Crane Group*	• National Oilwell Varco, Inc.
• EnPro Industries Inc.	• Pactiv Corporation
• Federal Signal	• Smith International, Inc.
• FMC Technologies	• Steelcase Inc.

*	Privately held company and not all data was publicly available.

Revised Compensation Philosophy for 2007

At the Compensation Committee’s direction, we also retained Hewitt to perform a review of our executive officer compensation philosophy and Board of Director compensation for 2007, including annual compensation and long-term incentives. This report analyzes compensation paid with respect to services performed in 2006 and provides benchmarks for the Compensation Committee to use in determining executive compensation for 2007. In light of the findings of the Hewitt review and our aggressive growth strategy and historical performance in relation to such strategy, the Compensation Committee elected to modify its existing executive compensation program philosophy. Our new compensation philosophy for 2007, as approved at the November 15, 2006 meeting, is that

(a) the target annual cash compensation (base salary and annual bonus) of our executive officers be based on the 50th percentile of the competitive market (as opposed to the 60th percentile in 2006); and (b) the total compensation opportunity for such officers be based on the 60th percentile of the competitive market (as opposed to 70th percentile in 2006).

Components of Executive Officer Compensation

We maintain a compensation plan for our executive officers consisting of:

•	base salary;

•	annual incentive compensation through cash bonus opportunities; and

•	long-term incentives in the form of equity incentives (stock option grants and restricted stock) and long-term cash bonus opportunities.

The total compensation package for 2006 was comprised of twenty seven percent (27%) base salary, seventeen percent (17%) target annual cash bonus and fifty-six percent (56%) long-term incentives. The breakdown in the composition of the total compensation package illustrates our emphasis on long-term growth and profitability. In addition, our executive officers are also eligible to receive benefits under our various retirement savings plans, standard employee benefit plans and perquisites.

Annual Cash Compensation

The following is a summary of the components of our executive annual cash compensation.

Base Salary. In February 2006, the Compensation Committee established a base salary target for each executive officer at approximately the 60th percentile of market levels based on competitive market data. The goal in establishing the base salaries was to position our company for future growth, to increase our compensation program’s competitiveness and to enhance our ability to attract and to retain executives. The Compensation Committee took into account market competitiveness as reported in the Hewitt report, and the individual’s responsibilities, experience, actual performance and impact on the business when setting each executive officer’s actual base salary.

Annual Cash Incentive Compensation. An annual cash bonus opportunity is awarded by the Compensation Committee pursuant to our executive Annual Bonus Plan. The Annual Bonus Plan furthers our goal of linking executive compensation to our performance and stockholders’ interests as a whole.

Pursuant to the Annual Bonus Plan, the Compensation Committee is required to establish, no later than 90 days after the beginning of each year, performance goals for such year based upon one or more of the following performance measures: return on equity, assets, capital or investment; pre-tax or after-tax profit levels expressed in absolute dollars or earnings per share; and operating cash flow or cash flow from operating activities. Performance goals may be identical for all participants or may be different to reflect more appropriate measures of individual performance. Performance goals must include a threshold level below which no award will be payable and a maximum award opportunity for each participant.

The Compensation Committee is authorized to adjust the method of calculating attainment of performance goals in recognition of:

•	extraordinary or nonrecurring items;

•	changes in tax laws;

•	changes in generally accepted accounting principles or changes in accounting policies;

•	charges related to restructured or discontinued operations;

•	restatement of prior period financial results; and

•	any other unusual, nonrecurring gain or loss that is separately identified and quantified in our financial statements.

In addition, notwithstanding the attainment of the performance goals, annual incentive awards for participants may be denied or adjusted by the Compensation Committee, in its sole judgment, based on its assessment of the participant’s performance. However, no upward adjustment may be made to an award for a participant if our ability to deduct that participant’s compensation would be limited by Section 162(m) of the Internal Revenue Code.

In February 2006, the Compensation Committee established the performance goals and maximum bonus opportunities for the Annual Bonus Plan participants for 2006. Except for the Division Vice President and General Managers, the performance goals were based on a weighted average of net income (weighted at 60%) and the level of operating cash flow (weighted at 40%) generated by the Company in 2006. For Division Vice President and General Managers, the measures were based on a weighted average of the respective Division’s earnings before taxes (weighted at 60%) and net income and operating cash flow of the Company (weighted at 24% and 16%, respectively). The target bonus percentage range was 40-100% of participant base salaries for 2006, and can be doubled to a maximum range of 200% for maximum performance. Bonus payments increase as performance levels increase. The maximum bonus payment is 200% of the target bonus opportunity.

As noted above, except for the Division Vice President and General Managers, the measures of corporate performance were based on net income and the level of cash flow generated by the Company in 2006. Net income was included in the benchmark to reflect the effect of management’s performance on stockholder return. Operating cash flow was utilized in the benchmark due to the continued importance of cash flow in providing funds to pursue our growth strategies. Operating cash flow was defined as our net cash flow provided by operating activities, excluding any cash activity related to acquisitions completed in 2006. Division performance for each Vice President and General Manager was assessed based on the respective Division’s earnings before taxes.

Considering the 2006 performance goals under the Annual Bonus Plan, we had to generate net income of $103.9 million and $115.0 million of operating cash flow in 2006 for the maximum payout for these objectives; no payout for the net income objective would result if net income were less than $76.8 million and no payout for the cash flow objective would result if cash flow were less than $85.0 million. Our 2006 actual net income was $132.9 million and our operating cash flow was $167.0 million which was substantially larger than the maximum level performance goals. In February 2007, the Compensation Committee evaluated and determined the degree to which the Annual Bonus Plan criteria for 2006 had been met, as well as the performance of individual Annual Bonus Plan participants. Based on this analysis, the Compensation Committee awarded cash bonus payments on average at approximately the maximum levels. The actual bonus payments for each of the named executive officers are shown on the Summary Compensation Table on page 25.

Change in Control. The Annual Bonus Plan contains a change in control provision that deems all outstanding bonus awards to be earned at the maximum performance goal level and requires us to make payment to each named executive officer after the effective date of the change in control. For a further description of the potential benefits in case of a change in control, please see the “Potential Payments Upon Termination or Change in Control” discussion on page 34.

Long-Term Incentives

Under our Incentive Plan, designated employees are eligible from time to time to receive awards in the form of stock options, stock appreciation rights, restricted stock grants, performance shares or long-term cash bonuses, as determined by the Compensation Committee. Historically, awards granted pursuant to the Incentive Plan are granted in February of each year. The purpose of these awards is to promote our long-term financial interests by encouraging employees to acquire an ownership position in our Company and to provide incentives for specific employee performance. In selecting the recipients and size of the awards, the Compensation Committee considers each recipient’s opportunity for significant contribution to our future growth and profitability, without regard to his or her existing stock ownership. In 2006, the Compensation Committee granted long-term incentive awards with an economic value opportunity between the median and the 75th percentile of the competitive market.

Equity Incentives. The Compensation Committee decided in February 2006, due to changes in accounting and tax rules regarding stock options, as well as market trends regarding the use of other types of incentive awards, including restricted stock, that it would be in our best interest to award both stock options and restricted stock to our executive officers. The combination of stock options and restricted stock is intended to create a better balance between risk and reward than stock options alone. In 2006, the executives’ long-term incentive awards were comprised of 25% stock options and 25% of restricted stock, compared to 50% in stock options in previous years. The Compensation Committee believes this composition change in equity incentives further strengthens retention, reinforces incentives for performance, and encourages an ownership position in our Company. The specific number of stock options and restricted stock granted to an executive is determined by the Compensation Committee, with the advice and counsel of Mr. Centanni and Hewitt, based upon the individual’s level of responsibility and a subjective judgment by the Compensation Committee of the executive’s contribution to the financial performance of our Company.

Options are granted at the average of the high and low market prices for the common stock on the date of grant and have value only if the market price of the underlying common stock appreciates. We chose the average of the high and low market price as our option valuation method because we believed it was a better reflection of our common stock’s value on the date of grant compared to other valuation methods available at the time. In 2006, the Compensation Committee granted options with seven-year terms. Furthermore, since options become exercisable in cumulative increments of one-third each year over a three-year period, the Compensation Committee believes options provide an appropriate long-term incentive for those receiving grants, as well as stability in the work force.

The restricted stock granted in 2006 to the named executive officers will vest in three (3) years from the date of grant provided the executive is still an employee on such date, and has been continuously employed by us since the award was granted. The restricted stock awardees are entitled to all dividends and vote the shares of restricted stock while subject to the forfeiture restrictions. Furthermore, since restricted stock does not vest until the completion of the three-year vesting period, the Compensation Committee believes restricted stock provides an appropriate long-term incentive for those receiving grants, as well as stability in the work force.

Long-Term Bonuses. As noted above, under the Incentive Plan, the Compensation Committee may also grant long-term cash bonus awards to the Chairman, Chief Executive Officer, President, any Executive Vice President, any Senior Vice President, any senior officer reporting directly to the Chief Executive Officer and any other Vice President or senior executive or officer designated by the Chief Executive Officer. Eligibility to receive a long-term cash bonus is tied to the achievement of certain company performance targets over a pre-determined performance period. In 2006, long-term bonuses made up 50% of the executive’s long-term incentive opportunity.

The Compensation Committee is responsible for (i) determining the duration of each performance period; (ii) selecting which of our executive officers will be eligible to receive a long-term cash bonus for the performance period; (iii) selecting the business criteria to be applicable to the performance period from among those authorized; (iv) establishing our performance targets relative to the business criteria selected; (v) setting a base salary factor for each executive officer eligible to receive a long-term cash bonus for the performance period; and (vi) at the end of the performance period, determining the extent to which the performance targets have been achieved and the long-term cash bonuses payable to each eligible executive officer. Our performance targets may be based on any one, or a combination, of the business criteria available for performance share awards, as described above. Concurrently with the selection of performance targets, the Compensation Committee must establish an objective formula or standard for calculating the maximum long-term cash bonus payable to each participating executive officer. All long-term cash bonuses are to be denominated in cash or restricted stock awards, as determined by the Compensation Committee and subject to the remaining provisions of the Incentive Plan. Except as otherwise determined by the Compensation Committee, in its discretion, each executive selected by the Compensation Committee as eligible to receive a long-term cash bonus with respect to a particular performance period must continue to be employed by us on the last day of such performance period to continue to be eligible to receive the long-term cash bonus.

In February 2006, the Compensation Committee granted a long-term cash bonus award opportunity to certain executives, including all named executive officers. The long-term cash bonus percentage for the 2006 awards is tied to the compound growth rate of earnings before taxes (EBT) for our industrial businesses which specifically excludes petroleum products during the period January 1, 2006 through December 31, 2008. The utilization of threshold (50%), target (100%) or maximum (200%) percentages will depend upon the achievement of certain compound growth rates of EBT during this period, subject to adjustment as provided under the Incentive Plan. These percentages will be applied to participants’ base salaries multiplied by a base salary factor at the end of 2008 to determine the long-term cash bonus for the period, if any. The Compensation Committee retains discretion over the actual long-term cash bonus payouts and attempts to ensure that the payouts are paid at a level commensurate with performance against objectives. The Compensation Committee determined these percentages based on the Hewitt review benchmarks which approximate 50% of each participant’s total long-term incentive. In particular, the minimum, target and maximum levels are set so that the relative difficulty of achieving the target level is consistent from year to year. Since we began granting long-term cash bonus award opportunities in 2001, we have achieved performance in excess of the maximum performance level three times and did not achieve targets for bonus payouts one year.

In February 2007, the Compensation Committee evaluated and determined the degree to which the criteria for long-term cash bonus award opportunities granted in 2004 to certain executives under the Incentive Plan (the “2004 L-T Bonus Opportunity Plan”) had been met. The criteria for bonus payouts under the 2004 L-T Bonus Opportunity Plan was tied to the compound growth rate of EBT for our industrial businesses (i.e., excluding petroleum products) during the period January 1, 2004 through December 31, 2006. The utilization of the threshold, target or maximum percentages depends upon the achievement of certain levels of compound growth rate of EBT during this period, subject to adjustment as provided under the Incentive Plan. Based on its analysis of our achievement of the relevant criteria, the Compensation Committee awarded bonus payments in February 2007 to participating executives under the 2004 L-T Bonus Opportunity Plan on average at approximately the maximum levels. The actual long-term cash bonus payments for each of the named executive officers are shown on the Summary Compensation Table on page 25.

Change in Control. The Incentive Plan contains a change in control provision that modifies the terms of awards granted under the plan. For a further description of the potential benefits in case of a change in control, please see the “Potential Payments Upon Termination or Change in Control” discussion on page 34.

Retirement Plans

We also provide our employees, including our named executive officers, with various retirement savings plans. Our retirement savings plans are designed to assist our employees, including our named executive officers in planning for retirement and securing appropriate levels of income during retirement. The purpose of our retirement and insurance plans is to attract and retain quality executives as these types of benefit plans are typically offered by our competitors.

Pension Plan. We maintain a Pension Plan and previously maintained a Supplemental Excess Defined Benefit Plan for the benefit of certain employees as defined in the Pension Plan. We also maintain certain other pension plans that our named executive officers are not eligible to participate in.

Effective November 1, 2006, we implemented certain revisions to the Pension Plan. Future service credits under the Pension Plan ceased effective October 31, 2006. Benefits under the Pension Plan will not be less than the amount of each participant’s accrued and vested benefits as of such date. If a participant is not fully vested in his or her accrued benefit under the Pension Plan, the participant will continue to earn time toward vesting based on continued service.

The Compensation Committee determined that the changes in the retirement benefits would provide advantages for both our company and our employees. The change enabled us to reduce our long-term unfunded liabilities and gain better control over our retirement expense/cash flow volatility. The changes also provide greater benefits to our employees because they retain the same cash benefit they had with the Pension Plan while gaining control over investment decisions and with the potential of obtaining greater investment growth opportunities.

We also maintained the Excess Defined Benefit Plan. The Excess Defined Benefit Plan was a nonqualified plan providing certain employees, including our named executive officers, Pension Plan benefits that could not be paid from a qualified, defined benefit plan due to provisions of the Internal Revenue Code. The Excess Defined Benefit Plan provided our named executive officers with a credit of 12% of annual compensation in excess of the IRS annual compensation limit of $220,000. This plan provided executives with a similar level of benefits afforded to all other employees who are not subject to the limitations imposed by the IRS on our tax qualified Pension Plan plus an additional 4% on compensation in excess of the IRS annual compensation limit that can be considered for benefits for a qualified plan. Effective November 1, 2006, the Excess Defined Benefit Plan was merged into the Excess Defined Contribution Plan, also a Rabbi Trust. Effective with the merger, the company contribution is made to the Excess Defined Contribution Plan.

Retirement Savings Plan. The Retirement Savings Plan is a tax-qualified retirement savings plan. All full or part-time U.S. employees, including the named executive officers, are eligible to participate in the Retirement Savings Plan. Employees may contribute from 1% to 100% of compensation tax deferred to the plan. We match the first 3% of employee contributions $1 for each $1 and the second 3% of employee contributions $.50 for each $1. The company match is contributed in the form of our common stock. Participants may transfer out of our common stock to one of twenty investment funds at any time. Beginning November 1, 2006, employees at certain eligible locations also receive a non-elective company contribution equal to the former Pension Plan credits. All employee and company matching contributions are fully vested immediately and the non-elective company contribution becomes fully vested after 3 years of employment. All named executive officers are fully vested in the non-elective company contribution portion of the Retirement Savings Plan.

Supplemental Excess Defined Contribution Plan. In addition to the Retirement Savings Plan, employees receiving a base pay of $110,000 or higher, including our named executive officers, are eligible to participate in the Supplemental Excess Defined Contribution Plan. This plan provides executives with a similar level of benefits afforded to all other employees who are not subject to the limitations imposed by the IRS on our tax qualified 401(k) plan. All employee and company matching contributions are fully vested immediately and the non-elective company contribution becomes fully vested after 3 years of employment. All named executive officers are fully vested in the non-elective company contribution portion of the Supplemental Excess Defined Contribution Plan.

Other Benefits

Standard Employee Benefits. In addition to the Incentive Plan, the Savings Plan and the Excess Contribution Plan, we also provide other benefit plans for employees and executive officers. All of our employees, including our named executive officers, are eligible to receive health, dental, disability and life insurance coverage. Additionally, all employees are entitled to vacation, sick leave and other paid holidays. Our commitment to provide employees with the benefits summarized above recognizes our belief that the health and well-being of our employees is directly related to our overall success.

Perquisites. We provide very few perquisites to our executive officers. The Compensation Committee believes the perquisites provided are consistent with our overall executive compensation program and assist our executives in managing their long-term financial viability which ultimately benefits our Company.

These perquisites include:

•	annual tax planning and preparation services;

•	estate planning services (once every five (5) years);

•	executive retirement planning in connection with their retirement from Gardner Denver;

•	an annual executive physical (elective not mandatory);

•	long-term disability insurance;

•	executive long-term care insurance; and

•	relocation expenses, when required.

Security Ownership Requirements

We maintain stock ownership requirements for our nonemployee directors, executive officers and other key employees. Under these requirements, each nonemployee director is expected to maintain an equity interest in our Company equal to three times his or her annual cash compensation, including compensation for Board and Committee meeting attendance, but not including stock options or amounts contributed on behalf of such director to our Phantom Stock Plan. These requirements also require that our CEO maintain an equity interest equal to five times his annual base salary and each executive officer, corporate vice president and each general manager maintain an equity interest in our Company equal to three times his or her annual base salary. These ownership requirements are to be achieved by the fifth anniversary of each individual’s appointment as a director or executive officer, as appropriate. Common stock held directly by the director or executive officer or their respective immediate family members, and indirectly for the benefit of the director or executive officer in an IRA account, family trust, the Savings Plan and/or the related Excess Contribution Plan, are considered in determining compliance with these requirements. Failure to meet these requirements within the allotted time will be taken into consideration when evaluating the individual’s commitment to a continuing relationship with our Company. All directors and named executive officers are in compliance with our security ownership requirements.

Stock Repurchase Program for Executive Officers

We have granted stock options under the Incentive Plan to promote our long-term interests, and executive officers have exercised a portion of such stock options in accordance with the Incentive Plan and applicable stock option agreements. The cumulative increase in the market price of our common stock since the grant of some of these stock options resulted in the imposition of significant alternative minimum taxes on these employees. Therefore, we have established a Stock Repurchase Program for our executive officers, to provide a means for them to sell our common stock and obtain sufficient funds to meet tax obligations which arise from the exercise or vesting of incentive stock options, restricted stock or performance shares. The program was created to mitigate any potential disruption to an orderly trading market in our common stock, which could result if the executives’ trades were effected through securities brokers. The sales price under this program is the average of the high and low sales prices of our common stock on the composite tape of the NYSE on the date of the repurchase. The determination to sell shares under this program is final and must be submitted either on the day of the sale or no later than prior to the initiation of trading the following day. The following chart provides a description of the number of share repurchases under the Stock Repurchase Program from January 1, 2006 through March 2, 2007:

Repurchases under Stock Repurchase Plan since January 1, 2006

		# of
Executive Officer	Date	Shares Repurchased	Value Realized

Tracy D. Pagliara	5/8/06	8,600	$346,000

Change in Control Agreements

We are party to Change in Control Agreements or CIC Agreements with each of our named executive officers. To receive benefits under the CIC Agreement, two events must occur: (a) a change in control and (b) termination of the executive officer’s employment other than for cause. This two prong requirement allows us and our executive officers to concentrate on our goals and the potential change in control without incurring any costs unless a named executive officer is terminated. The CIC Agreements also prohibit the executive officer from disclosing confidential information and from soliciting our employees, customers or clients.

In 2005, the Compensation Committee reviewed the terms and conditions of the CIC Agreements and determined that it was in the best interest of the stockholders to maintain this agreement in light of our named executive officers’ knowledge and experience and the need for management continuity during a potential change in control. The Compensation Committee believes our CIC Agreements encourage each of our executive officers to continue to carry out their officer’s duties in the event of a possible change in control of our company.

For a further description of the potential benefits in case of a change in control, please see the “Potential Payments Upon Termination or Change in Control” discussion on page 34.

Other

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the deductibility by public corporations of non-performance based compensation paid to specified executive officers. The Compensation Committee endeavors to maximize deductibility of compensation by qualifying certain compensation as performance-based under Section 162(m) to the extent practicable while maintaining competitive compensation. However, the Compensation Committee does not strictly limit executive compensation to that which is deductible under Section 162(m) of the Code and has not adopted a policy requiring all compensation to be deductible. The Compensation Committee believes that adopting such a policy would limit its ability to maintain flexibility in compensating named executive officers.

All compensation for 2006 paid to our executive officers, including the compensation element of shares received under our Incentive Plan, qualified for deduction under the Code, except the restricted stock shares granted to Mr. Centanni. While we currently believe the restricted stock granted to other named executive officers will be deductible upon vesting, we cannot be certain of this since the deductibility depends upon the executive’s compensation in the year of vesting and the value of the shares on the vesting date.

EXECUTIVE MANAGEMENT COMPENSATION

SUMMARY COMPENSATION TABLE

The following table presents compensation paid to or earned by each of our named executive officers for the fiscal year ended December 31, 2006. Our company has not entered into any employment agreements, except the change in control agreements discussed previously and under the “Potential Payments Upon Termination or Change in Control” discussion on page 34, with any of our named executive officers.

									Change in
									Pension
									Value and
								Non-	Nonquali-
								Equity	fied
								Incentive	Deferred
								Plan	Compen-	All Other
				Stock		Option		Compen-	sation	Compen-
Name and		Salary	Bonus	Awards		Awards		sation	Earnings	sation	Total
Principal Position	Year	($)	($)	($)(1),(2)		($)(5),(6)		($)(7)	($)(8)	($)(9)	($)

Ross J. Centanni	2006	$758,347	$1,540,000	$627,620	(3),(4)	$1,084,025	(3)	$1,010,625	$31,032	$77,473	$5,129,122
Chairman, President & CEO
Helen W. Cornell	2006	$302,504	$390,000	$52,571		$132,748		$268,125	$13,380	$64,145	$1,223,473
Vice President, Finance & CFO
Tracy D. Pagliara	2006	$291,667	$360,000	$42,057		$118,494		$247,500	$13,236	$65,860	$1,138,814
Vice President, Administration, General Counsel & Secretary
J. Dennis Shull	2006	$269,173	$240,000	$140,680	(3)	$191,485	(3)	$247,500	$22,037	$52,100	$1,162,975
Executive Vice President & Gen Mgr Compressor Division
Richard C. Steber	2006	$266,676	$220,000	$103,981	(3)	$143,829	(3)	$226,875	$15,541	$51,779	$1,028,681
Vice President & Gen Mgr Engineered Products Division

(1)	On February 20, 2006, Mr. Centanni, Ms. Cornell, and Messrs. Pagliara, Shull and Steber were granted 20,000, 6,000, 4,800, 4,600 and 3,400 shares of restricted stock, with a fair market value of $30.58 per share, respectively, as adjusted to reflect the June 1, 2006 stock split. The restricted stock awards granted during 2006 cliff vest three years after the date of grant.

(2)	The restricted share award grants were valued at the average of the high and low price of our common stock on the date of grant.

(3)	Because Messrs. Centanni, Shull and Steber are all retirement eligible, we are required pursuant to SFAS No. 123(R) to recognize a total compensation cost associated with their 2006 restricted stock awards as of the grant date instead of ratably over the vesting period stated in the grant. The compensation reported reflects this treatment.

(4)	Mr. Centanni was awarded 36,000 shares of restricted stock in 2003, which cliff vested on February 23, 2006. Prior to January 1, 2006, we accounted for share-based payments in accordance with the provisions of Accounting Principles Board Opinion 25 (“APB 25”), “Accounting for Stock Issued to Employees.” APB 25 required that the grant date fair market value of this restricted stock award be recognized as compensation expense ratably over the 3 year vesting period. During 2006, compensation cost of $15,970 was recognized relating to this grant, which is included in the table above.

(5)	The option award value represents compensation expense we recorded during 2006 for all unvested awards as of January 1, 2006. Per SEC rules, the amount excludes forfeitures for service-based vesting conditions.

(6)	Amounts calculated utilizing the provisions of SFAS No. 123(R). We adopted SFAS No. 123(R) using the modified prospective transition method on January 1, 2006. See Note 13 of the consolidated financial statements in our Annual Report for the year ended December 31, 2006 regarding assumptions underlying valuation of equity awards granted in 2006, 2005 and 2004 and Note 1 of the consolidated financial statements in our Annual Report for the year ended December 31, 2005 regarding assumptions underlying valuation of equity awards granted in 2003.

(7)	In February 2007, the Committee evaluated and determined the degree to which the criteria for the 2004 L-T Bonus Opportunity Plan had been met. The criteria for bonus payouts under the 2004 L-T Bonus Opportunity Plan was tied to the compound growth rate of earnings before taxes (EBT) for our industrial businesses (i.e., excluding petroleum products) during the period January 1, 2004 through December 31, 2006. The utilization of the threshold, target or maximum percentages depends upon the achievement of certain levels of compound growth rate of EBT during this period, subject to adjustment as provided under the Incentive Plan. Based on its analysis of our achievement of the relevant criteria, the Committee awarded bonus payments in February 2007 to participating executives under the 2004 L-T Bonus Opportunity Plan on average at approximately the maximum levels. See the Compensation Discussion and Analysis page 16.

(8)	These amounts reflect the increase in the present value of the named executive officer’s Pension Plan benefits through December 31, 2006, which because of the Pension Plan freeze includes accruals through October 31, 2006. The Pension Plan is a cash balance plan. The change in pension value includes interest credits on the cash balance accounts at the assumed long-term interest rate of 6% per year thorough normal retirement age and the pay-related credits to the cash balance accounts for the year. The pay related credits were calculated at 4% of compensation up to the social security wage base and 8% above the social security wage base up to the annual IRS compensation limit.

(9)	Amounts under “All Other Compensation” reflect our matching contributions on behalf of each of the named executive officers to the Retirement Savings Plan and the related Excess Contribution Plan, tax planning and preparation services (with tax gross up payments), annual executive physicals, premiums paid by the Company on behalf of each of the named executive officers under the Executive Long Term Care Program (the “LTC Plan”), and the premiums paid by us on behalf of the named executive officers for long-term disability insurance (the maximum benefits for named executive officers are different than other employees), broken down as follows for 2006:

ALL OTHER COMPENSATION TABLE

	Retirement	Excess		Annual	Long Term	Tax
Name and Principal	Savings	Contribution	LTC Plan	Executive	Disability	Planning
Position	Plan	Plan	Premiums	Physicals	Premiums	Fees	Total

Ross J. Centanni	$5,250	$44,276	$20,821	$804	$1,323	$5,000	$77,473
Chairman, President & CEO
Helen W. Cornell	$4,500	$41,983	$13,059	$280	$1,323	$3,000	$64,145
Vice President, Finance & CFO
Tracy D. Pagliara	$6,750	$38,340	$16,447	$0	$1,323	$3,000	$65,860
Vice President, Administration, General Counsel & Secretary
J. Dennis Shull	$4,737	$31,731	$10,834	$499	$1,299	$3,000	$52,100
Executive Vice President & Gen Mgr Compressor Division
Richard C. Steber	$9,000	$27,896	$10,585	$0	$1,299	$3,000	$51,779
Vice President & Gen Mgr Engineered Products Division

GRANTS OF PLAN-BASED AWARDS

This following table presents grants of plan-based awards during the fiscal year ended on December 31, 2006. The estimated future payouts under non-equity incentive plan awards are the long-term cash bonus award opportunity granted in 2006. While the actual award will be based on the ending base salaries of our named executive officers for 2008, the estimates provided in this table are calculated using the named executive officers’ current salaries as of December 31, 2006. All share figures and prices referenced in this proxy statement have been adjusted to reflect the 2-for-1 stock split (in the form of a 100% stock dividend) that occurred on June 1, 2006. Each share of common stock is entitled to one vote.

								All Other	All Other		Closing
								Stock	Option		Price of
		Estimated Future Payouts			Estimated Future Payouts			Awards:	Awards:	Exercise	Shares of
		Under Non-Equity			Under Equity Incentive			Number of	Number of	or Base	Stock on	Grant Date
		Incentive Plan Awards(1)			Plan Awards			Shares of	Securities	Price of	Date of	Fair Value
		Thres-		Maxi-	Thres-		Maxi-	Stock or	Underlying	Option	Option	of Stock and
	Grant	hold	Target	mum	hold	Target	mum	Units	Options	Awards	Awards	Option
Name	Date	($)	($)	($)	(#)	(#)	($)	(#)(2)	(#)	($/Sh)(3)	($/Sh)(4)	Awards(5)

Ross J. Centanni	2/20/06	$770,000	$1,540,000	$2,310,000				20,000				$611,650
Chairman,									50,000	$30.58	$30.81	$566,315
President & CEO
Helen W. Cornell	2/20/06	$219,375	$438,750	$877,500				6,000				$183,495
Vice President,									14,500	$30.58	$30.81	$164,231
Finance & CFO
Tracy D. Pagliara	2/20/06	$172,500	$345,000	$690,000				4,800				$146,796
Vice President,									11,600	$30.58	$30.81	$109,276
Administration, Gen Counsel & Secretary
J. Dennis Shull	2/20/06	$135,000	$270,000	$540,000				4,600				$140,680
Executive Vice									10,900	$30.58	$30.81	$123,457
President & Gen Mgr Compressor Division
Richard C. Steber	2/20/06	$103,125	$206,250	$412,500				3,400				$103,981
Vice President &									8,200	$30.58	$30.81	$77,247
Gen Mgr Engineered Products Division

(1)	The long-term cash bonus percentage for the 2006 awards is tied to the compound growth rate of EBT for our industrial businesses during the period January 1, 2006 through December 31, 2008. The utilization of threshold (50%), target (100%) or maximum (200%) percentages will depend upon the achievement of certain compound growth rates of EBT during this period, subject to adjustment as provided under the Incentive Plan. These percentages will be applied to participants’ base salaries multiplied by a base salary factor at the end of 2008 to determine the long-term cash bonus for the period, if any. The amounts listed as estimated future payouts are based on each executive’s 2006 salary while the actual payout will be based on each executive’s 2008 salary. The maximum payout under the Incentive Plan for long-term cash bonuses is 300% of Mr. Centanni’s 2008 base salary and 200% of the other named executive officers’ 2008 base salaries.

(2)	Restricted stock granted pursuant to the Incentive Plan on February 20, 2006 to the named executive officers vests three (3) years from the date of grant provided the executive is still an employee of the company on such date, and has been continuously employed by our company since the award was granted. The restricted stock awardees are entitled to all dividends and vote the shares of restricted stock while subject to the forfeiture restrictions.

(3)	Stock options granted pursuant to the Incentive Plan on February 20, 2006 vest in cumulative increments of one-third each year over a three-year period and remain exercisable for a period of seven years from the date of grant. The exercise price is equal to the average of the high and low price of our common stock as reported by the composite tape of the NYSE on February 17, 2006.

(4)	The market close price of our common stock as reported by the composite tape of the NYSE on February 17, 2006 was $30.81.

(5)	The expected terms for options granted to certain executives that have similar historical exercise behavior were determined separately for valuation purposes. The grant date fair value of the option awards for Messrs. Centanni and Shull and Ms. Cornell was $11.33 and for Messrs. Pagliara and Steber was $9.42. The grant date fair value of the restricted stock grants, based on the adjusted average of the high and low price on the grant date, is $30.58.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table presents information regarding outstanding stock option and restricted stock awards as of December 31, 2006. All share figures and prices referenced in this proxy statement have been adjusted to reflect the 2-for-1 stock split (in the form of a 100% stock dividend) that occurred on June 1, 2006. Each share of common stock is entitled to one vote.

	Option Awards						Stock Awards
										Equity
										Incentive
									Equity	Plan
									Incentive	Awards:
									Plan	Market
									Awards:	or Payout
			Equity						Number of	Value of
			Incentive					Market	Unearned	Unearned
			Plan				Number of	Value of	Shares,	Shares,
		Number of	Awards:				Shares or	Shares or	Units or	Units or
	Number of	Securities	Number of				Units of	Units of	Other	Other
	Securities	Underlying	Securities				Stock	Stock	Rights	Rights
	Underlying	Unexercised	Underlying				That	That	That	That
	Unexercised	Options	Unexercised	Option			Have	Have	Have	Have
	Options	Unexer-	Unearned	Exercise		Option	Not	Not	Not	Not
	Exercisable	cisable	Options	Price		Expiration	Vested	Vested	Vested	Vested
Name	(#)	(#)	(#)	($)		Date	(#)(10)	($)(11)	(#)	($)

Ross J. Centanni	100,000	0		$13.42	(1)	3/2/2008
Chairman, President	140,000	0		$6.31	(2)	3/1/2009
& CEO	140,000	0		$8.81	(3)	3/6/2010
	70,000	0		$9.85	(4)	2/26/2011
	69,000	0		$9.98	(5)	2/25/2012
	97,400	0		$8.84	(6)	2/24/2013
	66,668	33,332		$14.51	(7)	2/23/2011
	50,000	100,000		$20.09	(8)	2/21/2012
	0	50,000		$30.58	(9)	2/20/2013
							20,000	$746,200
Helen W. Cornell	22,000	0		$13.42	(1)	3/2/2008
Vice President,	24,000	0		$6.31	(2)	3/1/2009
Finance & CFO	24,000	0		$8.81	(3)	3/6/2010
	13,000	0		$9.85	(4)	2/26/2011
	14,000	0		$9.98	(5)	2/25/2012
	19,200	0		$8.84	(6)	2/24/2013
	9,868	4,932		$14.51	(7)	2/23/2011
	10,000	20,000		$20.09	(8)	2/21/2012
	0	14,500		$30.58	(9)	2/20/2013
							6,000	$223,860
Tracy D. Pagliara	5,732	0		$14.51	(7)	2/23/2011
Vice President,	0	20,000		$20.09	(8)	2/21/2012
Administration, Gen	0	11,600		$30.58	(9)	2/20/2013
Counsel & Secretary							4,800	$179,088
J. Dennis Shull	8,300	0		$9.98	(5)	2/25/2012
Executive Vice	25,000	0		$8.84	(6)	2/24/2013
President & Gen Mgr	13,734	6,866		$14.51	(7)	2/23/2011
Compressor Division	7,000	14,000		$20.09	(8)	2/21/2012
	0	15,500		$30.58	(9)	2/20/2013
							4,600	$171,626
Richard C. Steber	10,366	0		$8.84	(6)	2/24/2013
Vice President &	12,000	6,000		$14.51	(7)	2/23/2011
Gen Mgr Engineered	7,000	14,000		$20.09	(8)	2/21/2012
Products Division	0	8,200		$30.58	(9)	2/20/2013
							3,400	$126,854

(1)	These options were granted on 3/2/1998 pursuant to the Incentive Plan. These options vest in three increments of 33.3% commencing on 3/2/1999 and on each of the two anniversaries thereafter and expire on 3/2/2008.

(2)	These options were granted on 3/1/1999 pursuant to the Incentive Plan. These options vest in three increments of 33.3% commencing on 3/1/2000 and on each of the two anniversaries thereafter and expire on 3/1/2009.

(3)	These options were granted on 3/6/2000 pursuant to the Incentive Plan. These options vest in three increments of 33.3% commencing on 3/6/2001 and on each of the two anniversaries thereafter and expire on 3/6/2010.

(4)	These options were granted on 2/26/2001 pursuant to the Incentive Plan. These options vest in three increments of 33.3% commencing on 2/26/2002 and on each of the two anniversaries thereafter and expire on 2/26/2011.

(5)	These options were granted on 2/25/2002 pursuant to the Incentive Plan. These options vest in three increments of 33.3% commencing on 2/25/2003 and on each of the two anniversaries thereafter and expire on 2/25/2012.

(6)	These options were granted on 2/24/2003 pursuant to the Incentive Plan. These options vest in three increments of 33.3% commencing on 2/24/2004 and on each of the two anniversaries thereafter and expire on 2/24/2013.

(7)	These options were granted on 2/23/2004 pursuant to the Incentive Plan. These options vest in three increments of 33.3% commencing on 2/23/2005 and on each of the two anniversaries thereafter and expire on 2/23/2011.

(8)	These options were granted on 2/21/2005 pursuant to the Incentive Plan. These options vest in three increments of 33.3% commencing on 2/21/2006 and on each of the two anniversaries thereafter and expire on 2/21/2012.

(9)	These options were granted on 2/20/2006 pursuant to the Incentive Plan. These options vest in three increments of 33.3% commencing on 2/20/2007 and on each of the two anniversaries thereafter and expire on 2/20/2013.

(10)	On February 20, 2006, the Compensation Committee awarded restricted stock grants of our common stock having a fair market value based on the average of the high and low price on such date of $30.58 per share. The award recipients have the right to vote and to receive dividends with respect to these shares, but are required to remain employed by us until February 20, 2009 as a condition to the vesting of these shares and the removal of the transfer restrictions.

(11)	The market value of the shares of restricted stock that have not vested is based on the closing price of $37.31 at year end.

OPTION EXERCISES AND STOCK VESTED

The following table presents the amounts each named executive officer received upon exercise of options and the value realized upon the vesting of restricted stock awards. The value realized on the exercise of options and vesting of restricted stock does not account for the personal tax liability incurred by our named executive officers. All share figures and prices referenced in this proxy statement have been adjusted to reflect the 2-for-1 stock split (in the form of a 100% stock dividend) that occurred on June 1, 2006. Each share of our common stock is entitled to one vote.

	Option Awards			Stock Awards
	Number of			Number of
	Shares			Shares
	Acquired		Value Realized	Acquired	Value Realized
	on Exercise		on Exercise	on Vesting	on Vesting
Name	(#)		($)(1)	(#)	($)(1)

Ross J. Centanni	0		0	36,000	$1,119,600	(2)
Chairman, President & CEO
Helen W. Cornell	0		0	0	0
Vice President, Finance & CFO
Tracy D. Pagliara	5,514	(3)	$221,828
Vice President,	9,440	(4)	$379,771
Administration, General	9,332	(5)	$375,426
Counsel & Secretary	14,264	(6)	$573,841
	2,624	(7)	$105,564
	3,560	(8)	$131,076
	6,736	(9)	$248,013
	10,000	(10)	$368,190
	8,844	(11)	$325,627
	4,668	(12)	$171,871	0	0

	Option Awards			Stock Awards
	Number of			Number of
	Shares			Shares
	Acquired		Value Realized	Acquired	Value Realized
	on Exercise		on Exercise	on Vesting	on Vesting
Name	(#)		($)(1)	(#)	($)(1)

J. Dennis Shull	21,966	(13)	$762,879
Executive Vice President &	11,334	(14)	$393,630
Gen Mgr Compressor Division	8,034	(15)	$272,112
	22,666	(16)	$767,697
	34,000	(17)	$1,227,230
	18,000	(18)	$649,710
	10,300	(19)	$403,709	0	0
Richard C. Steber	8,000	(20)	$249,840
Vice President & Gen Mgr	12,034	(21)	$375,822	0	0
Engineered Products Division

(1)	The value of the option exercise or restricted stock vesting listed does not account for the personal tax liability incurred by the executive officer.

(2)	On February 24, 2003, the Compensation Committee awarded Mr. Centanni a grant of 36,000 shares of our restricted common stock having a fair market value based on the average of the high and low price on such date of $8.73 per share, or $314,280 in the aggregate. Mr. Centanni had the right to vote and to receive dividends with respect to these shares, but was required to remain employed by us until February 23, 2006 as a condition to the vesting of these shares and the removal of their restrictions on transferability. The value realized is based on the average of the high and low price on February 24, 2006 of $31.10.

(3)	These options were exercised on May 8, 2006, and Mr. Pagliara acquired the underlying shares at a strike price of $7.48. The value realized on exercise is the average of the market high and low price on May 8, 2006, which was $40.23.

(4)	These options were exercised on May 8, 2006, and Mr. Pagliara acquired the underlying shares at a strike price of $9.85. The value realized on exercise is the average of the market high and low price on May 8, 2006, which was $40.23.

(5)	These options were exercised on May 8, 2006, and Mr. Pagliara acquired the underlying shares at a strike price of $9.98. The value realized on exercise is the average of the market high and low price on May 8, 2006, which was $40.23.

(6)	These options were exercised on May 8, 2006, and Mr. Pagliara acquired the underlying shares at a strike price of $8.84. The value realized on exercise is the average of the market high and low price on May 8, 2006, which was $40.23.

(7)	These options were exercised on May 8, 2006, and Mr. Pagliara acquired the underlying shares at a strike price of $14.51. The value realized on exercise is the average of the market high and low price on May 8, 2006, which was $40.23.

(8)	These options were exercised on November 21, 2006, and Mr. Pagliara acquired the underlying shares at a strike price of $9.85. Mr. Pagliara immediately sold these shares within a price range of $36.75 to $36.94.

(9)	These options were exercised on November 21, 2006, and Mr. Pagliara acquired the underlying shares at a strike price of $8.84. Mr. Pagliara immediately sold these shares within a price range of $36.75 to $36.94.

(10)	These options were exercised on November 21, 2006, and Mr. Pagliara acquired the underlying shares at a strike price of $20.09. Mr. Pagliara immediately sold these shares within a price range of $36.75 to $36.94.

(11)	These options were exercised on November 21, 2006, and Mr. Pagliara acquired the underlying shares at a strike price of $14.51. Mr. Pagliara immediately sold these shares within a price range of $36.75 to $36.94.

(12)	These options were exercised on November 21, 2006, and Mr. Pagliara acquired the underlying shares at a strike price of $9.98. Mr. Pagliara immediately sold these shares within a price range of $36.75 to $36.94.

(13)	These options were exercised on June 27, 2006, and Mr. Shull acquired the underlying shares at a strike price of $13.42. Mr. Shull immediately sold these shares within a price range from $34.00 to $34.78.

(14)	These options were exercised on June 27, 2006, and Mr. Shull acquired the underlying shares at a strike price of $6.31. Mr. Shull immediately sold these shares within a price range from $34.00 to $34.78.

(15)	These options were exercised on June 28, 2006, and Mr. Shull acquired the underlying shares at a strike price of $13.42. Mr. Shull immediately sold these shares within a price range from $34.00 to $34.25.

(16)	These options were exercised on June 28, 2006, and Mr. Shull acquired the underlying shares at a strike price of $6.31. Mr. Shull immediately sold these shares within a price range from $34.00 to $34.25.

(17)	These options were exercised on September 7, 2006, and Mr. Shull acquired the underlying shares at a strike price of $8.81. Mr. Shull immediately sold these shares within a price range from $35.75 to $36.43.

(18)	These options were exercised on September 7, 2006, and Mr. Shull acquired the underlying shares at a strike price of $9.85. Mr. Shull immediately sold these shares within a price range from $35.75 to $36.43.

(19)	These options were exercised on December 11, 2006, and Mr. Shull acquired the underlying shares at a strike price of $9.98. The value realized on exercise is the average of the market high and low price on December 11, 2006, which was $39.20.

(20)	These options were exercised on March 29, 2006, and Mr. Steber acquired the underlying shares at a strike price of $9.98. The value realized on exercise is the average of the market high and low price on March 29, 2006, which was $31.94.

(21)	These options were exercised on March 29, 2006, and Mr. Steber acquired the underlying shares at a strike price of $8.84. The value realized on exercise is the average of the market high and low price on March 29, 2006, which was $31.94.

PENSION BENEFITS

We maintain a Pension Plan and previously maintained a Supplemental Excess Defined Benefit Plan for the benefit of certain employees as defined in the Pension Plan. We also maintain certain other pension plans that our named executive officers are not eligible to participate in.

Under the Pension Plan, we credited 4% of total compensation paid, up to the Social Security wage base for the year, plus 8% of total compensation paid in excess of the Social Security wage base up to the IRS annual compensation limit, annually to each individual’s account. For purposes of the Pension Plan, total compensation is cash remuneration paid during the year by us to or for the benefit of a participant, including base salary for the current year, annual cash bonus earned during the prior year but paid in the current year for our named executive officers and the 2003 long-term cash bonus paid in 2006.

Benefits at retirement are payable, as the participant elects, in the form of a level annuity with or without survivorship or a lump-sum payment. We maintained the status of the plan as a qualified defined benefit plan through sufficient contributions to a trust fund to meet the minimum requirements under the Internal Revenue Code.

Effective November 1, 2006, we implemented certain revisions to the Pension Plan. Future service credits under the Pension Plan ceased effective October 31, 2006. Benefits under the Pension Plan will not be less than the amount of each participant’s accrued and vested benefits as of such date. If a participant is not fully vested in his or her accrued benefit under the Pension Plan, the participant will continue to earn time toward vesting based on continued service.

In connection with the revisions to the Pension Plan, we increased future company contributions to certain company-sponsored defined contribution savings plans, one of which is a qualified plan under the requirements of Section 401(k) of the Internal Revenue Code. The benefits provided to each executive officer are the same as they were under the Pension Plan, meaning that we now credit the monies that would have been previously credited to the Pension Plan to our defined contribution savings plans.

The Compensation Committee determined that the changes in the retirement benefits would provide advantages for both our company and our employees. The change enabled us to reduce our long-term unfunded liabilities and gain better control over our retirement expense/cash flow volatility. The changes also provide greater benefits to our employees because they retain the same cash benefit they had with the Pension Plan while gaining control over investment decisions and with the potential of obtaining greater investment growth opportunities.

We also maintained the Excess Defined Benefit Plan. The Excess Defined Benefit Plan is a nonqualified plan providing certain employees, including our named executive officers, Pension Plan benefits that cannot be paid from a qualified, defined benefit plan due to provisions of the Internal Revenue Code. Under the Excess Defined Benefit Plan, for January 1, 2006 through October 31, 2006, we credited 12% of the amount of annual compensation in excess of the $220,000 IRS annual compensation limit to the individual accounts of the participating employees, including our named executive officers. The Excess Defined Benefit Plan was funded through contributions by us to a Rabbi Trust. Effective November 1, 2006, the Excess Defined Benefit Plan was merged into the Excess Defined Contribution Plan, also a Rabbi Trust. Effective with the merger, the 12% company credit is made to the Excess Defined Contribution Plan.

The following table presents individualized information for each named executive officer on the actuarial present value of the accumulated benefit under our Pension Plan determined using interest rate and mortality rate assumptions consistent with those used in our financial statements and the number of years of credited service. Effective November 1, 2006, we implemented certain revisions to the Pension Plan. Future service credits under the Pension Plan ceased effective October 31, 2006. Benefits under the Pension Plan will not be less than the amount of each participant’s accrued and vested benefits as of such date. If a participant is not fully vested in his or her accrued benefit under the Pension Plan, the participant will continue to earn time toward vesting based on continued service.

			Present
		Number of Years	Value of	Payments During
		Credited Service	Accumulated	Last Fiscal Year
Name	Plan Name	(#)(1)	Benefit($)(2),(3),(4)	($)

Ross J. Centanni	Pension Plan	27	$538,322	$0
Chairman, President & CEO
Helen W. Cornell	Pension Plan	18	$233,691	$0
Vice President, Finance & CFO
Tracy D. Pagliara	Pension Plan	6	$92,417	$0
Vice President, Administration, Gen Counsel & Secretary
J. Dennis Shull	Pension Plan	31	$352,092	$0
Executive Vice President & Gen Mgr Compressor Division
Richard C. Steber	Pension Plan	5	$73,652	$0
Vice President & Gen Mgr Engineered Products Division

(1)	Under the Pension Plan, an individual is retirement eligible at age 55. Our Pension Plan does not delineate between early retirement and retirement provided the individual meets the retirement eligibility requirements noted above. Messrs. Centanni, Shull and Steber are currently retirement eligible.

(2)	The Pension Plan is a cash balance account and for financial reporting purposes all employees reaching retirement age are assumed to select a lump sum. Therefore, the Present Value of Accumulated Benefits as of December 31, 2006 is the present value of the anticipated lump sum benefit to be paid at Normal Retirement Age. In determining the present value, the long-term interest crediting rate is assumed to be 6% and the discount rate is assumed to be 5.9%.

(3)	The elements of compensation included in determining benefits under the Pension Plan include annual salary, annual bonus and long-term cash bonuses.

(4)	In the event of a change in control, each named executive would be entitled to accelerated vesting and continued accrual of benefits under our Pension Plan for three years. See the Change in Control discussion page 34.

Nonqualified Deferred Compensation

In addition to the Retirement Savings Plan, employees receiving a base pay of $110,000 or higher, including our named executive officers, are eligible to participate in our Supplemental Excess Defined Contribution Plan. Eligible employees elect a deferral percentage under the Retirement Savings Plan at the time of enrollment in the Excess Plan or once per year in December for the following year. A separate election to defer from the annual bonus is made in June for the bonus payable the following year. Employees start contributing to the Excess Plan when they exceed the IRS pre-tax limits and the catch up limit for participants age 50 or over. The company matches the first 3% of employee contributions $1 for each $1 and the second 3% of employee contributions $.50 for each $1. The company match is contributed in the form of cash. Effective November 1, 2006, our named executive officers and certain other eligible executives receive a non-elective company contribution of 12%, after they exceed the annual IRS compensation limits. Account balances from the former Supplemental Excess Defined Benefit Plan were merged into this Plan on November 1, 2006. All employee and company matching contributions are fully vested immediately and the non-elective company contribution becomes fully vested after 3 years of employment. All named executive officers are fully vested in the non-elective company contribution portion of the Supplemental Excess Defined Contribution Plan.

The investment options available to our named executive officers under our Supplemental Excess Contribution Plan are virtually the same as those offered to all of our employees under our Retirement Savings Plan. Because some investment options available under our Retirement Savings Plan are not available for our nonqualified plan, we have made similar investment options available to our nonqualified plan participants. The table below shows the funds available under the Supplemental Excess Defined Contribution Plan and their annual rate of return for the calendar year ended December 31, 2006, as reported by the administrator of the Retirement Savings Plan.

	Ticker	2006		Ticker	2006
	Symbol/	Rate of		Symbol/	Rate of
Investment Name	Index Type	Return(1)	Investment Name	Index Type	Return(1)

JPMorgan Core Bond Fund-Ultra	JCBUX	4.2	American Funds Euro Pacific Growth-R4	REREX	21.83
American Funds Growth Fund of America-R5	RGAFX	11.24	American Century Small Cap Value-Inv	ASVIX	15.52
Dodge & Cox Stock	DODGX	18.53	Columbia Mid Cap Value-Z	NAMAX	17.09
JPMorgan Equity Index-Select	HLEIX	15.56	JPMorgan Small Retirement 2010-Inst	JSWIX	13.26
MFS International New Discovery-A	MIDAX	26.85	JPMorgan Small Retirement 2015-Inst	JSFIX	15.03
Dreyfus Mid Cap Index	PESPX	9.87	JPMorgan Smart Retirement 2020-Inst	JTTIX	16.58
JPMorgan Prime Money Market-Morgan	VMVXX	4.63	JPMorgan Smart Retirement 2030-Inst	JSMIX	18.48
Baron Partners Fund	BPTRX	21.55	JPMorgan Smart Retirement 2040-Inst	SMTIX	18.6
Pennsylvania Mutual Fund-Inv	PENNX	14.78	Gardner Denver Common Stock	GDI	51.36
Columbia Acorn Fund-Z	ACRNX	14.45

(1)	The Rate of Return is for one full year except the JPMorgan Smart Retirement funds which are the inception date rate of return since all five funds were launched on May 15, 2006.

The following table presenting the full amount of nonqualified deferred compensation accounts that we are obligated to pay each named executive officer, including the full amount of earnings for the fiscal year ended on December 31, 2006. This table does not include benefits under our tax-qualified retirement plans.

	Executive	Registrant		Aggregate	Aggregate
	Contributions in	Contributions in	Aggregate Earnings	Withdrawals/	Balance
	Last FY	Last FY	in Last FY	Distributions	at Last FYE
Name	($)(1)	($)(1)	($)	($)	($)(2)

Ross J. Centanni,	$64,168	$383,877	$702,082	$0	$4,507,490
Chairman, President &CEO
Helen W. Cornell	$118,276	$115,703	$132,820	$0	$842,627
Vice President, Finance & CFO
Tracy D. Pagliara	$71,867	$110,180	$107,823	$0	$693,924
Vice President, Administration, Gen Counsel & Secretary
J. Dennis Shull	$110,753	$82,411	$216,431	$0	$1,301,261
Executive Vice President & Gen Mgr Compressor Division
Richard C. Steber	$49,768	$85,216	$43,888	$0	$375,527
Vice President & Gen Mgr Engineered Products Division

(1)	Our named executive officers have all elected to defer a percentage of their annual salary and some of our named executive officers have elected to defer a percentage of their bonuses to our Supplemental Excess Contribution Plan. Employees start contributing to the Excess Plan when they exceed the IRS pre-tax limits and the catch up limit for participants age 50 or over. We match the first 3% of employee contributions $1 for each $1 and the second 3% of employee contributions $.50 for each $1. Our match is contributed as cash. Effective November 1, 2006, the named executive officers and certain other eligible executives receive a non-elective company contribution of 12%, after they exceed the annual IRS compensation limit. Account balances from the former Supplemental Excess Defined Benefit Plan were merged into this Plan on November 1, 2006. All employee and company matching contributions are fully vested immediately and all named executive officers are fully vested in the non-elective company contribution portion of the Supplemental Excess Defined Contribution Plan and the account balance that was transferred from our Supplemental Excess Defined Contribution Plan.

(2)	In the event of a change in control, each named executive would be entitled to a lump sum payment of all compensation previously earned and deferred by the executive officer and all interest and earnings accrued thereon (unless the executive officer elects to defer this payment). The amount included is the ending balance of each named executive officer’s non-qualified supplemental excess defined contribution account. In addition, the named executive officer’s would also be entitled to a lump sum payment under our qualified Retirement Savings Plan which they would be eligible to receive regardless of the reason for termination. See the Change in Control discussion below.

Potential Payments Upon Termination or Change in Control

We are party to Change in Control Agreements or CIC Agreements with each of our named executive officers. The purpose of the CIC Agreements is to encourage each of our executive officers to continue to carry out the officer’s duties in the event of a possible change in control of the company. The CIC Agreements address adverse changes that may occur with respect to the executive’s terms and conditions of employment, including position, location, compensation and benefits, following a change of control. If, during the 24-month period following a change in control, as described below, we terminate the executive officer’s employment other than for cause, as described below, or the executive officer terminates for good reason, as described below, the executive officer is generally entitled to receive:

•	accrued but unpaid base salary compensation through the date of termination;

•	cash equal to the amount of the highest annual bonus during the three preceding years;

•	a lump sum payment of two times:

•	the executive officer’s annual base salary and

•	the highest annual bonus during the three preceding years;

•	a lump sum payment of all compensation previously deferred by the executive officer and all interest and earnings accrued thereon (unless the executive officer elects to defer this payment);

•	continued medical, dental and life insurance benefits for two years; and

•	the acceleration of vesting and continued accrual of benefits under any defined benefit retirement plans for three years.

The CIC Agreements also prohibit the executive officer from disclosing confidential information and from soliciting our employees, customers or clients.

The Chief Executive Officer also has a CIC Agreement. His benefits are the same as those described above except that his lump sum payment is equal to three times his annual base salary and highest annual bonus during the three preceding years and his medical, dental and life insurance benefits continue for a period of three years instead of two.

Pursuant to the Incentive Plan and in the event of a change of control:

•	restrictions on shares of restricted stock will lapse and restricted stock granted in the form of share units will be paid in cash;

•	performance shares and long-term cash bonuses will be deemed to be earned in full at the payment opportunity associated with the achievement of 100% of the performance targets assigned to such awards, and performance shares granted in the form of share units will be paid in cash; and

•	any holder of any options granted under the Incentive Plan that are not exercisable in full at the time of a change of control will be entitled, with respect to the portion not exercisable, to receive a cash payment equal to the excess of (i) if the change of control is the result of a tender or exchange offer, the final offer price or such lower price as is necessary for an incentive stock option to preserve such status, multiplied times the number of shares covered by the option, or (ii) if the change of control is the result of another occurrence, the aggregate value of the common stock covered by the option, as determined by the Committee, over the option exercise price.

For purposes of the CIC Agreements and the Incentive Plan, “Change in control” means the occurrence of any of the following events:

•	any person or group acquires beneficial ownership of 20% of the voting power of our company;

•	there is a change in the composition of a majority of the Board of Directors within any two-year period which change is not approved by certain of the directors who were directors at the beginning of such two-year period;

•	our stockholders approve and we consummate a merger that results in a change in a majority of the combined voting power of our company or the surviving entity; or

•	our stockholders approve and we consummate a plan of complete liquidation or dissolution, or a sale of all or substantially all of our assets.

“Cause” means:

•	the executive’s willful and continued failure to substantially perform his or her duties with us or our affiliates (other than any such failure resulting from his or her incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the executive by us which specifically identifies the manner in which we believe that the executive has not substantially performed his or her duties;

•	the final conviction of the executive of, or an entering of a guilty plea or a plea of no contest by the executive, to a felony; or

•	the willful engaging by the executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to us.

For purposes of this definition, no act or failure to act on the part of the executive shall be considered “willful” unless it is done, or omitted to be done, by the executive in bad faith or without a reasonable belief that the action or omission was in the best interests of our company or our affiliates. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board, the instructions of a more senior officer of our company or the advice of counsel to us or our affiliates will be conclusively presumed to be done, or omitted to be done, by the executive in good faith and in the best interests of us and our affiliates.

“Good Reason” means, unless the executive has consented in writing thereto, the occurrence of any of the following:

•	The assignment to the executive of any duties inconsistent with his or her position, including any change in status, title, authority, duties or responsibilities or any other action which results in a diminution in such status, title, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the executive’s employer or us promptly after receipt of notice thereof given by the executive;

•	A reduction in the executive’s employer or us in the executive’s base salary;

•	The relocation of the executive’s office to a location more than 40 miles outside Quincy, Illinois or executive’s then current principal place of employment;

•	Following a change in control, unless a plan providing a substantially similar compensation or benefit is substituted, (A) the failure by us or any of our affiliates to continue in effect any material fringe benefit or compensation plan, retirement plan, life insurance plan, health and accident plan or disability plan in which the executive is participating prior to the change in control, or (B) the taking of any action by us or any of our affiliates which would adversely affect the executive’s participation in or materially reduce his benefits under any of such plans or deprive him or her of any material fringe benefit; or

•	Following a change in control, the failure of us or our affiliate by which the executive is employed, or any affiliate which directly or indirectly owns or controls any affiliate by which the executive is employed, to obtain the assumption in writing of our obligation to perform the agreement by any successor to all or substantially all of our assets or the assets of such affiliate within 15 days after a reorganization, merger, consolidation, sale or other disposition of assets of our company or such affiliate.

•	Any purported termination of the executive’s employment by us which is not effected pursuant to a notice of termination satisfying the requirements of the agreement; and for purposes of the agreement, no such purported termination shall be effective.

Any determination of “Good Reason” made by the executive in good faith based upon his reasonable belief and understanding shall be conclusive.

Pursuant to the Executive Annual Bonus Plan and in the event of a change in control, all outstanding bonus awards shall be deemed earned at the maximum performance goal level and we shall make a payment in cash to each participant within ten (10) days after the effective date of the change in control in the amount of such maximum bonus award.

For purposes of the Annual Bonus Plan, a “Change in Control” shall have occurred if any of the following events shall occur:

(a) We are merged, consolidated or reorganized into or with another corporation or other legal person, and immediately after such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of our voting stock immediately prior to such transaction;

(b) We sell all or substantially all of our assets to any other corporation or other legal person, and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale are held in the aggregate by the holders of our voting stock immediately prior to such sale;

(c) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13(d)(3) or any successor rule or regulation promulgated under the Exchange Act) of securities representing 20% or more of our voting stock;

(d) We file a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in Response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of our company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction; or

(e) If during any period of two consecutive years, individuals who at the beginning of any such period constitute the Directors of our company cease for any reason to constitute at least a majority thereof, provided, however, that for purposes of this Section 2.3(e), each Director who is first elected, or first nominated for election by the Company’s stockholders, by a vote of at least two-thirds of the Directors of our company (or a committee thereof) then still in office who were Directors of our company at the beginning of any such period will be deemed to have been a Director of our company at the beginning of such period.

Notwithstanding the foregoing provisions of Section 2.3(c) or 2.3(d) hereof, unless otherwise determined in a specific case by majority vote of the Board, a change in control shall not be deemed to have occurred for purposes of the plan solely because (i) we, (ii) an entity in which we directly or indirectly beneficially own 50% or more of the voting stock, or (iii) any employee stock ownership plan or any other employee benefit plan sponsored by us, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of voting stock, whether in excess of 20% or otherwise, or because we report that a change in control of our company has or may have occurred or will or may occur in the future by reason of such beneficial ownership.

While the summary description above includes all the material terms of our CIC Agreements, it may not contain all of the information that may be of interest to you. A complete copy of the form of CIC Agreements were included as Exhibits 10.14 and 10.15 to our Form 10-K filed with the SEC on March 14, 2006. You can obtain a copy of the form CIC Agreements on our website under the SEC filings section. Information on our website does not constitute a part of this proxy statement.

The following table quantifies the estimated payments and benefits that would be provided if a named executive officer was terminated within 24 months of a change in control other than the continued accrual under our defined benefit plans for 3 years and all accrued but unpaid base salary compensation due at termination. The accelerated vesting of equity compensation and payment of all long-term cash bonuses at the target level provided by the change in control provision of the Incentive Plan and the payment of all outstanding bonus awards at the maximum performance goal levels under the change in control provision of the Annual Bonus Plan will occur upon a change in control and do not require the termination of the executive to receive benefits. The estimated payments are calculated as if a change in control had occurred during 2006 and the named executive officer was terminated on December 31, 2006.

			Value of		Payment of All
		Lump Sum	Continued	Accelerated	Outstanding	Payments of
		Payment of	Health,	Vesting	Long-Term	Annual
	Payments of	all Deferred	Dental &	of Equity	Cash Bonuses	Bonus
	Annual	Compen-	Life Insurance	Compen-	at Target	Awards at
	Salary and	sation	Benefits	sation	Levels	Maximum
Name and Principal	Bonus	(CIC)	for 2 Years	(LTIP)	(LTIP)	Level
Position	(CIC)(1),(2)	(3)	(CIC)(4)	(5)	(6)	(Bonus Plan)(7)	Total

Ross J. Centanni	$8,310,000	$4,507,490	$7,647	$3,564,670	$3,176,250	$1,540,000	$21,106,057
Chairman, President & CEO
Helen W. Cornell	$1,715,000	$842,627	$3,928	$778,295	$942,500	$390,000	$4,672,350
Vice President, Finance & CFO
Tracy D. Pagliara	$1,650,000	$693,924	$3,844	$732,246	$810,000	$360,000	$4,250,014
Vice President, Administration, General Counsel & Secretary
J. Dennis Shull	$1,200,000	$1,301,261	$3,792	$659,828	$660,000	$240,000	$4,064,881
Executive Vice President & Gen Mgr Compressor Division
Richard C. Steber	$1,186,000	$375,527	$3,720	$733,812	$563,750	$220,000	$3,082,809
Vice President & Gen Mgr Engineered Products Division

(1)	Each named executive officer would be entitled to cash equal to the amount of the highest annual bonus during the three preceding years. For all of our named executive officers, the highest annual bonus during three preceding years would be the 2005 annual cash bonus since the 2006 bonus would not be paid until 2007.

(2)	Each named executive officer, other than our CEO, would be entitled to a lump sum payment of two times (i) his or her annual base salary and (ii) the highest annual bonus during the three preceding years. Mr. Centanni would be entitled to a lump sum payment of three times (i) his annual base salary and (ii) the highest annual bonus during the three preceding years.

(3)	Each named executive would be entitled to a lump sum payment of all compensation previously earned and deferred by the executive officer and all interest and earnings accrued thereon (unless the executive officer elects to defer this payment). The amount included is the ending balance of each named executive officer’s non-qualified supplemental excess defined contribution account. In addition, the named executive officers would also be entitled to a lump sum payment under our qualified Retirement Savings Plan which they would be eligible to receive regardless of the reason for termination.

(4)	Each executive officer would be entitled to continued medical, dental and life insurance benefits for two years, except Mr. Centanni who would be entitled to three years of continued benefits. Our health and dental plans are self-insured so we only pay a monthly administration fee for claims processing. We are unable to calculate the value of the continued health and dental insurance prospectively due to being self-insured. This amount is calculated based on the total annual life insurance premiums paid and our health and dental insurance administration fee for each named executive officer as of December 31, 2006 for a full two year or three year period, respectively. If the executive becomes re-employed with another employer and is eligible to receive medical, dental and/or life insurance benefits under another employer provided plan, these benefits will cease under the CIC Agreement.

(5)	Pursuant to the Incentive Plan, upon a change in control, each named executive officer’s unvested restricted stock and options would automatically vest. The value of the accelerated vesting of the options is calculated based on the difference between the strike price and the market close price on December 31, 2006. The value of the accelerated vesting of the restricted stock is the market close price on December 31, 2006. See the Outstanding Equity Awards at Fiscal Year End table on page 28.

(6)	Pursuant to the Incentive Plan, upon a change in control, long-term cash bonus opportunities granted in 2004, 2005 and 2006 would be presumed to be earned at 100% of the performance target if a change in control occurred on December 31, 2006 and the percentage would be applied to each named executive officer’s 2006 annual salary.

(7)	Pursuant to the Annual Bonus Plan, upon a change in control, each named executive officer would be entitled to his or her 2006 annual cash bonus at the maximum performance level.

COMPENSATION COMMITTEE MATTERS

Report of the Management Development and Compensation Committee

The purpose of the Compensation Committee is to assist the Board in discharging its responsibilities relating to executive selection, retention and compensation and succession planning. The Compensation Committee’s function is more fully described in its charter, which has been approved by the Board and is available at our website at www.gardnerdenver.com. The Compensation Committee reviews its charter on an annual basis.

In this context, the Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement, filed pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended.

Management Development and Compensation Committee
Richard L. Thompson, Chairperson
Frank J. Hansen
Thomas M. McKenna
Diane K. Schumacher

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has been an officer or employee of our Company or any of our subsidiaries. In addition, none of the members of the Compensation Committee has or had any relationships with our Company or any other entity that would require disclosure under the proxy rules and regulations promulgated by the SEC.

AUDIT COMMITTEE MATTERS

Report of the Audit and Finance Committee

Management of our Company is responsible for our internal controls and the financial reporting process. KPMG LLP (“KPMG”), our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee’s function is more fully described in its charter, which has been approved by the Board and is available at our website at www.gardnerdenver.com. The Audit Committee reviews its charter on an annual basis.

In this context, the Audit Committee has met and held discussions with management and KPMG. Management represented to the Audit Committee that our consolidated financial statements for the fiscal year ended December 31, 2006 were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed the consolidated financial statements with management and with KPMG. The Audit Committee specifically addressed with KPMG matters required to be discussed by Statement on Auditing Standards No. 61, as modified or supplemented, and SEC Regulation S-X, Rule 2-07.

KPMG also provided to the Audit Committee the written disclosures and letter required by the NYSE listing standards. As part of its review of the financial statements and the auditors’ disclosures and report, the members of the Audit Committee also discussed with KPMG its independence.

While members of the Audit Committee perform their own diligence, they are not professionally engaged in the practice of auditing or accounting and are not experts with respect to auditor independence. Accordingly, they must rely substantially on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with U.S. generally accepted auditing standards, that the financial statements are presented in accordance with U.S. generally accepted accounting principles or that our auditors are in fact “independent.”

Based on its discussions with our Company’s management and our independent registered public accounting firm, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in its charter, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the period ended December 31, 2006 for filing with the SEC.

Audit and Finance Committee
Donald G. Barger, Jr., Chairperson
Raymond R. Hipp
Thomas M. McKenna
David D. Petratis
Charles L. Szews

The information above in the Report of the Audit Committee of the Board of Directors shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that our Company specifically requests that the information be treated as soliciting material or specifically incorporates the information by reference.

Accounting Fees

Pursuant to the Audit and Finance Committee Services Approval Policy, the Audit Committee approved all the audit and non-audit services performed by KPMG, which is attached as Appendix D. The following summarizes the aggregate fees KPMG billed our Company for services relating to the years ended December 31, 2006 and December 31, 2005.

Audit Fees. $3,005,000 (for the fiscal year ended December 31, 2006) and $2,884,000 (for the fiscal year ended December 31, 2005) for professional services rendered for the audit of our annual financial statements and review of financial statements included in our Forms 10-Q or services that are normally provided in connection with statutory and regulatory filings or engagements for those fiscal years, including attestation of management’s report on internal control over financial reporting.

Audit-Related Fees. $0 (for the fiscal year ended December 31, 2006) and $370,000 (for the fiscal year ended December 31, 2005) for acquisition due diligence, employee benefit plan audits, and other assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, but which are not included under “Audit Fees” above.

Tax Fees. $657,000 (for the fiscal year ended December 31, 2006) and $853,000 (for the fiscal year ended December 31, 2005) for tax compliance, tax advice and tax planning services.

All Other Fees. $0 (for the fiscal year ended December 31, 2006) and $0 (for the fiscal year ended December 31, 2005) for all products and services provided by KPMG other than those described above.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In accordance with its charter, the Audit Committee selected KPMG to audit our consolidated financial statements for fiscal 2006. The Audit Committee has selected KPMG to serve as our independent registered public accounting firm for fiscal 2006 and the first quarter of fiscal 2007. The Audit Committee annually selects its independent registered public accounting firm for the second, third and fourth quarter of the current year and the first quarter of the following year in May. A representative of KPMG will be present at the meeting with the opportunity to make a statement and/or respond to appropriate questions from stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Nominating Committee reviews and approves relationships and transactions between us and our directors and executive officers or their immediate family members to determine whether such persons have a direct or indirect material interest. The Nominating Committee reviews all relevant facts and circumstances available and approves only those transactions with related persons that it determines in good faith to be in, or to not be inconsistent with, the best interests of our company and our stockholders. Transactions are approved or denied in the Nominating Committee’s sole discretion. Approval may be conditioned upon additional actions by us or the related party, including limiting the duration of the transaction or appointing a company representative to monitor various aspects of the transaction. In approving or ratifying any transaction, the Nominating Committee must determine that the transaction is fair and reasonable to us. We are not aware of any relationships or related transactions that require disclosure under the proxy rules and regulations promulgated by the SEC. The Board of Directors has adopted a Related Party Transactions policy, which is available on our website at www.gardnerdenver.com. Information on our website does not constitute a part of this proxy statement.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2006, with respect to the compensation plan for which equity securities of the Registrant are authorized for issuance:

(c)
Number of
Securities
	(a)		Remaining Available
	Number of		for Future Issuance
	Securities to be	(b)	Under Equity
	Issued Upon	Weighted-Average	Compensation Plans
	Exercise of	Exercise Price of	(Excluding
	Outstanding	Outstanding	Securities
	Options, Warrants	Options, Warrants	Reflected in Column
Plan Category	and Rights	and Rights	(a))

Equity compensation plans approved by security holders	2,422,298	$15.78	1,198,146
Equity compensation plans not approved by security holders	—	—	—

Total	2,422,298	$15.78	1,198,146

The number of securities remaining available for future issuance under our Company’s Long-Term Incentive Plan is 1,198,416, respectively, at December 31, 2006.

The following table sets forth information as of March 2, 2007, with respect to the compensation plan for which equity securities of the Registrant are authorized for issuance:

	(a)		(c)
	Number of		Number of securities
	securities to be	(b)	remaining available
	issued upon	Weighted-average	for future issuance
	exercise of	exercise price of	under equity
	outstanding	outstanding	compensation plans
	options, warrants	options, warrants	(excluding securities
Plan Category	and rights	and rights	reflected in column(a))

Equity compensation plans approved by security holders	2,476,775	$17.79	957,994
Equity compensation plans not approved by security holders	—	—	—

Total	2,476,775	$17.79	957,994

The number of securities remaining available for future issuance under our Company’s Long-Term Incentive Plan is 957,994, respectively, at March 2, 2007.

PROPOSAL II — AMENDMENT AND RESTATEMENT OF THE LONG-TERM INCENTIVE PLAN

The Gardner Denver, Inc. Long-Term Incentive Plan or the Incentive Plan (a copy of which, as proposed to be amended and restated, is included in this proxy statement as Appendix C) was adopted by the Board of Directors and sole stockholder of our Company in December 1993. The Incentive Plan was amended by our stockholders in May 1996, May 1999, May 2001 and May 2004. Subject to the approval of our stockholders, the Board has adopted the amendments to the Incentive Plan described below, and authorized their submission as this Proposal II. Stockholder approval of this amendment and restatement is necessary in accordance with the terms of the Incentive Plan.

Description of the Amendments

It is proposed that the Incentive Plan be amended:

•	To increase the number of shares of common stock as to which awards may be granted from 8,500,000 to 10,000,000;

•	To extend the termination date of the Incentive Plan from December 31, 2008 to December 31, 2012;

•	To allow nonemployee directors to be eligible to receive options, stock appreciation rights and restricted stock under the Incentive Plan; and

•	To change the fair market value to mean the closing price of a share of common stock as reported on the composite tape for securities listed on the Stock Exchange for the applicable day.

The Incentive Plan currently provides for the issuance of 8,500,000 shares, as adjusted to reflect the 2-for-1 stock split that occurred on June 1, 2006. As of March 2, 2007, 4,950,581 shares had been issued upon the exercise of options granted under the Incentive Plan, there were outstanding options to purchase 2,476,775 shares of our common stock, 78,650 shares of unvested restricted stock and only 957,994 shares remained available for grants. The proposed amendments would increase the number of shares available for grant by 1,500,000, which number would be added to the number of shares remaining available for grant on the date immediately following the 2007 Annual Meeting of Stockholders. The closing price of our common stock as quoted on the New York Stock Exchange on March 2, 2007 was $33.22.

The Board believes stock awards and cash bonuses are a useful form of incentive compensation and increasing the number of shares issuable under the Incentive Plan would permit our Company to continue to provide such incentives in the future.

The Incentive Plan will terminate on December 31, 2008. The Board believes the Incentive Plan promotes our long-term financial interests by encouraging employees to acquire an ownership position in our Company and to provide incentives for specific employee performance. The termination date extension would permit our Company to continue to provide such incentives in the future.

The Incentive Plan currently provides that nonemployee directors are only eligible to receive stock options. In reviewing our nonemployee director compensation, the Nominating Committee and Board of Directors decided in February 2007, due to changes in accounting and tax rules regarding stock options, as well as market trends regarding the use of other types of incentive awards, including stock appreciation rights and restricted stock, that it would be in our best interest to have the ability to award stock options, stock appreciation rights, and restricted stock to our nonemployee directors. The combination of stock options, stock appreciation rights and restricted stock is intended to create a better balance between risk and reward than stock options alone. The Board believes this composition change in equity incentives further strengthens retention, reinforces incentives for performance, and encourages an ownership position in our company.

The Incentive Plan currently provides that the option exercise price of options shall be the Fair Market Value on the date such options are granted which currently means the average of the high and low price of a share of our common stock as reported on the composite tape for securities listed on the Stock Exchange for the applicable date, provided that if no sales of common stock were made on the Stock Exchange on that date, the average of the high and low prices as reported on the composite tape for the preceding day on which sales of our common stock were made. In conjunction with the SEC’s new executive compensation disclosure rules, we are required to disclose the closing price of a share of our common stock on the NYSE whenever the option exercise price of an award is less than the per share closing price of our common stock on the grant date. In light of the new rules and the recent focus on stock option grant practices, the Board has reviewed our existing pricing method and decided that it would be reasonable to adjust our existing pricing method to the closing price of a share of our common stock on the date of grant as reported on the composite tape for securities listed on the Stock Exchange, which, among other things, would make our pricing method consistent with the SEC’s disclosure requirements.

Additionally, in approving the amended and restated Incentive Plan, stockholders will be reapproving the performance goals in the plan for purposes of Section 162(m) of the Code, as described below.

The following table describes the equity compensation received by our named executive officers, other Rule 3b-7 executive officers, our nonemployee directors and non-executive officer employees for 2006.

NEW PLAN BENEFITS LONG-TERM INCENTIVE PLAN

					Number or $			Number or $
					Value of			Value of
			Number of		Options			Restricted
	Number of	Weighted	Restricted		Granted or		Weighted	Stock Granted
	Options	Average	Stock Units		Proposed to be		Average	or Proposed to
Name and	Granted in	Exercise	Granted in		Granted in		Exercise	be Granted in
Position	2006	Price	2006		2007(3)		Price	2007(4)

Ross J. Centanni	50,000	$30.58	20,000		50,000		$35.70	21,600
Chairman,
President &CEO
Helen W. Cornell	14,500	$30.58	6,000		7,050		$35.70	3,050
Vice President,
Finance & CFO
Tracy D. Pagliara	11,600	$30.58	4,800		4,700		$35.70	2,000
Vice President,
Administration,Gen
Counsel & Secretary
J. Dennis Shull	10,900	$30.58	4,600		4,050		$35.70	1,750
Executive Vice
President & Gen Mgr
Compressor Division
Richard C. Steber	8,200	$30.58	3,400		2,000		$35.70	850
Vice President &
Gen Mgr Engineered
Products Division
Executive Group(1)	115,600	$30.58	45,600		76,400		$35.70	33,050
Nonemployee Directors	63,000	$38.59	0		$367,760			$367,760
					(approximately	)		(approximately	)
Non-executive officer employees	182,900	$30.58	4,600	(2)	146,100		$35.70	0

(1)	These are all of our Rule 3b-7 executive officers as adopted by the Board on February 20, 2007, including our 2006 named executive officers as their award grants are referenced above. Executive officers, who are not our named executive officers, received 20,400 options and 6,800 shares of restricted stock in 2006 and 8,600 options and 3,800 shares of restricted stock in 2007.

(2)	All 4,600 restricted stock shares were forfeited due to the resignation of an employee.

(3)	On February 19, 2007, our Compensation Committee approved the grant of options for our executive officers and non-executive officer employees. These options vest in 1/3 increments over a three year period and have a strike price of $35.70. In addition, our Nominating Committee approved the grant of option awards valued at approximately $45,970 calculated using the Black-Scholes methodology, with the number of shares rounded to an even number (e.g. 2,500 or 3,000) on May 2, 2007 for each of our nonemployee directors. The nonemployee director options will vest over a one year period and the strike price will be determined by the fair market value of our common stock on the grant date.

(4)	On February 19, 2007, our Compensation Committee approved the grant of restricted stock for our executive officers, including our named executive officers. These shares of restricted stock cliff vest over a three year period. In addition, our Nominating Committee approved, subject to stockholder approval of the Amended and Restated Incentive Plan, the grant of restricted stock valued at approximately $45,970 on May 2, 2007 for each of our nonemployee directors.

Material Terms of the Incentive Plan

Purpose and Administration

The Incentive Plan was established to promote the long-term financial interests of our company, including its growth and performance, by encouraging our employees to acquire an ownership interest in our Company, enhancing our ability to attract and retain employees of outstanding ability and aligning employees’ interests with those of our stockholders.

The Incentive Plan is administered by the Compensation Committee. Except with respect to nonemployee director stock options, and subject to limitations concerning the number of restricted stock awards which may be granted, the Compensation Committee is authorized to determine who may participate in the Incentive Plan, the number and types of awards to be made to each participant and the terms, conditions and limitations applicable to each award, as set forth in an award agreement. The Compensation Committee designates participants from those employees who have demonstrated significant management potential or who have the capacity for a substantial contribution to the successful performance of our Company. We are unable to determine the number of individuals who are likely to participate in the Incentive Plan. As of March 2, 2007, a total of 958 stock option awards and 17 restricted stock awards were granted under the Incentive Plan and there were 124 plan participants.

Employee Awards

Awards granted to employees under the Incentive Plan may consist of stock options, stock appreciation rights, restricted stock grants, performance shares, and long-term cash bonuses. No participant may be granted awards during any calendar year with respect thereto in excess of 360,000 shares of common stock subject to adjustment for changes in capitalization. Additionally, the maximum aggregate number of shares of common stock that may be granted under the Plan in the form of restricted stock grants may not exceed 50% of the aggregate shares of common stock available under the Plan, subject to adjustments for capitalization.

Stock options may be in the form of incentive stock options or nonstatutory stock options. Awards of stock options made to participants subject to Section 162(m) of the Code are intended to qualify as “qualified performance-based compensation” under Section 162(m). Options are exercisable at such times, whether during or following termination of service, and in such installments as are determined by the Compensation Committee, provided that no stock option is exercisable more than ten years after the date of grant. The option exercise price is established by the Compensation Committee, but it cannot be less than the fair market value on the date of grant, which, as presently defined under the Incentive Plan, generally means the average of the high and low prices of a share of common stock as reported on the composite tape for securities listed on the NYSE for the applicable date. Payment of the option exercise price is made at the time of exercise and may be in cash, shares of common stock, stock appreciation rights, or a combination thereof, or such other consideration as the Compensation Committee deems appropriate. Under the proposed amendment, the fair market value on the date of grant would be the closing price of a share of common stock as reported on the composite tape for securities listed on the NYSE for the applicable date. The Compensation Committee may condition the vesting of stock options on the achievement of financial performance criteria established by the Compensation Committee at the time of grant.

Stock options issued in the form of incentive stock options are required to comply with Section 422 of the Code. Incentive stock options may be granted only to our full time employees and full time employees of our subsidiaries within the meaning of Section 424 of the Code. The aggregate fair market value (determined as of the date the option is granted) of shares with respect to which incentive stock options are exercisable for the first time by an individual during any calendar year (under any of our plans which provides for the granting of incentive stock options) may not exceed $100,000 or any other number applicable under the Code from time to time.

Stock appreciation rights (“SAR”) granted under the Incentive Plan entitle the participant to receive a payment equal to the increase, as of the date of exercise or surrender, in the fair market value of a stated number of shares of common stock over the option or base price stated in an award agreement. Awards of stock options made to participants subject to Section 162(m) of the Code are intended to qualify as “qualified performance-based compensation” under Section 162(m). SARs may be granted in tandem with stock options or alone. A tandem SAR is exercisable only to the extent that the related stock option is exercisable. Upon the exercise of a tandem SAR, the related stock option is automatically canceled to the extent of the number of SARs exercised. The base price of a freestanding SAR will be determined by the Compensation Committee, provided, however, that such price may not be less than the fair market value on the date of the award of the freestanding SAR. The Compensation Committee may establish such other terms, conditions or restrictions, if any, on any stock option award or SAR award, provided they are consistent with the Incentive Plan.

Restricted stock awards granted under the Incentive Plan are subject to forfeiture under such conditions and for such period of time as the Compensation Committee may establish at the time of grant. Such conditions may include restrictions on transferability, requirements of continued employment and the individual or Company performance. To the extent restricted stock awards are subject to our performance criteria, it is intended that all such restricted stock awards granted to participants subject to Section 162(m) of the Code will qualify as “qualified performance-based compensation” under Section 162(m) of the Code. During the period in which any shares of common stock are subject to forfeiture restrictions, the Compensation Committee may grant to the participant all or any of the rights of a stockholder with respect to such shares. The number of shares of restricted stock awarded and/or issued under the Incentive Plan, as amended and restated, must not exceed 50% of the total number of shares available for issuance under the Incentive Plan.

Performance share awards may be granted in the form of shares of common stock that are earned only after the attainment of predetermined performance targets during a performance period established by the Compensation Committee. At the end of the performance period, any performance shares earned are converted into common stock, cash or a combination of both. A performance target shall be established by the Compensation Committee at the beginning of each performance period and based upon one or any combination of the following goals or business criteria:

(i)	revenues;

(ii)	operating income;

(iii)	net income;

(iv)	earnings per share of our common stock;

(v)	return on equity;

(vi)	cash flow;

(vii)	stockholder total return; or

(viii)	earnings before taxes.

Awards of performance shares (and restricted stock awards based on performance) made to participants subject to Section 162(m) of the Code are intended to qualify under Section 162(m) and provisions of such awards shall be interpreted in a manner consistent with that intent to the extent appropriate. The foregoing provisions and goals or business criteria shall also be applicable to grants of restricted stock awards to the extent such restricted stock awards are subject to our financial performance.

If an award is granted in the form of restricted stock or performance shares, the Compensation Committee may choose, at the time of the grant, to include an entitlement to receive dividends or dividend equivalents, payable as determined by the Compensation Committee. The Compensation Committee may permit participants to elect to defer the issuance of shares or the settlement of awards in cash under administrative policies established by the Compensation Committee. It may also provide that deferred settlements include the payment or crediting of interest on the deferral amounts or the payment or crediting of dividend equivalents on deferred settlements denominated in shares. The Compensation Committee may also determine the manner of payment of awards of performance shares and other terms, conditions or restrictions, if any, on any award of performance shares, provided they are consistent with the Incentive Plan.

Shares of common stock subject to an award that expires unexercised or that is forfeited, terminated or canceled, in whole or in part, or is paid in cash in lieu of common stock, will thereafter again be available for grant under the Incentive Plan.

Long-Term Cash Bonus

Under the Incentive Plan, as amended and restated, the Compensation Committee may also grant long-term cash bonus awards to the Chairman, Chief Executive Officer, President, any Executive Vice President, any Senior

Vice President, any senior officer reporting directly to the Chief Executive Officer and any other Vice President or senior executive or officer designated by the Chief Executive Officer. Long-term cash bonus awards paid to our executive officers are intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

Under the Incentive Plan, our executive officers are eligible to receive a long-term cash bonus based on the achievement of certain Company performance targets over a pre-determined performance period. The Compensation Committee is responsible for:

(i)	determining the duration of each performance period;

(ii)	selecting which of our executive officers will be eligible to receive a long-term cash bonus for the performance period;

(iii)	selecting the business criteria to be applicable to the performance period from among those authorized;

(iv)	establishing our performance targets relative to the business criteria selected;

(v)	setting a base salary factor for each executive officer eligible to receive a long-term cash bonus for the performance period; and

(vi)	at the end of the performance period, determining the extent to which the performance targets have been achieved and the long-term cash bonuses payable to each eligible executive officer.

Our performance targets may be based on any one, or a combination, of the business criteria available for performance share awards, as described above. The Compensation Committee must establish the performance targets with respect to the business criteria selected for a given performance period while the performance relative to the target remains substantially uncertain within the meaning of Section 162(m) of the Code.

Concurrently with the selection of performance targets, the Compensation Committee must establish an objective formula or standard for calculating the maximum long-term cash bonus payable to each participating executive officer. The maximum payment opportunity for any performance period may not exceed $3,000,000 or, if less, three times the executive officer’s base salary as of the last day of the applicable performance period. All long-term cash bonuses are to be denominated in cash or restricted stock awards, as determined by the Compensation Committee and subject to the remaining provisions of the Plan.

Notwithstanding the attainment of the performance targets, long-term cash bonuses for participating executive officers may be denied or adjusted by the Compensation Committee, in its sole judgment, based on its assessment of the executive officer’s performance. However, no upward adjustment may be made to a long-term cash bonus for an executive officer if Section 162(m) of the Code would limit the deduction we may claim for that executive officer’s compensation. Except as otherwise determined by the Compensation Committee, in its discretion, each executive officer selected by the Compensation Committee as eligible to receive a long-term cash bonus with respect to a particular performance period must continue to be employed by our Company on the last day of such performance period to continue to be eligible to receive the long-term cash bonus.

Nonemployee Director Awards

Under the current Incentive Plan, each nonemployee director receives a grant of stock options to purchase up to 18,000 shares of common stock on the date following each Annual Meeting of Stockholders. The number of shares subject to the option is determined in the Compensation Committee’s discretion. Nonemployee director stock options become exercisable on the first anniversary of the date of grant and terminate upon the expiration of five years from such date. If a person ceases to be a nonemployee director by virtue of disability or retirement, outstanding options generally remain exercisable for a period of five years (but not later than the expiration date of the options). If a person ceases to be a nonemployee director by virtue of death (or dies during the five-year exercise period after disability or retirement described above), outstanding options generally remain exercisable for a period of one year (but not later than the expiration date of the options). If a nonemployee director’s service terminates for any other reason, options not then exercisable are canceled, and options that are exercisable may be exercised at any time within ninety days after such termination (but not later than the expiration date of the options). The option exercise price of a nonemployee director stock option is the fair market value on the date of grant which, as presently defined under the Incentive Plan, generally means the average of the high and low sales prices of our common stock on the composite tape of the NYSE on such date. Options granted to nonemployee directors are not transferable by the director except by will or the laws of descent and distribution.

Under the proposed amendments, nonemployee directors would also be eligible to receive SARs and restricted stock. The Compensation Committee, in its sole discretion, shall determine the amount of the equity compensation awards for all nonemployee directors.

Repricing Not Permitted

Under the Incentive Plan, repricing of stock options by any method, including cancellation and reissuance is not permitted. For purposes of our Incentive Plan, we believe a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of an Option or SAR to lower its exercise price; (ii) any other action that is treated as a “repricing” under generally accepted accounting principles; and (iii) repurchasing for cash or canceling an Option or SAR at a time when its exercise price is greater than the fair market value of the underlying stock in exchange for another award, unless the cancellation and exchange occurs in connection with an event set forth in Section 20. Such cancellation and exchange would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the participant.

Effect of Change of Control

The Incentive Plan provides for the acceleration of certain benefits in the event of a “Change of Control” (as defined in Section 2.5 of the Incentive Plan) of our Company. Upon the occurrence of a Change of Control, options not otherwise exercisable at the time of a Change of Control will become fully exercisable upon such Change of Control. In the case of a Change of Control:

(i)	We will make payment to directors with respect to director stock options in cash, immediately upon the occurrence of such Change of Control, in an amount equal to the appreciation in the value of the director stock option from the option exercise price specified in the award agreement to the price payable upon a Change of Control;

(ii)	all SARs which have not been granted in tandem with stock options will become exercisable in full;

(iii)	the restrictions applicable to all shares of restricted stock shall lapse and such shares will be deemed fully vested and all restricted stock granted in the form of share units will be paid in cash;

(iv)	all performance shares and long-term cash bonuses will be deemed to be earned in full and all performance shares granted in the form of share units shall be paid in cash; and

(v)	any participant who has been granted a stock option which is not exercisable in full will be entitled, in lieu of the exercise of the portion of the stock option which is not exercisable, to obtain a cash payment in an amount equal to the difference between the option price of such stock option and (A) in the event the Change of Control is the result of a tender offer or exchange offer for our common stock, the final offer price per share paid for the common stock, or such lower price as the Compensation Committee may determine with respect to any incentive stock option to preserve its incentive stock option status, multiplied by the number of shares of common stock covered by such portion of the stock option, or (B) in the event the Change of Control is the result of any other occurrence, the aggregate value of the common stock covered by such portion of the stock option, as determined by the Compensation Committee at such time.

The Compensation Committee may, in its discretion, include such further provisions and limitations in any agreement documenting such awards as it may deem equitable and in the best interests of our Company.

Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the Incentive Plan. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder, as in effect on the date of this proxy statement. Changes in the law may modify this discussion, and in some cases the changes may be retroactive. Further, this summary is not intended to be a complete discussion of all the federal income tax consequences associated with the Incentive Plan. Accordingly, for precise advice as to any specific transaction or set of circumstances, participants should consult with their own tax and legal advisors. Participants should also consult with their own tax and legal advisors regarding the application of any state, local and foreign taxes and any federal gift, estate and inheritance taxes.

Stock Options. In general, the grant of a stock option will not be a taxable event to a recipient and it will not result in a deduction to our Company. The tax consequences associated with the exercise of a stock option, and the subsequent disposition of our common stock acquired on exercise of such an option, depend in part on whether the option is an incentive stock option or a nonstatutory stock option.

Upon the exercise of a nonstatutory stock option, the participant will recognize ordinary compensation income equal to the excess of the fair market value of our common stock received upon exercise over the exercise price. We will be able to claim a deduction in an equivalent amount, provided federal income tax withholding requirements are satisfied and we are not otherwise precluded from taking a deduction because of the Section 162(m) deduction limitations described below. The ordinary income the participant recognizes will be subject to applicable tax withholding. Any gain or loss upon a subsequent sale or exchange of our common stock will be capital gain or loss, long-term or short-term, depending on the holding period for the common stock.

Generally, a participant will not recognize ordinary income at the time of exercise of an incentive stock option and no deduction will be available to us, provided the option is exercised while the participant is an employee or, in certain circumstances, for a limited period of time thereafter. However, the difference between the option price and the fair market value of the stock on the date of exercise is treated as an item of adjustment for purposes of the alternative minimum tax. The Code imposes an alternative minimum tax on a taxpayer whose alternative minimum taxable income, as defined in Section 55(b)(2) of the Code, exceeds the taxpayer’s adjusted gross income. If the sale of shares acquired under an incentive stock option does not occur within two years after the date of grant and within one year after the date of exercise, any gain or loss realized will be treated as a long-term capital gain or loss.

If a disposition of shares acquired under an incentive stock option occurs prior to the expiration of these one-year or two-year holding periods, the participant recognizes ordinary income at the time of disposition, and we will be entitled to a deduction, in an amount equal to the excess of the fair market value of the common stock at the date of exercise (or the fair market value of the common stock on the disposition date, if lower) over the exercise price. In addition, the participant must recognize as short-term or long-term capital gain, depending on whether the holding period for the shares exceeds one year, any amount that the holder realizes upon disposition of those shares which exceeds the fair market value of those shares on the date the participant exercised the option. The participant will recognize a short-term or long-term capital loss, depending on whether the holding period for the shares exceeds one year, to the extent the basis in the shares exceeds the amount realized upon disposition of those shares.

Stock Appreciation Rights. Generally, a participant will not recognize taxable income upon the grant of a stock appreciation right. When a participant receives payment with respect to a stock appreciation right granted to him under the Incentive Plan, the amount of cash and the fair market value of our common stock received will be ordinary compensation income to such participant and we will be entitled to a corresponding deduction, subject to the Section 162(m) deduction limitations described below. The ordinary income the participant recognizes will be subject to applicable tax withholding. Upon selling any common stock received by a participant in payment of an amount due under a stock appreciation right, the participant generally will recognize a capital gain or loss in an amount equal to the difference between the sale price of the stock and the participant’s tax basis in the stock.

Restricted Stock. A participant who receives shares of restricted stock generally will recognize ordinary compensation income at the time the forfeiture or transferability restrictions lapse, based on the fair market value of the common stock at that time. The amount recognized will be equal to the difference between the fair market value of the shares at such time and the original purchase price paid for the shares, if any. Subject to the Section 162(m) deduction limitations described below, this amount is deductible for federal income tax purposes by us. The ordinary income recognized by a participant with respect to restricted stock will be subject to applicable tax withholding. Dividends paid with respect to common stock that is subject to forfeiture and nontransferable will be ordinary compensation income to the participant and generally deductible by us.

Alternatively, a participant may elect, pursuant to Section 83(b) of the Code, immediate recognition of income at the time of receipt of restricted stock. If the election is made within 30 days of the date of grant, the participant will recognize the difference between the fair market value of the restricted stock at the time of grant and the purchase price paid for the restricted stock, if any, as income, and we will be entitled to a corresponding deduction. Any change in the value of the shares after the date of grant will be taxed as a capital gain or loss only if and when the shares are disposed of by the participant. Dividends paid with respect to these shares will not be deductible by us.

A Section 83(b) election is irrevocable. If this tax treatment is elected, and the restricted stock is subsequently forfeited, the participant will not be entitled to any offsetting tax deduction.

Performance Shares. Generally, a participant will not recognize taxable income upon the grant of performance shares. When performance shares are earned and stock or cash is issued, a participant will generally realize ordinary income equal to the fair market value of the stock and cash issued with respect to the performance shares. If a participant is subject to the provisions of Section 16(b) of the Exchange Act regarding short-swing purchases and sales, the participant may not be required to recognize income upon receipt of stock issued with respect to performance shares, but generally may recognize ordinary income six months thereafter in an amount equal to the fair market value of stock issued with respect to performance shares at that time. Subject to the Section 162(m) deduction limitations described below, we generally will be entitled to a deduction equal to the ordinary income recognized by the participant in the same taxable year in which the participant recognizes ordinary income with respect to the performance shares.

Long-Term Cash Bonuses. Generally, a participant will recognize ordinary income upon the receipt of a long-term cash bonus equal to the aggregate amount of cash received. Subject to the Section 162(m) deduction limitations described below, our Company generally will be entitled to a corresponding tax deduction equal to the amount of cash bonus includible in the participant’s income.

Potential Limitation on Company Deductions. Section 162(m) of the Code denies a deduction to any publicly-held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to awards, when combined with all other types of compensation received by a “covered employee” from our Company, may cause this limitation to be exceeded in any particular year. However, certain kinds of compensation, including “qualified performance-based compensation,” are disregarded for purposes of the Code Section 162(m) deduction limitation. The Incentive Plan is structured so that awards (e.g., stock options, performance-based restricted stock, stock appreciation rights, performance shares and long-term incentive bonuses) granted to covered employees under the Plan should qualify as “qualified performance-based compensation” under Section 162(m). Stockholder approval of the material terms of the performance goals with respect to such awards is required, however, in order for the awards to constitute “qualified performance-based compensation.” The material terms include (i) the class of employees eligible for such award, (ii) the business criteria on which the performance goal is based, and (iii) the maximum amount, or the formula used to calculate the amount payable, upon attainment of the performance goal. Such terms are disclosed above in the section entitled “Material Terms of the Incentive Plan.”

Section 409A. Section 409A of the Code provides substantial penalties (described below) to persons deferring taxable income, unless the requirements of Section 409A have been satisfied. Certain awards provided under the Incentive Plan could be viewed as deferring income for participants and may, therefore, be subject to Section 409A. As of the date this proxy statement is being prepared, the Internal Revenue Service has not yet issued final regulations interpreting Section 409A, but they are expected to be issued in the near future. While it is the current intent to prevent awards made under the Incentive Plan from failing to satisfy the requirements of Section 409A, there can be no assurance that awards made under the Incentive Plan which are subject to Section 409A will satisfy the requirements of Section 409A.

In the event that an award made under the Incentive Plan is subject to Section 409A, but does not satisfy the requirements of Section 409A, then the affected participant will incur an additional 20% tax on amounts deferred, as well as full inclusion in income for tax purposes of amounts deferred and interest on such amounts from the date when such amounts became vested.

Sections 280G and 4999. In the event that certain compensation payments or other benefits received by “disqualified individuals” (as defined in Section 280G of the Code) under the Incentive Plan may cause or result in “excess parachute payments” (as defined in Section 280G of the Code) then, pursuant to Section 280G of the Code, any amount that constitutes an excess parachute payment is not deductible by our Company. In addition, Section 4999 of the Code generally imposes a 20% excise tax on the amount of any such excess parachute payment received by such a disqualified individual, and any such excess parachute payments will not be deductible by our Company.

Income Tax Rates on Capital Gain and Ordinary Income. Under current tax law, short-term capital gain and ordinary income will be taxable at a maximum federal rate of 35%. Phase outs of personal exemptions and reductions of allowable itemized deductions at higher levels of income may result in slightly higher marginal tax rates. Ordinary compensation income generally will also be subject to the Medicare tax and, under certain circumstances, a social security tax. Long-term capital gain under current tax law will be taxable at a maximum federal rate of 15%.

Other Provisions

The rights and interests of a participant under the Incentive Plan may not be assigned, encumbered or transferred except, in the event of the death of a participant, by will or the laws of descent and distribution. However, the Compensation Committee may, in its discretion, grant stock options to one or more of our executive officers on terms that permit the stock options to be transferred by any such executive officer, for estate planning purposes, to (a) the executive officer’s spouse, children, grandchildren, parents, siblings, stepchildren, step grandchildren or in-laws (“Family Members”), (b) entities that are exclusively family-related, including trusts for the exclusive benefit of Family Members and limited partnerships or limited liability companies in which Family Members are the only partners or members, or (c) such other persons or entities specifically approved by the Compensation Committee.

In the event of any change in the outstanding shares of common stock by reason of a reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation or any change in the corporate structure or shares of our Company, the maximum aggregate number and class of shares as to which awards may be granted under the Incentive Plan, including any limitations upon individual participants or regarding director stock options, as well as the number and class of shares issuable, pursuant to then outstanding awards, shall be appropriately adjusted by the Compensation Committee, whose determination shall be final. Notwithstanding the foregoing, the Compensation Committee shall not permit the repricing of stock options by any method, including by cancellation and reissuance.

We may withhold, or require a participant to remit to us, an amount sufficient to satisfy any federal, state or local withholding tax requirements associated with awards under the Incentive Plan. The Compensation Committee may permit a participant to elect to satisfy such withholding obligation by having us retain the number of shares of common stock whose fair market value equals the amount required to be withheld.

The Compensation Committee may permit participants to elect to defer the issuance of shares or the settlement of awards in cash in accordance with its policies. It may also provide that deferred settlements include interest on the deferral amounts or dividend equivalents on deferred settlements denominated in shares. Notwithstanding the foregoing, if a participant subject to Section 162(m) of the Code elects to defer an award, the Compensation Committee will ensure that any increase in the award is based on actual returns, including any decrease or increase in the value of the investment(s).

The Board may amend, suspend or terminate the Incentive Plan or any portion thereof at any time, provided that no amendment may be made that would impair the rights of a participant under an outstanding award without the participant’s consent, and no amendment may be made without stockholder approval if such approval is necessary in order to preserve the applicability of any exemption under Rule 16b-3 under the Exchange Act or the qualification of any awards as “performance-based compensation” under Section 162(m) of the Code. If not terminated earlier by us, the Incentive Plan will expire on December 31, 2008. Under the proposed amendments, the Incentive Plan will expire on December 31, 2012.

In order to enable participants who are foreign nationals or employed outside the United States, or both, to receive awards under the Incentive Plan, the Compensation Committee may adopt such amendments, administrative policies, subplans and the like as are necessary or advisable, in the opinion of the Compensation Committee, to effectuate the purposes of the Incentive Plan.

Board of Directors Recommendation

The Board of Directors believes that the adoption of the amended and restated Incentive Plan will be in the best interests of the stockholders and, accordingly, recommends a vote FOR this proposal, which is Item 2 on the proxy card. The Board of Directors and executive officers receive equity compensation under our Incentive Plan and may be deemed to have a substantial interest in an affirmative vote for this proposal. Proxies received in response to the Board’s solicitation will be voted FOR approval of the Amendment if no specific instructions are included for Item 2.

STOCKHOLDERS’ PROPOSALS FOR 2008 ANNUAL MEETING

Stockholders’ proposals intended to be presented at the 2008 Annual Meeting must be received by the Company at its principal executive offices (Attention: Corporate Secretary) on or before November 21, 2007 for inclusion in our proxy materials for that meeting. Upon receipt of any proposal, we will determine whether or not to include such proposal in the proxy statement in accordance with the regulations governing the solicitation of proxies.

Any stockholder proposal or nomination for director submitted for inclusion in our proxy materials for that meeting must ordinarily be received by us at our principal executive offices (Attention: Corporate Secretary) no later than 90 days or more than 120 days prior to the anniversary date of the annual stockholder meeting of the preceding year (i.e., stockholder proposals or nominations for director for inclusion in the 2008 Annual Meeting must be received between January 1, 2008 and January 31, 2008), or such proposal will be considered untimely. However, if we change the date of the meeting by more than 30 days from the date of the previous year’s meeting, then such notice must be received within 10 days after notice of the meeting is mailed or other public disclosure of the meeting is made. The stockholder filing the notice of proposal or nomination must describe various matters regarding the proposal or nominee, including, but not limited to, name, address, shares held, a description of the proposal or information regarding the nominee and other specified matters. These requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal included in our proxy statement. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

Any stockholder desiring a copy of our Bylaws will be furnished one without charge upon written request to the Corporate Secretary at 1800 Gardner Expressway, Quincy, Illinois 62305.

HOUSEHOLDING OF PROXIES

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household annual reports and proxy materials, delivering a single annual report and/or proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders.

Once you have received notice from your broker or us that your broker or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and/or proxy statement in the future, please notify your broker if your shares are held in a brokerage account or our Company if you hold registered shares. If, at any time, you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of our annual report and/or proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares.

You may request to receive at any time a separate copy of our annual report or proxy statement, or notify us that you do or do not wish to participate in householding by sending a written request to the Corporate Secretary at 1800 Gardner Expressway, Quincy, Illinois, 62305 or by telephoning 217-222-5400.

ELECTRONIC ACCESS TO PROXY STATEMENT AND ANNUAL REPORT

This Proxy Statement and our 2006 annual report may be viewed online at www.gardnerdenver.com. If you are a stockholder of record, you can elect to receive future annual reports and proxy statements electronically by marking the appropriate box on your proxy form or by following the instructions provided if you vote by telephone or via the Internet. If you choose this option, you will receive a proxy form in mid-March listing the website locations and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your company common stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

ADDITIONAL FILINGS

Our Forms 10-K, 10-Q, 8-K and all amendments to those reports are available without charge through our website on the Internet as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. They may be accessed at www.gardnerdenver.com.

GARDNER DENVER, INC.

Tracy D. Pagliara
Vice President, Administration,
General Counsel and Secretary

March 14, 2007

Appendix A

GARDNER DENVER, INC.

DIRECTOR INDEPENDENCE STANDARDS

In order to be considered independent under the rules of the New York Stock Exchange (“NYSE”), the Board must determine that a director does not have any direct or indirect material relationship with Gardner Denver. The Board has established the following guidelines to assist it in determining director independence under the NYSE rules. Any director who meets the following standards will be deemed independent by the Board:

1.	The director was not employed by Gardner Denver, and no immediate family member of the director was employed by Gardner Denver as an executive officer, within the preceding three years.

2.	The director was not affiliated with or employed by, and no immediate family member of the director was affiliated with or employed in a professional capacity by, Gardner Denver’s present or former independent auditor, within the preceding three years.

3.	The director was not employed as an executive officer by, and no immediate family member of the director was employed as an executive officer by, any company for which any present Gardner Denver executive officer served as a member of such company’s compensation committee within the preceding three years.

4.	The director did not receive, and no member of the director’s immediate family received, direct compensation in excess of $100,000 per year from Gardner Denver during any of the last three years (other than director and committee fees, pension or other deferred payments that are not in any way contingent on continued service to Gardner Denver, and compensation received by any immediate family member for service as a non-executive officer of Gardner Denver).

5.	If the director is an executive officer or an employee of, or if any immediate family member is an executive officer of, another company that does or has done business with Gardner Denver, the annual payments to, or payments received from, Gardner Denver for property or services by such company in each of the last three fiscal years were less than the greater of $1 million or two percent of the annual consolidated gross revenues of such company.

6.	If the director is a member of Gardner Denver’s Audit Committee, the director has not, other than in his or her capacity as a director, accepted directly or indirectly any consulting, advisory, or other compensatory fee from Gardner Denver or any of its subsidiaries. “Compensatory fees” do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with Gardner Denver, provided that such compensation is not contingent on future service.

7.	If the director serves as an executive officer, director or trustee of a charitable organization to which Gardner Denver makes contributions, other than the United Way, Gardner Denver’s discretionary annual contributions to such organization are less than the greater of $1 million or two percent of such organization’s total annual charitable receipts.

8.	The director’s ownership, direct or indirect, of Gardner Denver common shares is less than 5% of the total outstanding Gardner Denver common shares.

If any relationship exists between Gardner Denver and any director that is not addressed by the standards set forth above, the directors meeting these standards shall determine whether such relationship impairs the independence of such director.

A-1

Appendix B

GARDNER DENVER, INC.

AUDIT AND FINANCE COMMITTEE CHARTER

Pursuant to Section 4.1 of the Bylaws of Gardner Denver, Inc. (the “Company”), the Board of Directors (the “Board”) is required to designate an Audit and Finance Committee (the “Committee”) and to adopt a charter, which may be amended from time to time, setting forth the powers and duties of the Committee. The Board and the Committee have approved and adopted this Charter.

Purpose of the Committee

The purpose of the Committee shall be to assist the Board (with particular emphasis on the tone at the top of the Company) in fulfilling its oversight responsibilities with respect to:

1.	The integrity of the Company’s financial statements and financial information provided to stockholders and others;

2.	The adequacy and effectiveness of the Company’s disclosure controls and procedures and its internal control over financial reporting;

3.	The adequacy and effectiveness of the Company’s financial reporting principles and policies;

4.	The adequacy and effectiveness of the Company’s internal and external audit processes;

5.	The adherence to the Company’s regulatory compliance policies and procedures;

6.	The Company’s compliance with legal and regulatory requirements; and

7.	The Company’s independent auditor’s qualifications and independence.

Composition of the Committee

The following requirements shall govern the composition of the Committee.

1.	Number. The Committee shall consist of not less than three (3) independent directors appointed to serve at the pleasure of the Board.

2.	Independence. Each member of the Committee shall meet the independence requirements of the New York Stock Exchange (the “NYSE”) and the Securities and Exchange Commission (the “SEC”), including, without limitation, that: (a) the member has no material relationship with the Company; (b) the member’s sole remuneration from the Company, whether direct or indirect, is his or her compensation as a director; and (c) the member not be an affiliated person of the Company or any subsidiary, as defined by Rule 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”).

3.	Financial Literacy. Each member shall be financially literate or must become financially literate within a reasonable period of time after his/her appointment to the Committee. The “financially literate” qualification shall be interpreted by the Board in its business judgment. In exercising its business judgment, the Board shall consider determinations or definitions of such qualification by the NYSE and/or the SEC, if available.

4.	Accounting or Financial Expertise. At least one member of the Committee, including the Chairman of the Committee, must have accounting or related financial management expertise, as the Board interprets such qualification in its business judgment. In exercising its business judgment, the Board shall consider determinations or definitions of such qualification by the SEC, including Item 401(h) of Regulation S-K.

Meetings of the Committee

The Committee shall meet at least four (4) times per year on a quarterly basis. A majority of the members of the Committee shall constitute a quorum, and the act of a majority of the members of the Committee present at a meeting at which a quorum is present shall be the act of the Committee.

The Board may designate one (1) or more directors as alternate members of the Committee, who may replace any absent or disqualified member at any meeting of the Committee. In the absence or disqualification of a member of the Committee, the member or members present at any meeting and not disqualified from voting, whether or not the member or members present constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

Powers and Duties

The powers and duties of the Committee shall be as follows.

1.	To have sole authority with respect to the following matters relating to the Company’s independent public accounting firm (the “Accounting Firm”) — appointment, retention, discharge, oversight, compensation, approval of non-audit services and determination of independence, including resolution of any disagreements between management and the Accounting Firm regarding financial reporting;

2.	To review with the Accounting Firm and management the planned scope of the integrated annual audit of the Company’s consolidated financial statements and the results thereof;

3.	To review with management and the internal auditor the planned scope of the Company’s annual internal audit plan and the findings and conclusions of such internal audit;

4.	To approve in advance all audit and non-audit services (and estimated fees) to be provided by the Accounting Firm in accordance with a pre-approval policy to be adopted by the Committee;

5.	To receive and review reports at least annually, within the legally required timeframe, prior to the filing of audited financial statements with the SEC, from the Accounting Firm with respect to the following matters:

a.	all critical accounting policies and practices used by the Company in the preparation of its financial statements;

b.	all alternative treatments of financial information within GAAP for policies and practices related to material items that have been discussed with management, including the ramifications of the use of any alternative disclosures and treatments and the treatment preferred by the Accounting Firm; and

c.	any other material, written communications between the Accounting Firm and management, including management representation letters, reports or observations and recommendations on internal controls, schedules of unadjusted differences and a listing of adjustments and reclassifications not recorded, if any, the engagement letter and the independence letter.

6.	To review with the Accounting Firm any problems or difficulties with the audit, including any restrictions on the scope of the Accounting Firm’s activities or on access to requested information, significant disagreements with management, any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise), any communications between the audit team and the Accounting Firm’s national office respecting auditing or accounting issues presented by the engagement, any “management” or “internal control” letter issued, or proposed to be issued, by the Accounting Firm to the Company, responsibilities, budget and staff issues and management’s response.

7.	At least annually, to obtain and review a report by the Accounting Firm describing the Accounting Firm’s independence and internal quality control procedures, including material issues raised by the most recent internal quality-control review, or peer review, of the Accounting Firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five (5) years respecting one or more independent audits carried out by the Accounting Firm and any steps taken to address such issues;

8.	To obtain and review copies of any peer reviews of the Accounting Firm and take any necessary steps in connection therewith; To receive and review the annual report from the Accounting Firm regarding the Company’s internal control over financial reporting required pursuant to Section 404 of the Sarbanes Oxley Act of 2003 and to review such report with management;

9.	To review and discuss with the CEO, CFO and representatives of the management disclosure committee, the internal audit department and the Accounting Firm the Company’s annual audited financial statements and quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations;” major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of significant deficiencies and material weaknesses; analyses prepared by management and/or the Accounting Firm setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements (including any material non-GAAP financial measures); and the effect of regulatory and accounting initiatives on the financial statements of the Company;

10.	To receive on at least an annual basis from the CEO, CFO, Controller and such other financial executives of the Company as the Committee shall determine, the Code of Ethics Certification attached as Exhibit 1;

11.	To hold such other conferences and conduct such other reviews with the Accounting Firm or with management as deemed necessary or appropriate;

12.	To establish procedures for the receipt, retention, treatment and handling of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns and complaints regarding questionable accounting or auditing matters;

13.	To address any attempt by an officer, employee or other person acting under the direction of management to fraudulently influence, coerce, manipulate or mislead the Accounting Firm for the purpose of creating materially misleading financial statements;

14.	To oversee Company management (the benefits committee), in its establishment of investment objectives, policies and performance criteria for the management of the Company’s retirement and benefit plan assets;

15.	To review the performance of the Committee on an annual basis;

16.	To review and reassess the adequacy of the Committee’s charter on an annual basis and to report such results to the Board;

17.	To monitor compliance with the Company’s Code of Ethics and Business Conduct and other policies and procedures, and related information, concerning environmental, legal and other matters which may represent material financial exposure or risk to the Company;

18.	To set clear hiring policies for employees or former employees of the Accounting Firm.

19.	To adopt rules and make provisions as deemed appropriate for the conduct of such meetings, acting upon and recording matters within its authority and for making such reports to the Board as it may deem appropriate;

20.	To report regularly to the Board and review with the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Accounting Firm, or the performance of the internal audit function;

21.	To furnish the report required by the SEC in the Company’s annual proxy statement;

22.	To retain outside financial and legal advisors to assist it in meeting any of the above obligations, as necessary or appropriate; and

23.	To ensure that the Company provides for appropriate funding for payment of compensation to the Accounting Firm and any other outside advisors retained by the Committee and administrative expenses of the Committee as necessary or appropriate.

Principles and Requirements

In meeting its duties and exercising its powers, the Committee shall be guided by the following principles and requirements.

1.	Management Responsibility. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the Accounting Firm. It is also not the duty of the Committee to ensure compliance with laws and regulations or the Company’s policies and procedures, including the Conflicts of Interest and Ethical Conduct Policy.

2.	Oversight Role. Effective audit committees should:

a.	understand the Company’s risk profile and oversee risk assessment and management practices, including the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures;

b.	approach their responsibilities with a degree of constructive skepticism, especially in reviewing the Company’s financial reporting and financial controls with management and the internal and external auditors;

c.	focus on the important responsibility of overseeing the company’s financial integrity, including reviewing and assessing the quality of senior management (with particular emphasis on the tone at the top);

d.	confirm the quality of systems involved in the financial management of the Company;

e.	encourage and provide open lines of communication between the committee and both internal and external auditors as well as management;

f.	periodically meet in executive sessions separately with the Accounting Firm and internal auditor to review and assess financial reporting and financial controls and quality of financial reports;

g.	review the qualifications, quality, independence and reputation of the Accounting Firm, management, and lead partner on an annual basis and present the Committee’s conclusions to the Board;

h.	require rotation of the lead, review and concurring partners of the audit engagement team at least every five (5) years and of all other partners at least every seven (7) years; and

i.	review and discuss with management and the Accounting Firm the Company’s critical accounting policies and the application and disclosure of these policies, prior to finalizing and filing annual reports.

EXHIBIT 1

                    , 200

Audit and Finance Committee of the
Board of Directors
Gardner Denver, Inc.
1800 Gardner Expressway
Quincy, IL 62301

Gentlemen:

In my role as                      of Gardner Denver, Inc. (the “Company”), I certify to you that I adhere to and advocate the following principles and responsibilities governing my professional and ethical conduct.

To the best of my knowledge and ability:

1.	I act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

2.	I provide constituents with information that is accurate, complete, objective, relevant, timely and understandable. I also take all necessary and reasonable steps to ensure that the Company provides full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the Securities and Exchange Commission and in other public communications made by the Company.

3.	I comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies. I share knowledge and maintain skills important and relevant to my constituents’ needs.

4.	I act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing my independent judgment to be subordinated.

5.	I respect the confidentiality of information acquired in the course of my work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of my work is not used for personal advantage.

6.	I proactively promote ethical behavior as a responsible partner among peers in my work environment. I comply in all material respects with the Company’s code of conduct, conflicts of interest and ethical conduct policies, and I promptly report any violations of such policies to the appropriate person(s) identified in such policies. I also take all necessary and reasonable steps to ensure that (a) no Company employee uses his or her authority or influence for the purpose of interfering with, or retaliating against, another employee in connection with the disclosure of improper conduct, or the authorized implementation of related corrective action and (b) any employee found to have engaged in such interference or retaliation is subject to disciplinary measures, up to and including termination.

7.	I achieve responsible use of and control over all assets and resources employed or entrusted to me.

Signature

Appendix C

GARDNER DENVER, INC.
LONG-TERM INCENTIVE PLAN
As Amended and Restated

1.	Purpose

The purpose of the Gardner Denver, Inc. Long-Term Incentive Plan (the “Plan”) is to promote the long-term financial interests of Gardner Denver, Inc. (the “Company”), including its growth and performance, by encouraging employees of the Company and its subsidiaries to acquire an ownership position in the Company, enhancing the ability of the Company to attract and retain employees of outstanding ability, and providing employees with an interest in the Company parallel to that of the Company’s stockholders.

2.	Definitions

2.1  “Administrative Policies” means the administrative policies and procedures adopted and amended from time to time by the Committee to administer the Plan.

2.2  “Award” means any form of stock option, stock appreciation right, restricted stock award, performance share or long-term cash bonus granted under the Plan, whether singly, in combination, or in tandem, to a Participant by the Committee pursuant to such terms, conditions, restrictions and limitations, if any, as the Committee may establish by the Award Agreement or otherwise.

2.3  “Award Agreement” means a written agreement with respect to an Award between the Company and a Participant establishing the terms, conditions, restrictions and limitations applicable to an Award. To the extent an Award Agreement is inconsistent with the terms of the Plan, the Plan shall govern the rights of the Participant thereunder.

2.4  “Base Salary” means the base salary paid by the Company to the Participant, exclusive of any bonuses, commissions or other actual or imputed income from any Company-provided benefits or perquisites, but prior to any reductions for salary deferred pursuant to any deferred compensation plan or for contributions to a plan qualifying under Section 401(k) of the Code or contributions pursuant to a cafeteria plan under Section 125 of the Code.

2.5  “Base Salary Factor” means a multiplier expressed as a percentage of the Executive Officer’s Base Salary, as determined by the Committee pursuant to Section 12.3 of the Plan for purposes of calculating an Executive Officer’s Long-Term Cash Bonus.

2.6  “Board” shall mean the Board of Directors of the Company.

2.7  “Business Criteria” means any one, or a combination, of the following: (i) revenues of the Company; (ii) operating income of the Company; (iii) net income of the Company; (iv) earnings per share of the Company’s Common Stock; (v) earnings before taxes of the Company; (vi) the Company’s return on equity; (vii) cash flow of the Company; or (viii) Company stockholder total return.

2.8  “Change of Control” means the occurrence of any one of the following events:

(i)	any “person” (as defined in Sections 13(d) and 14(d) of U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, or any corporation owned, directly or indirectly, by the stockholders of the company in substantially the same proportions as their ownership of stock of the Company, acquires “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of securities representing 20% of the combined voting power of the Company; or

(ii)	during any period of not more than two consecutive years, individuals who, at the beginning of such period, constitute the Board and any new directors (other than any director designated by a person who has entered into an agreement with the Company to effect a transaction described in subsections 2.8(i), 2.8(iii), or 2.8(iv) of this Plan) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; or

(iii)	the stockholders of the Company approve and the Company consummates a merger other than (A) a merger that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company and any Subsidiary, at least 50% of the combined voting power of all classes of stock of the Company or such surviving entity outstanding immediately after such merger or (B) a merger effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or

(iv)	the stockholders of the Company approve and the Company consummates a plan of complete liquidation or dissolution of the Company, or a sale of all or substantially all of the assets of the Company.

2.9  “Change of Control Price” means the higher of (i) the Fair Market Value on the date of determination of the Change of Control or (ii) the highest price per share actually paid for the Common Stock in connection with the Change of Control of the Company.

2.10  “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.11  “Committee” means the Management Development and Compensation Committee of the Board, or such other committee designated by the Board to administer the Plan, provided that the Committee shall be constituted so as to satisfy any applicable legal requirements, including the requirements of Rule 16b-3 promulgated under the Exchange Act and Section 162(m) of the Code, or any respective successor rule or statute.

2.12  “Common Stock” means the Common Stock, par value $0.01 per share, of the Company.

2.13  “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.14  “Executive Officer” means the Chairman, Chief Executive Officer, President, any Executive Vice President, any Senior Vice President, any senior officer reporting directly to the Chief Executive Officer and any other Vice President or senior executive or officer designated by the Chief Executive Officer.

2.15  “Fair Market Value” ~~means the average of the high and low price of a share of Common Stock as reported on the composite tape for securities listed on the Stock Exchange for the applicable date, provided that if no sales of Common Stock were made on the Stock Exchange on that date, the average of the high and low prices as reported on the composite tape for the preceding day on which sales of Common Stock were made.~~ means the market close price of a share of Common Stock as reported on the composite tape for securities listed on the Stock Exchange for the applicable date, provided that if no sales of Common Stock were made on the Stock Exchange on that date, the market close price as reported on the composite tape for the preceding day on which sales of Common Stock were made.

2.16  “Long-Term Cash Bonus” means a payment in cash of an Executive Officer’s Payment Opportunity.

2.17  “Payment Opportunity” means the amount determined pursuant to any bonus formula established by the Committee for an Executive Officer for a given Performance Period pursuant to Section 12.3 of the Plan, taking into account the actual achievement of the relevant Performance Targets and the Executive Officer’s Base Salary Factor.

2.18  “Performance Period” means a stated period over which the Company’s performance is measured for purposes of Awards under the Plan. The duration of Performance Periods may vary with respect to different types of Awards under the Plan, as determined by the Committee.

2.19  “Performance Shares” means Awards in the form of shares of Common Stock that may be earned pursuant to the terms set forth in Section 10 of the Plan.

2.20  “Performance Targets” means the predetermined goal or goals established by the Committee in writing (which may be cumulative or alternative) based upon one, or any combination, of the Business Criteria.

2.21  “Participant” means an officer or employee of the Company or its subsidiaries who is selected by the Committee to participate in the Plan, and nonemployee directors of the Company to the extent provided in Section 11 hereof.

2.22  “Stock Exchange” means the composite tape of the New York Stock Exchange (“NYSE”) or, if the Common Stock is no longer included on the NYSE, then such other market price reporting system on which the Common Stock is traded or quoted designated by the Committee after it determines that such other exchange is both reliable and reasonably accessible.

3.	Administration

3.1  The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of a majority of a quorum shall be the acts of the Committee.

3.2  Subject to the provisions of the Plan, the Committee (i) shall select the Participants, determine the type of Awards to be made to Participants, determine the shares or share units subject to Awards, and (ii) shall have the authority to interpret the Plan, to establish, amend, and rescind any Administrative Policies, to determine the terms and provisions of any agreements entered into hereunder, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it shall deem desirable to carry it into effect. The determinations of the Committee in the administration of the Plan, as described herein, shall be final and conclusive, provided, however, that no action shall be taken which will prevent the options granted under Section 11 or any Award granted under the Plan from meeting the requirements for exemption from Section 16(b) of the Exchange Act, or subsequent comparable statute, as set forth in Rule 16b-3 of the Exchange Act or any subsequent comparable rule; and, provided further, that no action shall be taken which will prevent Awards that are intended to constitute “qualified performance-based compensation,” within the meaning of Section 162(m) of the Code, from doing so.

3.3  Notwithstanding the powers and authorities of the Committee under the Plan, the Committee shall not permit the repricing of stock options by any method, including by cancellation and reissuance.

3.4  In order to enable Participants who are foreign nationals or employed outside the United States, or both, to receive Awards under the Plan, the Committee may adopt such amendments, Administrative Policies, subplans and the like as are necessary or advisable, in the opinion of the Committee, to effectuate the purposes of the Plan.

4.	Eligibility

All employees of the Company and its subsidiaries who have demonstrated significant management potential or who have the capacity for contributing in a substantial measure to the successful performance of the Company, as determined by the Committee, are eligible to be Participants in the Plan. Participants may receive one or more Awards under the Plan. Directors of the Corporation other than directors who are employees of the Corporation shall be eligible only to receive stock options, stock appreciation rights and restricted stock pursuant to Section 11 hereof.

5.	Shares Subject to the Plan

5.1  The aggregate number of shares of Common Stock available for grant of Awards under the Plan shall be that number of shares remaining available for grant under the Plan on the close of business on the date immediately prior to the~~2004~~2007 Annual Meeting of Stockholders plus 1,500,000~~750,000~~, subject to the adjustments provided for in Section 16 hereof. Shares of Common Stock available for issuance under the Plan may be authorized and unissued shares or treasury shares, as the Company may from time to time determine.

5.2  Subject to adjustment as set forth in Section 16 hereof, the maximum aggregate number of shares of Common Stock that may be granted under the Plan in the form of restricted stock grants shall not exceed 50% of the aggregate shares of Common Stock available under the Plan.

5.3  Shares of Common Stock subject to an Award that expires unexercised or that is forfeited, terminated or canceled, in whole or in part, or is paid in cash in lieu of Common Stock, shall thereafter again be available for grant under the Plan, except that any such shares attributable to a Restricted Stock Award (as defined in Section 9) shall be counted against the restricted stock limit set forth in Section 5.2 hereof.

6.	Awards

Awards under the Plan may consist of: stock options (either incentive stock options within the meaning of Section 422 of the Code or nonstatutory stock options), stock appreciation rights, restricted stock grants, performance shares and long-term cash bonuses; provided that no Participant may be granted Awards during any calendar year with respect thereto in excess of ~~180,000~~360,000 shares of Common Stock, subject to the provisions of Section 16. Awards of performance shares and restricted stock may provide the Participant with dividends or dividend equivalents and voting rights prior to vesting (whether based on a period of time or based on attainment of specified performance conditions). The terms, conditions and restrictions of each Award shall be set forth in an Award Agreement.

7.	Stock Options

7.1  Grants. Awards may be granted in the form of stock options. Stock options may be incentive stock options within the meaning of Section 422 of the Code or nonstatutory stock options (i.e., stock options which are not incentive stock options), or a combination of both, or any particular type of tax advantage option authorized by the Code from time to time. Awards of stock options made to Participants subject to Section 162(m) of the Code are intended to qualify as “qualified performance-based compensation” under Section 162(m) and the provisions of such Awards shall be interpreted in a manner consistent with that intent, to the extent appropriate.

7.2  Terms and Conditions of Options. An option shall be exercisable in whole or in such installments and at such times and upon such terms as may be determined by the Committee; provided, however, that no stock option shall be exercisable more than ten years after the date of grant thereof. The option exercise price shall be established by the Committee, but such price shall not be less than the Fair Market Value on the date of the stock option’s grant, subject to adjustment as provided in Section 16 hereof.

7.3  Restrictions Relating to Incentive Stock Options. Stock options issued in the form of incentive stock options shall, in addition to being subject to all applicable terms, conditions, restrictions and limitations established by the Committee, comply with Section 422 of the Code. Incentive stock options shall be granted only to full time employees of the Company and its subsidiaries within the meaning of Section 424 of the Code. The aggregate Fair Market Value (determined as of the date the option is granted) of shares with respect to which incentive stock options are exercisable for the first time by an individual during any calendar year (under this Plan or any other plan of the Company which provides for the granting of incentive stock options) may not exceed $100,000 or such other number as may be applicable under the Code from time to time.

7.4  Payment. Upon exercise, a Participant may pay the option exercise price of a stock option in cash, shares of Common Stock, stock appreciation rights or a combination of the foregoing, or such other consideration as the Committee may deem appropriate. The Committee shall establish appropriate methods for accepting Common Stock and may impose such conditions as it deems appropriate on the use of such Common Stock to exercise a stock option.

7.5  Additional Terms and Conditions. The Committee may, by way of the Award Agreement or Administrative Policies (or amendments thereto), establish such other terms, conditions or restrictions, if any, on any stock option award, provided they are consistent with the Plan. The Committee may condition the vesting of stock options on the achievement of financial performance criteria established by the Committee at the time of grant.

8.	Stock Appreciation Rights

8.1  Grants. Awards may be granted in the form of stock appreciation rights (“SARs”). Awards of SARs made to Participants subject to 162(m) of the Code are intended to qualify as “qualified performance-based compensation” under Section 162(m) and the provisions of such Awards shall be interpreted in a manner consistent with that intent, to the extent appropriate. SARs shall entitle the recipient to receive a payment equal to the appreciation in market value of a stated number of shares of Common Stock from the price stated in the Award Agreement to the Fair Market Value on the date of exercise or surrender. An SAR may be granted in tandem with all or a portion of a related stock option under the Plan (“Tandem SARs”), or may be granted separately (“Freestanding SARs”); provided, however, that Freestanding SARs shall be granted only to Participants who are foreign nationals or are employed outside of the United States, or both, and as to whom the Committee determines the interests of the Company could not as conveniently be served by the grant of other forms of Awards under the Plan. A Tandem SAR may be granted either at the time of the grant of the related stock option or at any time thereafter during the term of the stock option. In the case of SARs granted in tandem with stock options granted prior to the grant of such SARs, the appreciation in value shall be appreciation from the option exercise price of such related stock option to the Fair Market Value on the date of exercise.

8.2  Terms and Conditions of Tandem SARs. A Tandem SAR shall be exercisable to the extent, and only to the extent, that the related stock option is exercisable. Upon exercise of a Tandem SAR as to some or all of the shares covered in an Award, the related stock option shall be canceled automatically to the extent of the number of SARs exercised, and such shares shall not thereafter be eligible for grant under Section 5 hereof.

8.3  Terms and Conditions of Freestanding SARs. Freestanding SARs shall be exercisable in whole or in such installments and at such times as may be determined by the Committee. The base price of a Freestanding SAR shall be determined by the Committee; provided, however, that such price shall not be less than the Fair Market Value on the date of the award of the Freestanding SAR.

8.4  Deemed Exercise. The Committee may provide that an SAR shall be deemed to be exercised at the close of business on the scheduled expiration date of such SAR, if at such time the SAR by its terms is otherwise exercisable and, if so exercised, would result in a payment to the Participant.

8.5  Additional Terms and Conditions. The Committee may, by way of the Award Agreement or Administrative Policies, determine such other terms, conditions and restrictions, if any, on any SAR Award, provided they are consistent with the Plan.

9.	Restricted Stock Awards

9.1  Grants. Awards may be granted in the form of restricted stock (“Restricted Stock Awards”). Restricted Stock Awards shall be awarded in such numbers and at such times as the Committee shall determine.

9.2  Award Restrictions. Restricted Stock Awards shall be subject to such terms, conditions or restrictions as the Committee deems appropriate including, but not limited to, restrictions on transferability, requirements of continued employment, achievement of individual performance goals or Performance Targets. The period of vesting and the forfeiture restrictions shall be established by the Committee at the time of grant, except that each restriction period shall not be less than 12 months. To the extent Restricted Awards are subject to Performance Targets, it is intended that all such Restricted Stock Awards granted to Participants subject to Section 162(m) of the Code will qualify as “qualified performance-based compensation” under Section 162(m) and such Awards shall be interpreted in a manner consistent with that intent, to the extent appropriate.

9.3  Rights as Stockholders. During the period in which any restricted shares of Common Stock are subject to forfeiture restrictions imposed under the preceding paragraph, the Committee may, in its discretion, grant to the Participant to whom such restricted shares have been awarded, all or any of the rights of a stockholder with respect to such shares, including, but not limited to, the right to vote such shares and to receive dividends.

9.4  Evidence of Award. Any Restricted Stock Award granted under the Plan may be evidenced in such manner as the Committee deems appropriate, including, without limitation, book entry registration or issuance of a stock certificate or certificates.

10.	Performance Shares

10.1  Grants. Awards may be granted in the form of shares of Common Stock that are earned only after the attainment of predetermined performance targets during a performance period as established by the Committee (“Performance Shares”).

10.2  Performance Criteria. The Committee may grant an Award of Performance Shares to Participants as of the first day of each Performance Period established for Performance Shares. Performance Targets will be established at the beginning of each Performance Period. The Committee shall be permitted to make adjustments when determining the attainment of the applicable Performance Targets to reflect extraordinary or nonrecurring items or events, or unusual nonrecurring gains or losses identified in the Company’s financial statements, as long as any such adjustments are made in a manner consistent with Section 162(m) to the extent applicable. Awards of Performance Shares made to Participants subject to Section 162(m) of the Code are intended to qualify under Section 162(m) and provisions of such Awards shall be interpreted in a manner consistent with that intent, to the extent appropriate. At the end of the Performance Period, Performance Shares shall be converted into Common Stock (or cash or a combination of Common Stock and cash, as determined by the Award Agreement) and distributed to Participants based upon such entitlement. Award payments made in cash rather than the issuance of Common Stock shall not, by reason of such payment in cash, result in additional shares being available for reissuance pursuant to Section 5 hereof.

10.3  Additional Terms and Conditions. The Committee may, by way of the Award Agreement or Administrative Policies, determine the manner of payment of Awards of Performance Shares and other terms, conditions or restrictions, if any, on any Award of Performance Shares, provided they are consistent with the Plan and to the extent applicable, Section 162(m) of the Code.

11.	Directors’ ~~Stock Options~~ Awards

11.1  Grants. Awards may be granted to nonemployee directors ~~only~~ in the form of stock options~~satisfying the requirements of this Section 11~~ (“Director Stock Options”), stock appreciation rights (“Director SARs”), restricted stock (“Director Restricted Stock”) or a combination thereof provided the Awards satisfying the requirements of this Section 11. Subject to Section 16 hereof, on the date following the commencement of the Company’s annual meeting of stockholders each year, the Committee, in its sole discretion, shall determine the Award amount ~~there shall be~~ granted to each nonemployee director. ~~an option to purchase up to a maximum of 9,000 shares of Common Stock. The amount of shares subject to the option shall be determined in the Committee’s discretion.~~ All such options shall be nonstatutory stock options. The terms, conditions and restrictions of each Award shall be set forth in an Award Agreement.

11.2  Award Agreement. Director Stock Options, Director SARs and Director Restricted Stock granted to nonemployee directors shall be evidenced by an Award Agreement in the form of a stock option agreement, stock appreciation agreement or restricted stock agreement, as applicable, dated as of the date of the grant, which agreement shall be in such form, consistent with the terms and requirements of this Section 11, as shall be approved by the Committee from time to time and executed on behalf of the Company by its Chief Executive Officer.

11.~~2~~3  Option Exercise Price. The option exercise price of Director Stock Options shall be 100 percent of the Fair Market Value on the date such options are granted. The Committee shall be authorized to compute the price per share on the date of grant. Payment of the option exercise price may be made in cash or in shares of Common Stock or a combination of cash and Common Stock.

~~11.3  Award Agreement. Director Stock Options shall be evidenced by an Award Agreement in the form of a stock option agreement, dated as of the date of the grant, which agreement shall be in such form, consistent with the terms and requirements of this Section 11, as shall be approved by the Committee from time to time and executed on behalf of the Company by its Chief Executive Officer.~~

11.4  Terms and Conditions of Director Stock Options. Director Stock Options shall become fully exercisable on the first anniversary of the date of grant and shall terminate upon the expiration of five years from the date of grant. To the extent an option is not otherwise exercisable at the date of the nonemployee director’s retirement under a retirement plan or policy of the Company or at the time a nonemployee director ceases to be a director on account of disability, it shall become fully exercisable upon such retirement or cessation of service as a director due to disability. Upon such retirement or cessation of service due to disability, such options shall be exercisable for a period of five years, subject to the original term thereof. Options not otherwise exercisable at the time of the death of a nonemployee director during service with the Company shall become fully exercisable upon his death. Upon the death of a nonemployee director while in service as a director or within the five-year period during which the options are exercisable following the retirement or disability of a nonemployee director, such options shall remain exercisable (subject to the original term of the option) for a period of one year after the date of death. To the extent an option is exercisable on the date a director ceases to be a director (other than by reason of disability, death or retirement), the option shall continue to be exercisable (subject to the original term of the option) for a period of 90 days thereafter.

11.5  Director SAR Grants. Director SARs shall entitle the recipient to receive a payment equal to the appreciation in market value of a stated number of shares of Common Stock from the price stated in the Award Agreement to the Fair Market Value on the date of exercise or surrender. A Director SAR may be granted in tandem with all or a portion of a related stock option under the Plan (“Director Tandem SARs”) and may be granted either at the time of the grant of the related stock option or at any time thereafter during the term of the stock option. In the case of Director SARs granted in tandem with stock options granted prior to the grant of such Director SARs, the appreciation in value shall be appreciation from the option exercise price of such related stock option to the Fair Market Value on the date of exercise.

11.6  Terms and Conditions of Director Tandem SARs. A Director Tandem SAR shall be exercisable to the extent, and only to the extent, that the related stock option is exercisable. Upon exercise of a Director Tandem SAR as to some or all of the shares covered in an Award, the related stock option shall be canceled automatically to the extent of the number of Director SARs exercised, and such shares shall not thereafter be eligible for grant under Section 5 hereof.

11.7  Deemed Exercise. The Committee may provide that a Director SAR shall be deemed to be exercised at the close of business on the scheduled expiration date of such Director SAR, if at such time the Director SAR by its terms is otherwise exercisable and, if so exercised, would result in a payment to the director.

11.8  Additional Terms and Conditions. The Committee may, by way of the Award Agreement or Administrative Policies, determine such other terms, conditions and restrictions, if any, on any Director SAR Award, provided they are consistent with the Plan.

11.9  Award Restrictions. Director Restricted Stock awards shall be subject to such terms, conditions or restrictions as the Committee deems appropriate including, but not limited to, restrictions on transferability or requirements of continued service as a nonemployee director. The period of vesting and the forfeiture restrictions shall be established by the Committee at the time of grant, except that each restriction period shall not be less than 12 months.

11.10  Rights as Stockholders. During the period in which any restricted shares of Common Stock are subject to forfeiture restrictions imposed under the preceding paragraph, the Committee may, in its discretion, grant to the Participant to whom such restricted shares have been awarded, all or any of the rights of a stockholder with respect to such shares, including, but not limited to, the right to vote such shares and to receive dividends.

11.11  Evidence of Award. Any Restricted Stock Award granted under the Plan may be evidenced in such manner as the Committee deems appropriate, including, without limitation, book entry registration or issuance of a stock certificate or certificates.

11.~~5~~12  Transferability. Except as provided in Section 15 hereof, no option, stock appreciation right or restricted stock shall be transferable by a nonemployee director except by will or the laws of descent and distribution, and during the director’s lifetime options may be exercised only by him or his legal representative.

11.~~6~~13  Change of Control. In the event of a Change of Control, the provisions provided in Section 20 will apply to all Awards granted to nonemployee directors. ~~Director Stock Options not otherwise exercisable at the time~~

~~of a Change of Control shall become fully exercisable upon such Change of Control. In the case of a Change of Control:~~

~~(i) The Company shall make payment to directors with respect to Director Stock Options in cash in an amount equal to the appreciation in the value of the Director Stock Option from the option exercise price specified in the Award Agreement to the Change of Control Price;~~

~~(ii) The cash payments to directors shall be due and payable, and shall be paid by the Company, immediately upon the occurrence of such Change of Control; and~~

~~(iii) After the payment provided for in (i) above, nonemployee directors shall have no further rights under Director Stock Options outstanding at the time of such Change in Control.~~

12.	Long-Term Cash Bonus

12.1  Eligibility.  Only Executive Officers shall be eligible to receive a Long-Term Cash Bonus. Not later than ninety (90) days after the commencement of a Performance Period, the Committee shall select the Executive Officers eligible to receive a Long-Term Cash Bonus for the Performance Period. Each Executive Officer participating in a Performance Period shall be eligible to receive a Long-Term Cash Bonus upon completion of a Performance Period only if Executive Officer is still employed by the Company upon the last day of such Performance Period, provided, however, that the Committee shall have the discretion to grant eligibility to the Executive Officer in its discretion, notwithstanding the fact that the Executive Officer is not still employed by the Company at such point.

12.2  Performance Target(s); Business Criteria; Base Salary Factors. The applicable Business Criteria and Performance Targets for a given Performance Period shall be established by the Committee in advance of the deadlines set forth in the regulations under Section 162(m) of the Code and while the performance relating to the Performance Targets remains substantially uncertain within the meaning of Section 162(m) of the Code. The Committee shall be permitted to make adjustments when determining the attainment of Performance Targets to reflect extraordinary or nonrecurring items or events, or unusual nonrecurring gains or losses identified in the Company’s financial statements, as long as any such adjustments are made in a manner consistent with Section 162(m) of the Code, to the extent applicable.

12.3  Calculation of Long-Term Cash Bonus. At the beginning of each Performance Period, the Committee shall provide in terms of an objective formula or standard for each Executive Officer: (a) the method of computing the specific amount that will represent the Executive Officer’s Long-Term Cash Bonus; and (b) the Base Salary Factor to be used in calculating any Executive Officer’s Long-Term Cash Bonus. Subject to Section 12.4, at the first meeting of the Committee after the expiration of the Performance Period, the Committee shall determine the extent to which the Performance Targets have been achieved, and shall determine each Executive Officer’s Payment Opportunity based on his or her Base Salary Factor. Notwithstanding the attainment of the Performance Targets, Long-Term Cash Bonuses for individual Executive Officers may be denied or adjusted by the Committee, in its sole judgment, based on its assessment of the Executive Officer’s performance. However, no upward adjustment may be made to a Long-Term Cash Bonus for an Executive Officer if Section 162(m) of the Code would limit the deduction the Company may claim for that Executive Officer’s compensation.

12.4  Maximum Long-Term Cash Bonus. Notwithstanding any other provision in the Plan, no Executive Officer shall receive for any Performance Period any Long-Term Cash Bonus under the Plan in excess of $3,000,000 or, if less, three times his or her Base Salary as of the last day of the applicable Performance Cycle. Any Payment Opportunity in excess of the foregoing limits shall be reduced automatically to the extent of the excess.

12.5  Payment. Long-Term Cash Bonuses shall be paid in cash or Restricted Stock Awards, as determined by the Committee and subject to the remaining terms of this Plan. Payment of Long-Term Cash Bonuses shall occur within a reasonable time after the Committee has certified in writing the extent to which the Performance Targets have been achieved and determined the amount of each Executive Officer’s Long-Term Cash Bonus for the given Performance Period pursuant to Sections 12.3 and 12.4 hereof.

13.	Dividends and Dividend Equivalents; Deferrals

13.1  If an Award is granted in the form of a Restricted Stock Award or Performance Shares, the Committee may choose, at the time of the grant of the Award, to include as part of such Award an entitlement to receive dividends or dividend equivalents, subject to such terms, conditions, restrictions or limitations, if any, as the Committee may establish. Dividends and dividend equivalents shall be paid in such form and manner and at such time as the Committee shall determine.

13.2  The Committee may permit Participants to elect to defer the issuance of shares or the settlement of Awards in cash under Administrative Policies established by the Committee. It may also provide that deferred settlements include the payment or crediting of interest on the deferral amounts or the payment or crediting of dividend equivalents on deferred settlements denominated in shares. Notwithstanding the foregoing, to the extent the Award being deferred is that of a Participant subject to Section 162(m) of the Code, the Committee will ensure that any increase in the Award will be based upon a reasonable rate of interest or on one or more predetermined actual investments such that the amount payable at the later date will be based upon actual returns, including any decrease or increase in the value of the investment(s).

14.	Termination of Employment

Consistent with the requirements of Section 162(m) regarding “qualified performance-based compensation,” the Committee shall adopt Administrative Policies determining the entitlement of Participants who cease to be employed by either the Company or its subsidiaries due to death, disability, resignation, termination or retirement pursuant to an established retirement plan or policy of the Company or its subsidiaries.

15.	Assignment and Transfer

The rights and interests of a Participant under the Plan may not be assigned, encumbered or transferred except, in the event of the death of a Participant, by will or the laws of descent and distribution. Notwithstanding the foregoing, the Committee may, in its discretion, grant stock options to one or more executive officers or nonemployee directors of the Company (or amend existing stock options) on terms that permit the stock options to be transferred by any such executive officer or nonemployee director, for estate planning purposes, to (a) the executive officer’s or nonemployee director’s spouse, children, grandchildren, parents, siblings, stepchildren, stepgrandchildren or in-laws (“Family Members”), (b) entities that are exclusively family-related, including trusts for the exclusive benefit of Family Members and limited partnerships or limited liability companies in which Family Members are the only partners or members, or (c) such other persons or entities specifically approved by the Committee. The terms and conditions applicable to the transfer of any such stock options shall be established by the Committee, in its discretion but consistent with this Section 15, and shall be contained in the applicable stock option agreement (or an amendment thereto) between the Company and the executive officer.

16.	Adjustments Upon Changes in Capitalization

In the event of any change in the outstanding shares of Common Stock by reason of a reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation or any change in the corporate structure or shares of the Company, the maximum aggregate number and class of shares as to which Awards may be granted under the Plan, including any limitations upon individual Participants or regarding Director Stock Options, as well as the number and class of shares issuable, and the related option exercise price, pursuant to then outstanding Awards, shall be appropriately adjusted by the Committee, whose determination shall be final.

17.	Withholding Taxes

The Company shall have the right to deduct from any payment to be made pursuant to the Plan the amount of any taxes required by law to be withheld therefrom, or to require a Participant to pay to the Company such amount required to be withheld prior to the issuance or delivery of any shares of Stock or the payment of cash under the Plan. The Committee may, in its discretion, permit a Participant to elect to satisfy such withholding obligation by having the Company retain the number of shares of Common Stock whose Fair Market Value equals the amount required to be withheld. Any fraction of a share of Common Stock required to satisfy such obligation shall be disregarded and the amount due shall instead be paid in cash to the Participant.

18.	Regulatory Approvals and Listings

Notwithstanding anything contained in this Plan to the contrary, the Company shall have no obligation to issue or deliver certificates of Common Stock evidencing Restricted Stock Awards or any other Award payable in Common Stock prior to (i) the obtaining of any approval from any governmental agency which the Company shall, in its sole discretion, determine to be necessary or advisable, (ii) the admission of such shares to listing on the Stock Exchange and (iii) the completion of any registration or other qualification of said shares under any state or federal law or ruling of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable.

19.	No Right to Continued Employment or Grants

No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or its subsidiaries. Further, the Company and its subsidiaries expressly reserve the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein or in any Award Agreement entered into hereunder.

20.	Change of Control

In the event of a Change of Control, (i) all SARs which have not been granted in tandem with stock options shall become exercisable in full, (ii) the restrictions applicable to all shares of restricted stock shall lapse and such shares shall be deemed fully vested and all restricted stock granted in the form of share units shall be paid in cash, (iii) all Performance Shares and Long-Term Cash Bonuses shall be deemed to be earned in full at the Payment Opportunity associated with the achievement of 100% of the Performance Targets assigned to such Awards, and all Performance Shares granted in the form of share units shall be paid in cash, and (iv) any Participant who has been granted a stock option which is not exercisable in full shall be entitled, in lieu of the exercise of the portion of the stock option which is not exercisable, to obtain a cash payment in an amount equal to the difference between the option price of such stock option and (A) in the event the Change of Control is the result of a tender offer or exchange offer for the Common Stock, the final offer price per share paid for the Common Stock, or such lower price as the Committee may determine with respect to any incentive stock option to preserve its incentive stock option status, multiplied by the number of shares of Common Stock covered by such portion of the stock option, or (B) in the event the Change of Control is the result of any other occurrence, the aggregate value of the Common Stock covered by such portion of the stock option, as determined by the Committee at such time. The Committee may, in its discretion, include such further provisions and limitations in, any agreement documenting such Awards as it may deem equitable and in the best interests of the Company.

21.	Amendment

The Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that no amendment shall be made that would impair the rights of a Participant under an outstanding Award without the Participant’s consent, and no amendment shall be made without stockholder approval if such approval is necessary in order to preserve the applicability of any exemption under Rule 16b-3 under the Exchange Act or qualification of any Award under Section 162(m), or is otherwise required as a matter of law. Further, no amendment to the Plan shall be effective that would: (a) increase the maximum amount that can be paid to a Participant under the Plan; (b) change the Business Criteria for payment of performance-based Awards; or (c) modify the eligibility requirements for Participants in the Plan, unless first approved by the Company’s stockholders. An Award Agreement may be amended by action of the Board or the Committee, provided that no such amendment shall be made that would impair the rights of a Participant under such Award Agreement without the Participant’s consent.

22.	Governing Law

The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable Federal law.

23.	Rights as Stockholder

Except as otherwise provided in the Award Agreement, a Participant shall have no rights as a stockholder until he or she becomes the holder of record. To the extent any person acquires a right to receive payments from the Company under this Plan, such rights shall be no greater than the rights of an unsecured creditor of the Company.

24.	Effective Date

The Plan became effective on December 23, 1993. Subject to earlier termination pursuant to Section 20, the Plan shall terminate effective December 31, 20~~08~~12. After termination of the Plan, no future Awards may be granted but previously made Awards shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of the Plan.

Appendix D

AUDIT AND FINANCE COMMITTEE
SERVICES APPROVAL POLICY

Statement of Principles

The Audit and Finance Committee (the “Audit Committee”) of the Board of Directors of Gardner Denver, Inc. (the “Company”) is required to approve the audit and non-audit services performed by the Company’s independent auditor in order to assure that the provision of such services do not impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received pre-approval, it will require specific approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will require specific approval by the Audit Committee.

The appendices to this Policy describe the Audit, Audit-related, Tax and All Other services that have the pre-approval of the Audit Committee. The term of any pre-approval is twelve (12) months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically revise the list of pre-approved services, based on subsequent determinations. Pre-approval fee levels for all services to be performed by the Company’s independent auditor will be established periodically by the Audit Committee.

The Company’s independent auditor has reviewed this Policy and believes that implementation of the Policy will not adversely affect the auditor’s independence.

Delegation

The Audit Committee does not delegate its responsibilities to approve services performed by the independent auditor to management. However, it may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

The Audit Committee does not need to pre-approve non-audit services under the following conditions: (i) the aggregate amount of all such non-audit services provided to the Company constitutes not more than five percent (5%) of the total amount of revenues paid by the Company to the accounting firm during the fiscal year in which the non-audit services are provided, (ii) such services were not recognized by the Company at the time of the engagement to be non-audit services, and (iii) such services are promptly brought to the Committee’s attention and approved prior to the completion of the audit by the Audit Committee or by one or more members of the Committee who are members of the Board to whom authority to grant such approvals has been delegated by the Committee.

Audit Services

The annual Audit services engagement terms and fees will be subject to the specific approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters.

In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant pre-approval for other Audit services, which are those services that only the independent auditor reasonably can provide. The Audit Committee may pre-approve the Audit services listed in Appendix D-A periodically. All Audit services not listed in Appendix D-A must be separately approved by the Audit Committee.

Audit-Related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor, and may pre-approve the Audit-related services listed in Appendix D-B periodically. All Audit-related services not listed in Appendix D-B must be separately approved by the Audit Committee.

Tax Services

The Audit Committee believes that the independent auditor can provide Tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence. However, the Audit

Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee may pre-approve the Tax services listed in Appendix D-C periodically. All Tax services not listed in Appendix D-C must be separately approved by the Audit Committee.

All Other Services

The Audit Committee may grant pre-approval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, and would not impair the independence of the auditor. The Audit Committee may pre-approve the All Other services listed in Appendix D-D periodically. Permissible All Other services not listed in Appendix D-D must be separately approved by the Audit Committee.

A list of the SEC’s prohibited non-audit services is attached to this policy as Exhibit D-1. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

Pre-Approval Fee Levels

Pre-approval fee levels for all services to be provided by the independent auditor will be established periodically by the Audit Committee. Any proposed services exceeding these levels will require separate approval by the Audit Committee.

Approval Procedures

All requests or applications to provide services that do not require separate pre-approval by the Audit Committee will be submitted to the Chief Financial Officer and must include a detailed description of the services to be rendered. The Chief Financial Officer will determine whether such services are included within the list of services that have received the prior pre-approval of the Audit Committee and whether the fees for such services fall within the range of fees approved by the Audit Committee for such services. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor.

If, subsequent to the pre-approval of scheduled services by the Audit Committee, the Company would like to engage the independent auditor to perform a service not included on the existing pre-approval schedule, a request should be submitted to the General Counsel and Chief Financial Officer. If they determine that the service can be performed without impairing the independence of the auditor, then a discussion and approval of the service will be included on the agenda for the next regularly scheduled Audit Committee meeting. If the timing for the service needs to commence before the next Audit Committee meeting, the Audit Committee Chair, or any other member of the Audit Committee designated by the Audit Committee, can provide separate pre-approval.

Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee, or the designated member(s), by both the independent auditor and the Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. With respect to each such request or application, the independent auditor will also provide back-up documentation, which will be provided to the Audit Committee, or the designated member(s), regarding the specific services to be performed.

Monitoring Responsibility

The Committee hereby designates the head of the Company’s internal audit function to monitor the performance of all services provided by the independent auditor and to determine whether such services are in compliance with this policy. The head of the Company’s internal audit function will report to the Committee on a periodic basis, but not less frequently than quarterly, on the results of its monitoring. Both the head of the Company’s internal audit function and the Company’s Chief Financial Officer will immediately report to the Chairman of the Committee any breach of this policy that comes to their attention or the attention of any member of the Company’s management.

Appendix D-A
Pre-Approved Audit Services

Dated:

Range of
Audit Services	Fees

Statutory audits or financial audits for subsidiaries or affiliates of the Company
Services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents), and assistance in responding to SEC comment letters

Attestation of management reports on internal control over financial reporting
Consultations by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard setting bodies (Note: Under SEC rules, some consultations may be “audit-related” services rather than “audit” services)

Appendix D-B
Pre-Approved Audit-Related Services

Dated:

Range of
Audit-Related Services	Fees

Due diligence services pertaining to potential business acquisitions/dispositions

Financial statement audits of employee benefit plans
Agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters
Internal control reviews and assistance with internal control reporting requirements
Consultations by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard-setting bodies (Note: Under SEC rules, some consultations may be “audit‘ services rather than “audit-related” services)

Attest services not required by statute or regulation
General assistance with implementation of the requirements of SEC rules or listing standards promulgated pursuant to the Sarbanes-Oxley Act of 2002
Audits of opening balance sheets of acquired companies and accounting consultations as to the accounting or disclosure treatment of transactions and proposed transactions
Services related to procedures used to support the calculation of the gain or loss from dispositions and discontinued operations
Compliance letters, agreed upon procedures, reviews and similar reports related to audited financial statements and/or internal controls
Audits of financial statements and transactions included in consolidated financial statements that are used by lenders, filed with government and regulatory bodies and similar reports
Services that result from the role of independent auditor such as reviews of SEC filings, consents, letters to underwriters and other services related to financings that include audited financial statements

Assist the Company with the review of the design of its internal control over financial reporting in connection with the Company’s preparedness for Section 404 of Sarbanes-Oxley
Financial statement audits of employee benefit plans
Assist the Company with tax accounting related issues, including tax accounting for transactions and proposed transactions
Assist the Company with accounting issues and audits of carve-out financial statements
Assist the Company with responding to SEC comment letters or other inquiries by regulators related to financial accounting and disclosure matters
Preparation of accounting preferability letters for changes in accounting

Appendix D-C
Pre-Approved Tax Services

Dated:

Range of
Tax Services	Fees

Worldwide tax compliance
Worldwide tax planning and advice (includes worldwide acquisition related tax planning/ restructuring)
Worldwide tax related due diligence services pertaining to potential business acquisitions/ dispositions
Tax controversy services in connection with the examination of U.S. federal, state, local and non-U.S. tax returns through the administrative appellate level

The above tax services do not include tax services relating to transactions initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

Appendix D-D
Pre-Approved All Other Services

Dated:

Range of
Service	Fees

Exhibit D-1
Prohibited Non-Audit Services

1.	Bookkeeping or other services related to the accounting records or financial statements of the audit client*

2.	Financial information systems design and implementation*

3.	Appraisal or valuation services, fairness opinions or contribution-in-kind reports*

4.	Actuarial services*

5.	Internal audit outsourcing services*

6.	Management functions

7.	Human resources

8.	Broker-dealer, investment adviser or investment banking services

9.	Legal services

10. Expert services unrelated to the audit

In addition to the non-audit services specifically listed above, the SEC has articulated three general principles in connection with services provided by the independent auditor which, if violated, could impair the independence of the auditor. The independent auditor cannot: (1) function in the role of management; (2) audit its own work; or (3) serve in an advocacy role for the Company.

*	Provision of these non-audit services is permitted if it is reasonable to conclude that the results of these services will not be subject to audit procedures. Materiality is not an appropriate basis upon which to overcome the rebuttable presumption that prohibited services will be subject to audit procedures because determining materiality is itself a matter of audit judgment.

c/o National City Bank
Shareholder Services Operations
Locator 5352
P. O. Box 94509
Cleveland, OH 44101-4509

VOTE BY TELEPHONE

Have your proxy/voting instruction card available when you call the Toll-Free number 1-888-693-8683 using a touch-tone telephone and follow the simple instructions to record your vote.

VOTE BY INTERNET

Have your proxy/voting instruction card available when you access the website http://www.cesvote.com and follow the simple instructions to record your vote.

VOTE BY MAIL

Please mark, sign and date your proxy/voting instruction card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535600, Pittsburgh, PA 15230

Vote By Telephone	Vote By Internet	Vote By Mail
Call Toll-Free using a	Access the Website and	Return your proxy/instruction
touch-tone telephone:	cast your vote:	card in the postage-paid
1-888-693-8683	http://www.cesvote.com	envelope provided.

Vote 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 11:59 p.m. Eastern Time on
Monday, April 30, 2007 to be counted in the final tabulation.
If you hold shares in the Savings Plans, your telephone or Internet vote must be received by 11:59 a.m. Eastern Time on April 26, 2007.

è

ê Please fold and detach card at perforation before mailing. ê

PROXY/VOTING INSTRUCTIONS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 1, 2007.
This proxy is solicited by the Board of Directors of Gardner Denver, Inc. and will be voted as directed, or, if no direction is indicated, will be voted “FOR” all nominees in Proposal 1 and “FOR” Proposal 2.

Proposal 1.
Election of Directors
Nominees:
(01)	Frank J. Hansen	☐	FOR ALL
(02) (03)	Thomas M. McKenna Diane K. Schumacher	☐	WITHHOLD ALL
(04)	Charles L. Szews	☐	FOR All Except
To withhold an individual nominee, mark “FOR All Except” and write the nominee’s name on the line below.

Proposal 2. To amend and restate the Long-Term Incentive Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

☐	By checking the box to the left, I consent to future access to stockholder communications (e.g., annual reports, proxy statements, related proxy materials) electronically via the Internet, as described in the accompanying notice. I understand the Company may no longer distribute printed materials to me for any future stockholders meeting until such consent is revoked. I understand I may revoke my consent at any time by writing the Company’s transfer agent, National City Bank, or the Company and that costs normally associated with electronic access, such as usage and telephone charges, will be my responsibility.

☐	I plan to attend the Annual Meeting.

Signature(s)	Date
Please sign exactly as name(s) appear hereon. When shares are held by joint tenants, both should sign. When signing as attorney-in-fact, executor, administrator, personal representative, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

GARDNER DENVER, INC.
Annual Meeting of Stockholders
May 1, 2007, 1:30 p.m.
The Quincy Country Club
2410 State Street
Quincy, Illinois
This is your proxy. Your vote is important. It is important that your shares are represented at this meeting, whether or not you attend the meeting in person. To make sure your shares are represented, we urge you to complete and mail your proxy card or vote by telephone or via the Internet.
ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE
If you are a registered holder of shares, you have the option to access future stockholder communications (e.g., annual reports, proxy statements and related proxy materials) over the Internet instead of receiving those documents in print. Participation is completely voluntary. If you give your consent, in the future, when our stockholder communication is available over the Internet, the package you receive by mail containing your proxy voting card will contain the Internet location where such material is available (http://www.gardnerdenver.com). Our material will be presented in PDF format. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise. You may revoke your consent at any time and/or request paper copies of any stockholder communications by notifying the Company’s transfer agent, National City Bank, or the Company in writing at the addresses below.
To give your consent to receive such materials electronically, follow the prompts when you vote by telephone or over the Internet, or check the appropriate box located on the reverse side of the attached proxy/voting instruction card when you vote by mail.
STOCKHOLDER INFORMATION

Corporate Offices	Transfer Agent and Registrar

Gardner Denver, Inc.	National City Bank, Dept. 5352
1800 Gardner Expressway	Corporate Trust Operations
Quincy, IL 62305-9364	P.O. Box 92301
Telephone: (217) 222-5400	Cleveland, OH 44193-0900
E-mail address:	Toll-free Telephone: (800) 622-6757
CorporateSecretary@gardnerdenver.com	E-mail address:
shareholder.inquiries@nationalcity.com
News Releases
News releases, including quarterly earnings releases, are available by visiting our website http://www.gardnerdenver.com.
ê Please fold and detach card at perforation before mailing. ê

The undersigned, having received the Notice and Proxy Statement for the Annual Meeting of Stockholders, hereby appoints each of Helen W. Cornell and Tracy D. Pagliara as the true and lawful attorneys-in-fact, agents and proxies (with full power of substitution) to represent the undersigned and to vote at the Annual Meeting of Stockholders of the Company, to be held at The Quincy Country Club, 2410 State Street, Quincy, Illinois on Tuesday, May 1, 2007 at 1:30 p.m., local time, and any and all adjournments of the Meeting, in the manner specified, with respect to all shares of Common Stock of Gardner Denver, Inc. which the undersigned is entitled to vote. The undersigned also hereby directs JPMorgan Chase Bank, N.A. (“JPMorgan”), as trustee, to represent the undersigned and to vote at such Meeting, and any and all adjournments of the Meeting, in the manner specified, with respect to all shares of Common Stock to which the undersigned, as a participant in the Gardner Denver, Inc. Retirement Savings Plan (and the Gardner Denver Supplemental Excess Defined Contribution Plan) (the “Savings Plans”), is entitled to direct the voting. Such representation and voting shall be according to the number of votes which the undersigned would possess if personally present, for the purposes of considering and taking action upon the matters set forth on the front page of this proxy/voting instruction card, as more fully described in the Notice and Proxy Statement.
Should any other matter requiring a vote of the stockholders arise, the proxies named above are authorized to vote in accordance with their discretion. The Board of Directors is not aware of any matter which is to be presented for action at the meeting, other than as set forth on this card.
THIS PROXY/VOTING INSTRUCTION CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED AND DEEMED AN INSTRUCTION TO JPMORGAN TO VOTE IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO INSTRUCTION IS MADE, THIS PROXY/VOTING INSTRUCTION CARD WILL BE VOTED IN THE SAME PROPORTION (FOR OR AGAINST) AS THE SHARES HELD IN THE SAVINGS PLANS FOR WHICH INSTRUCTIONS ARE RECEIVED.
Shares of Common Stock held in the Savings Plans will be voted by JPMorgan as trustee of the Savings Plan. Voting instructions to JPMorgan regarding your Savings Plans shares must be received by 11:59 a.m. Eastern Time on April 26, 2007. Such voting instructions can be made in the same manner as other shares of Common Stock are voted by proxy (i.e., by returning the proxy card by mail or voting by telephone or via the Internet). After April 26, 2007, all Savings Plans shares for which voting instructions have not been received will be voted by JPMorgan in the same proportion (for or against) as the shares held in the Savings Plans for which instructions are received.